As filed with the Securities and Exchange Commission on February 14, 2006

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED
                                   --------
           Delaware                EarthShell Corporation       77-0322379
(State or Other Jurisdiction of   (Name of Registrant in     (I.R.S. Employer
         Incorporation                Our Charter)          Identification No.)
       or Organization)

                                                                             VINCENT J. TRUANT
  1301 YORK ROAD, SUITE 200                                             1301 YORK ROAD, SUITE 200
 LUTHERVILLE, MARYLAND 21093                                           LUTHERVILLE, MARYLAND 21093
    (410) 847-9420                                2650                         (410) 847-9420
(Address and telephone number          (Primary Standard Industrial    (Name, address and telephone
 of Principal Executive Offices        Classification Code Number)      number of agent for service)
 and Principal Place of Business)

                                               Copies to:
          Clayton E. Parker, Esq.                                          Matthew L. Ogurick, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP                    Kirkpatrick & Lockhart Nicholson Graham LLP
   201 S. Biscayne Boulevard, Suite 2000                         201 S. Biscayne Boulevard, Suite 2000
            Miami, Florida 33131                                           Miami, Florida 33131
          Telephone: (305)539-3300                                      Telephone:  (305)539-3300
         Telecopier: (305)358-7095                                     Telecopier:  (305)358-7095

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the 1933 Act, please check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the 1933 Act, check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                                                         Proposed
                                                                                         Maximum
                                                                   Proposed Maximum      Aggregate       Amount Of
            Title Of Each Class Of              Amount To Be        Offering Price       Offering      Registration
         Securities To Be Registered             Registered          Per Share (1)       Price (1)         Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share     10,327,844 shares (2)       $1.76          $18,177,005       $1,945
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
TOTAL                                       10,327,844 shares (2)       $1.76           18,177,005       $1,945
======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. For the purposes of this table, we have used a recent closing price at January 17, 2006.

(2) These shares consist of: (i) 6,700,000 shares which are being registered pursuant to the Purchase Agreement, dated December 30, 2005, with Cornell Capital Partners, (ii) 143,550 shares which have been issued to Cornell Capital Partners and 6,450 shares which have been issued to each of Sloan Securities Corporation and Crown Capital Investment, Inc. on or about March 23, 2005, in connection with a financing transaction, (iii) 1,295,000 shares underlying warrants, (iv) 1,909,727 shares being registered pursuant to various settlement arrangements, (v) 266,667 shares in connection with the EarthShell Asia Transaction..
                                   -----------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                   PROSPECTUS

                                  Subject to completion, dated February 14, 2006

                             EARTHSHELL CORPORATION
                        10,327,844 shares of Common Stock

     This prospectus (this "Prospectus") relates to the registration of 10,327,844 shares of common stock of EarthShell Corporation ("EarthShell" or the "Company") by certain persons who are stockholders of the Company. The selling shareholders may not choose to sell all of the shares covered by this registration statement, or, under certain market conditions, may not be entitled to convert and sell all of the shares covered by their respective registration or conversion agreements. Please refer to "Selling Stockholders" beginning on page 16. EarthShell is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by the Company.

     The shares of common stock associated with this offering are being offered for sale by certain persons who are selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On February 10, 2006, the last reported market sale price of our common stock was $1.76 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "ERTH.OB". The price of our common stock will fluctuate based on the demand for the shares of common stock.

     The selling stockholders consist of: (a) Cornell Capital Partners, who may sell up to 7,504,050 shares of common stock, consisting of: (i) 6,700,000 shares which may be issued from time to time upon the conversion of secured convertible debentures (the "December Debentures") acquired by Cornell Capital Partners pursuant to the Securities Purchase Agreement, dated December 30, 2005 (the "Purchase Agreement"), (ii) 143,550 shares which have been issued to Cornell Capital Partners on or about March 23, 2005, in connection with a financing transaction and (iii) 660,500 shares of common stock which may be issued upon the exercise of warrants issued on May 26, 2005, August 26, 2005 and December 30, 2005; (b) Sloan Securities Corporation, who may sell up to 6,450 shares of common stock which the Company issued on or about March 23, 2005, in connection with a financing transaction; (c) Highgate House Funds, Ltd., who may sell up to 364,500 shares of common stock which may be issued upon the exercise of a warrant issued on December 30, 2005; (d) SF Capital Partners Ltd., who may sell up to 1,000,000 shares of common stock upon the conversion of existing debt pursuant to a settlement arrangement; (e) 266,667 shares in connection with the EarthShell Asia Transaction, (f) other selling shareholders who may sell up to 916,177 shares of common stock previously issued by the Company and (g) additional selling stockholders, who may sell up to 270,000 shares of common stock upon the exercise of warrants previously issued by the Company.

      Pursuant to the Purchase Agreement, the Company issued to Cornell Capital Partners the December Debentures, which shall be convertible into shares of the Company's common stock as set forth herein. The Company received proceeds equal to $4,500,000 from the sale of the December Debentures on January 6, 2006. The December Debentures are secured by (i) a Pledge and Escrow Agreement, by and among the Company, Cornell Capital Partners, and David Gonzalez, Esq., (ii) an Insider Pledge Agreement and Escrow Agreement (the "IPEA"), by and among the Company, Cornell Capital Partners, David Gonzalez, Esq. and Mr. Benton Wilcoxon and (iii) an Amended and Restated Security Agreement, by and between the Company and Cornell Capital Partners. The December Debentures are secured by substantially all of the Company's assets, have a three (3) year term and accrue interest at twelve percent (12%) per annum. Beginning 60 days after the Securities and Exchange Commission ("SEC") declares the accompanying registration statement effective, Cornell Capital Partners is entitled, at its option, to convert and sell up to $250,000 of the principal amount of the December Debentures, plus accrued interest, into shares of the Company's common stock, within any 30 day period at the lesser of (i) a price equal to $3.00 or
(ii) eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices of the common stock during the ten (10) trading days immediately preceding the conversion date, as quoted by Bloomberg, LP. The conversion limitation of $250,000 per month does not apply if the market price is greater than $3.00 per share.


      The holder of the December Debentures may not convert the December Debentures or receive shares of the Company's common stock as payment of interest thereunder to the extent such conversion or receipt of such interest payment would result in the holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of common stock, including shares issuable upon conversion of, and payment of interest on, the December Debentures held by such holder after application of this 4.9% restriction. This 4.9% restriction may be waived by the holder (but only as to itself and not to any other holder) upon not less than sixty-five
(65) days prior notice to the Company.

     The Company may redeem, with three (3) business days advance written notice to Cornell Capital Partners, a portion or all amounts outstanding under the December Debentures prior to the maturity date provided that the closing bid price of the of the Company's common stock, as reported by Bloomberg, LP, is less than $3.00 at the time of the redemption notice. The Company shall pay an amount equal to the principal amount being redeemed plus a redemption premium equal to ten percent (10%) of the principal amount being redeemed, and accrued interest, to be delivered to the Cornell Capital Partners on the third (3rd) business day after the redemption notice, provided, however, this redemption premium does not apply until the outstanding principal balance of the December Debentures has been reduced by $2.5 million. The amount that Cornell may convert in any 30 day period will be reduced by the amount that the Company redeems.

     In connection with the Purchase Agreement, on December 30, 2005, the Company issued to Cornell Capital Partners the December Warrant to purchase up to 350,000 shares of common stock. This December Warrant has an exercise price of $4.00 per share, which may be adjusted under certain conditions to as low as $3 per share and expires two (2) years from the date it was issued. Furthermore, in connection with the Company's sale of December Debentures, the Company issued to Mr. Benton Wilcoxon, in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of the IPEA, a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three (3) years from the date it was issued.

     Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

     These securities are speculative and involve a high degree of risk.

     Please refer to "Risk Factors" beginning on page 8.

     No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four (24) months after the accompanying registration statement (the "Registration Statement") is declared effective by the "SEC". None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

     The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the SEC is effective. This Prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

     The SEC and state securities regulators have not approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY......................................................................................................1
THE OFFERING............................................................................................................4
SUMMARY FINANCIAL DATA..................................................................................................6
SUPPLEMENTARY FINANCIAL INFORMATION.....................................................................................7
RISK FACTORS............................................................................................................8
FORWARD-LOOKING STATEMENTS.............................................................................................15
SELLING STOCKHOLDERS...................................................................................................16
USE OF PROCEEDS........................................................................................................22
DILUTION...............................................................................................................23
PLAN OF DISTRIBUTION...................................................................................................24
MANAGEMENT'S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................................26
CHANGES IN AND DISAGREEMENTS  WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE..................................44
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.............................................................45
DESCRIPTION OF BUSINESS................................................................................................46
MANAGEMENT.............................................................................................................55
STOCK PERFORMANCE GRAPH................................................................................................69
PRINCIPAL STOCKHOLDERS.................................................................................................70
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS..........................72
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................................................................73
DESCRIPTION OF CAPITAL STOCK...........................................................................................75
EXPERTS................................................................................................................79
VALIDITY OF SECURITIES.................................................................................................79
INTERESTS OF NAMED EXPERT AND COUNSEL LEGAL MATTERS....................................................................79
HOW TO GET MORE INFORMATION............................................................................................79
INDEX TO FINANCIAL STATEMENTS AND SCHEDULES*..........................................................................F-i
PART II  ............................................................................................................II-1
SIGNATURES..........................................................................................................II-11
EXHIBIT 5.1.........................................................................................................5.1-1
EXHIBIT 23.2.......................................................................................................23.2-1

                               PROSPECTUS SUMMARY

     The following is only a summary of the information, financial statements and the notes included in this Prospectus. You should read the entire Prospectus carefully, including "Risk Factors" and our financial statements and the notes to the financial statements before making any investment decision.

Our Company

     EarthShell was organized in November 1992 to engage in the commercialization of proprietary composite material technology, designed with the environment in mind, for the manufacture of disposable packaging to be used in the foodservice industry. Current and future products include hinged-lid containers, plates, bowls, foodservice wraps, cups and cutlery (collectively, "EarthShell Packaging(R)"). EarthShell composite material is primarily made from abundantly available and low cost natural raw materials such as limestone and starch from annually renewable crops, such as corn and potatoes. The Company has determined that foodservice disposables made of this material should offer certain environmental benefits, will have performance characteristics, such as strength and rigidity, and it believes that it should be able to commercially produce and sell these products at prices that are competitive with comparable conventional paper and plastic foodservice disposables.

     The Company's objective is to establish EarthShell Packaging(R) as the preferred disposable packaging material for the foodservice industry throughout the world based on comparable performance, environmental superiority and competitive pricing. EarthShell's approach for achieving this objective has been to: (i) license the EarthShell technology to strategically selected manufacturing or operating partners to manufacture, market, distribute and sell EarthShell Packaging(R); (ii) demonstrate customer acceptance and demand for EarthShell Packaging(R) through key market leaders and environmental groups; and
(iii) demonstrate the manufacturability and improved economics with initial strategic partners.

     To date, the Company has licensed the technology to a number of carefully selected partners and has required certain minimum performance. The Company has terminated its license arrangements with certain of its licensed partners wherever the relationship was not progressing as planned. The Company currently has one (1) active licensee in the United States, one (1) in Mexico and one (1) in Asia. In cooperation with its licensing partners, more than 50,000,000 units of EarthShell Packaging(R), including plates, bowls and sandwich containers have been manufactured and sold to key customers within a variety of market segments in order to demonstrate commercial product quality, customer acceptance and demand. In support of its environmental claims, the Company has received endorsements from a number of governmental and non-environmental organizations. In addition, the Company has worked with a machinery manufacturer who has developed a turn-key manufacturing line for EarthShell plates and bowls. The Company's primary focus is now on supporting its licensee in the United States who has put in place a commercial production facility and is commencing manufacturing and distribution operations. In addition, the Company will be seeking to support its Mexican licensee in acquiring and putting into service manufacturing capacity to serve the Mexican market. Finally, the Company has entered into various license agreements with EarthShell Asia, an Asian licensee, to demonstrate and to exploit a new embodiment of the EarthShell technology.

Going Concern

     The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $11,576,360 at September 30, 2005. These factors, along with others, may indicate that the Company will be unable to continue as a going concern for a period of twelve (12) months or less. The Company will have to raise additional funds to meet its current obligations and to cover operating expenses through the year ending December 31, 2006. If the Company is not successful in raising additional capital, it may not be able to continue as a going concern for a reasonable period of time. Management plans to address this need by raising cash through either the issuance of debt or equity securities.

Recent Developments

      On August 22, 2005, the Company entered into a letter agreement with EA to grant sub-licenses to use EarthShell Technology for various applications in certain Asian territories (the "EA License"). Shortly after executing a letter agreement, both the Company and EA entered into negotiations to restructure the transaction and ultimately entered into an amended and restated letter agreement dated December 9, 2005. By its terms, the amended and restated letter agreement was not to become effective until all conditions to the transactions described therein were satisfied. Per the transaction as restructured in accordance with the amended and restated letter agreement, the Company may receive a total of up to $2.6 million from a combination of (i) prepaid technology fees (up to $1.7 million), (ii) the sale of up to 266,667 shares of its common stock and
(iii) the issuance of warrants to purchase one million thirty three thousand three hundred thirty three (1,033,333) shares of the Company's common stock at $3.90 per share (which, if the Company does not file with the Securities and Exchange Commission a registration statement for the resale of such shares by January 31, 2006, may be adjusted to an excercise price of not less than $3 per share). Subsequent to the execution of the amended and restated letter agreement, EA agreed to change the deadline for filing the resale registration statement to [February 15, 2006]. Realization of the full potential of the transaction is dependent on the Company successfully demonstrating the commercial viability of its technology in certain new applications

     The Company received $500,000 from EA in August 2005 as an initial partial payment and issued 166,667 shares of its common stock in connection with this payment. The Company received an additional $300,000 in December 2005 and the final payment, of approximately $61,000 on February 10, 2006. The remainder was retained by EA as compensation for various costs and fees. Upon receipt of the final payment, the Company issued a total of 266,667 shares and the warrants to purchase the 1,033,333 shares

     On October 11, 2005, the Company issued a promissory note (the "EKI Loan") to E. Khashoggi Industries, Inc., LLC ("EKI"), pursuant to which EKI advanced $1,000,000 to the Company. Also on October 11, 2005, the Company entered into a debt conversion and mutual release agreement (the "Debt Conversion Agreement") with EKI. Pursuant to the Debt Conversion Agreement, the Company and EKI agreed that a receivable in an amount equal to $837,145.69 (previously owed to bio-Tec Biologische Naturverpackunger GmbH & Co.KG, but which receivable was subsequently assigned to EKI) be converted into 279,048 shares of common stock of the Company. The conversion price equals $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the receivable.

     On December 30, 2005, the Company entered into a Purchase Agreement with Cornell Capital Partners, whereby the Company received gross proceeds equal to $4,500,000 on January 6, 2006 from the sale of the December Debentures. Approximately $2.6 million of these proceeds were used to restructure and retire the $2.5 million in notes payable to Cornell. In addition, the Company expects to receive additional technology fee payments in 2006 in connection with both existing and new sublicense agreements for its technology in various territories and fields of use. However, the Company cannot assure that additional financing will be available to it, or, if available, that the terms will be satisfactory or that it will receive any further technology fee payments in 2006 pursuant to its sublicense agreements. Management also plans to continue in its efforts to minimize expenses, but cannot assure that it will be able to reduce expenses below current levels. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

     In consultation with its independent auditors, as of September 30, 2005, the Company has begun taking the following remediation steps, among others, to enhance its internal control over financial reporting and reduce control deficiencies in general:

     o Management has interviewed multiple qualified candidates to perform the Controller responsibilities, and as of October 31, 2005 has hired a new controller.

     o Management has engaged an outside accounting firm to perform certain Internal Audit functions. This outside firm reports to the Audit Committee of the Board of Directors on a quarterly basis.

     o Management employs an outside firm, to monitor and maintain the Company's information systems. This group was been directed to develop and implement Company-wide information management control procedures in response to the control weaknesses noted by the Company's auditors and in consultation with the Company's internal auditors. In connection with the recent move of its corporate offices to Maryland, a new group was retained to perform a similar function. It is expected that a final information technology controls policy and procedures document will be finalized and implemented 2006.

     To date, the Company has expended approximately $60,000 towards remediation of these material weaknesses.

     Simon Hodson, chairman of the Board of Directors of the Company, resigned in January 2006, and Vincent J. Truant, Chief Executive Officer of the Company, was elected as chairman of the Board of Directors as of Feb 2, 2006.

About Us

     Our principal executive offices are located at 1301 York Road, Suite 200, Lutherville, Maryland 21093. Our telephone number is (410) 847-9420. The address of our website is www.earthshell.com. Information on our website is not part of this Prospectus.

                                  THE OFFERING

      (a) Cornell Capital Partners, who may sell up to 7,504,050 shares of common stock, consisting of: (i) 6,700,000 shares which may be issued from time to time upon the conversion of secured convertible debentures (the "December Debentures") acquired by Cornell Capital Partners pursuant to the Securities Purchase Agreement, dated December 30, 2005 (the "Purchase Agreement"), (ii) 143,550 shares which have been issued to Cornell Capital Partners on or about March 23, 2005, in connection with a financing transaction and (iii) 660,500 shares of common stock which may be issued upon the exercise of warrants issued on May 26, 2005, August 26, 2005 and December 30, 2005; (b) Sloan Securities Corporation, who may sell up to 6,450 shares of common stock which the Company issued on or about March 23, 2005, in connection with a financing transaction;
(c) Highgate House Funds, Ltd., who may sell up to 364,500 shares of common stock which may be issued upon the exercise of a warrant issued on December 30, 2005; (d) SF Capital Partners Ltd., who may sell up to 1,000,000 shares of common stock upon the conversion of existing debt pursuant to a settlement arrangement; (e) 266,667 shares in connection with the EarthShell Asia Transaction, (f) other selling shareholders who may sell up to 916,177 shares of common stock previously issued by the Company and (g) additional selling stockholders, who may sell up to 270,000 shares of common stock upon the exercise of warrants previously issued by the Company.

      Pursuant to the Purchase Agreement, the Company issued to Cornell Capital Partners the December Debentures, which shall be convertible into shares of the Company's common stock as set forth herein. The Company received proceeds equal to $4,500,000 from the sale of the December Debentures on January 6, 2006. The December Debentures are secured by (i) a Pledge and Escrow Agreement, by and among the Company, Cornell Capital Partners, and David Gonzalez, Esq., (ii) an Insider Pledge Agreement and Escrow Agreement (the "IPEA"), by and among the Company, Cornell Capital Partners, David Gonzalez, Esq. and Mr. Benton Wilcoxon and (iii) an Amended and Restated Security Agreement, by and between the Company and Cornell Capital Partners. The December Debentures are secured by substantially all of the Company's assets, have a three (3) year term and accrue interest at twelve percent (12%) per annum. Beginning 60 days after the Securities and Exchange Commission ("SEC") declares the accompanying registration statement effective, Cornell Capital Partners is entitled, at its option, to convert and sell up to $250,000 of the principal amount of the December Debentures, plus accrued interest, into shares of the Company's common stock, within any 30 day period at the lesser of (i) a price equal to $3.00 or
(ii) eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices of the common stock during the ten (10) trading days immediately preceding the conversion date, as quoted by Bloomberg, LP. The conversion limitation of $250,000 per month does not apply if the market price is greater than $3.00 per share.


     The holder of the December Debentures may not convert the December Debentures or receive shares of the Company's common stock as payment of interest thereunder to the extent such conversion or receipt of such interest payment would result in the holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of common stock, including shares issuable upon conversion of, and payment of interest on, the December Debentures held by such holder after application of this 4.9% restriction. This 4.9% restriction may be waived by the holder (but only as to itself and not to any other holder) upon not less than sixty-five
(65) days prior notice to the Company.

     The Company may redeem, with three (3) business days advance written notice to Cornell Capital Partners, a portion or all amounts outstanding under the December Debentures prior to the maturity date provided that the closing bid price of the of the Company's common stock, as reported by Bloomberg, LP, is less than $3.00 at the time of the redemption notice. The Company shall pay an amount equal to the principal amount being redeemed plus a redemption premium equal to ten percent (10%) of the principal amount being redeemed, and accrued interest, to be delivered to the Cornell Capital Partners on the third (3rd) business day after the redemption notice, provided, however, this redemption premium does not apply until the outstanding principal balance of the December Debentures has been reduced by $2.5 million. The amount that Cornell may convert in any 30 day period will be reduced by the amount that the Company redeems.

     In connection with the Purchase Agreement, on December 30, 2005, the Company issued to Cornell Capital Partners the December Warrant to purchase up to 350,000 shares of common stock. This December Warrant has an exercise price of $4.00 per share, which may be adjusted under certain conditions to as low as $3 per share and expires two (2) years from the date it was issued. Furthermore, in connection with the Company's sale of December Debentures, the Company issued to Mr. Benton Wilcoxon, in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of the IPEA, a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three (3) years from the date it was issued.

Common Stock Offered            10,119,511 shares by the selling stockholders

Offering Price                  Market price

Common Stock Outstanding
Before the Offering(1)          19,315,188 shares as of February 14, 2006

Use of Proceeds                 We will not receive  any  proceeds of the shares
                                offered  by the  selling  stockholders.  We did,
                                however,  receive  proceeds  on  January 6, 2006
                                equal  to  $4,500,000   from  the  sale  of  the
                                December  Debentures  pursuant  to the  Purchase
                                Agreement with Cornell Capital Partners. Any proceeds we receive from the sale of common stock under the warrants will be used for general working capital purposes. See "Use of Proceeds".

Risk Factors                    The  securities  offered  hereby  involve a high
                                degree   of  risk  and   immediate   substantial
                                dilution. See "Risk Factors" and "Dilution".

Over-the-Counter Bulletin
Board Symbol                    ERTH.OB

---------------

(1) Excludes up to 6,700,000 which may be issued to Cornell Capital Partners upon the conversion of the December Debentures pursuant to the Purchase Agreement, 143,550 shares which have been issued to Cornell Capital Partners and 6,450 shares which have been issued to each of Sloan Securities Corporation and Crown Capital Investment, Inc. on or about March 23, 2005, pursuant to a financing transaction, up to 1,295,000 shares issuable upon the exercise of warrants, and 1,000,000 shares being registered pursuant to a settlement arrangement.

                             SUMMARY FINANCIAL DATA

     The following selected financial data have been derived from the Company's and its predecessor's consolidated financial statements which have been audited by Farber & Hass LLP as of and for the years ended December 31, 2004, 2003 and 2002 and by Deloitte & Touche LLP for the year ended December 31, 2001. The financial data as of and for the nine (9) months ended September 30, 2005 is derived from our unaudited consolidated financials included elsewhere in this Prospectus. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Prospectus and in the Consolidated Financial Statements and Notes thereto included in this Prospectus.

                                                  (Dollars in thousands, except per share data)
                             --------------------------------------------------------------------------------
                                  For the
                                  Nine (9)     For the Years    For the Years   For the Years   For the Years
                                Months Ended       Ended       Ended December       Ended           Ended
                               September 30,    December 31,         31,         December 31,    December 31,
                             --------------- ---------------  ----------------  --------------  -------------
Statement of Operations
  Data                              2005            2004            2003             2002            2001
-------------------------    --------------- ---------------  ----------------  --------------  -------------
Revenues                           $      158        $    138        $      --       $      --       $      --
Research and development
  expenses                                333           1,170            9,547          26,890          47,148
General and
  administrative expenses               4,208           3,749            5,786           9,590           9,634
Depreciation and
  amortization                              2              42              380           3,099           5,874
Gain on sale of property
  and equipment                            23           (168)            (452)           (441)              --
Interest expenses
  (income), net                           470           1,068            1,791             132           (356)
Related party patent
  expenses                                 --              --               --              --              --
Debenture conversion cost                  --              --              166             321              --
Net loss                                4,833           7,257           18,517          39,591          62,302
Average shares
  outstanding                          18,385          15,047           13,267          11,277           9,353
Per Common Share
    Basic and diluted
  loss per share                  $      0.26       $    0.48        $    1.40       $    3.51       $    6.66

                                                    (Dollars in thousands, except per share data)
                             ---------------------------------------------------------------------------------
                              For the Nine (9)  For the Years    For the Years   For the Years  For the Years
                                 Months Ended       Ended            Ended           Ended          Ended
                                September 30,    December 31,     December 31,    December 31,   December 31,
                             -----------------  --------------  ---------------  -------------  --------------
Balance Sheet Data                   2005            2004            2003             2002            2001
-------------------------    --------------- ---------------  ----------------  --------------  -------------
Cash and cash equivalents            $      41       $     272       $    1,902       $     111       $     828
Working capital (deficit)             (11,576)         (7,289)          (9,761)         (8,315)         (6,941)
Total assets                               143             483            2,287          18,024          19,886
Total long-term
  obligations                              986           1,475            4,408              --              --
Deficit accumulated
  during development
  stage                              (326,441)       (321,607)        (314,351)       (295,834)       (256,243)
Stockholders' equity
  (deficit)                           (12,562)         (8,755)         (12,269)         (3,473)          11,536
Shares outstanding                      18,602          18,235           14,129          12,055           9,860

                       SUPPLEMENTARY FINANCIAL INFORMATION

     The following table presents EarthShell Corporation and Subsidiaries condensed operating results for each of the ten (10) fiscal quarters through the period ended September 30, 2005. The information for each of these quarters is unaudited. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with EarthShell Corporation and Subsidiaries consolidated financial statements and the notes thereto, and Management's Discussions and Analysis of Financial Condition and Results of Operations.

                                                      THREE (3) MONTHS ENDED (IN THOUSANDS)
                     ------------------------------------------------------------------------------------------------------
                      SEPT 30,   JUN 30,    MAR 31,   DEC 31,    SEP 30,   JUN 30,   MAR 31,    DEC 31,   SEP 30,   JUN 30,
                        2005      2005      2005       2004      2004       2004      2004      2003       2003      2003
                     ---------- --------- --------- --------- ----------- -------- --------- ---------- --------- ---------
Revenues             $     25     $  58      $  75     $  63      $  50     $  25    $   --     $   --    $   --    $   --
Net income (loss)      (1,894)   (1,861)    (1,078)   (1,280)    (1,646)   (2,264)   (2,067)    (5,217)   (2,921)   (3,608)
Net income (loss) per
  share:
  Basic                   0.10      0.10       0.06      0.07       0.12      0.16      0.15       0.37      0.21      0.28
  Diluted                 0.10      0.10       0.06      0.07       0.12      0.16      0.15       0.37      0.21      0.28
Shares used in
  computing per share
  amounts:
  Basic                 18,508    18,395     18,250    17,659     14,233    14,128    14,129     14,014    13,596    13,013
  Diluted               18,508    18,395     18,250    17,659     14,233    14,128    14,129     14,014    13,596    13,013

                                  RISK FACTORS

     We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

                          Risks Related To Our Business

OUR OBLIGATIONS UNDER THE DECEMBER DEBENTURES ARE SECURED BY SUBSTANTIALLY ALL OF OUR ASSETS WHICH COULD CAUSE OUR OPERATIONS TO CEASE IF WE DEFAULT

     Our obligations under the December Debentures, issued to Cornell Capital Partners on December 30, 2005 pursuant to the Purchase Agreement, are secured by substantially all of our assets. As a result, if we default under the terms of the December Debentures, Cornell Capital Partners could foreclose its security interest and liquidate substantially all of our assets. This would cause us to cease operations.


The Company Has Been The Subject Of A Going Concern Opinion From Its Independent Auditors

     The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $11,576,360 at September 30, 2005. These factors, along with others, may indicate that the Company will be unable to continue as a going concern for a period of twelve (12) months or less. The Company will have to raise additional funds to meet its current obligations and to cover operating expenses through the year ending December 31, 2006. If the Company is not successful in raising additional capital, it may not be able to continue as a going concern for a period of twelve (12) months or less.

     On August 22, 2005, the Company entered into a letter agreement with EA to grant sub-licenses to use EarthShell Technology for various applications in certain Asian territories (the "EA License"). Shortly after executing a letter agreement, both the Company and EA entered into negotiations to restructure the transaction and ultimately entered into an amended and restated letter agreement dated December 9, 2005. By its terms, the amended and restated letter agreement was not to become effective until all conditions to the transactions described therein were satisfied. Per the transaction as restructured in accordance with the amended and restated letter agreement, the Company may receive a total of up to $2.6 million from a combination of (i) prepaid technology fees (up to $1.7 million), (ii) the sale of up to 266,667 shares of its common stock and (iii) the issuance of warrants to purchase one million thirty three thousand three hundred thirty three (1,033,333) shares of the Company's common stock at $3.90 per share (which, if the Company does not file with the Securities and Exchange Commission a registration statement for the resale of such shares by January 31, 2006, may be adjusted to an excercise price of not less than $3 per share). Subsequent to the execution of the amended and restated letter agreement, EA agreed to change the deadline for filing the resale registration statement to February 15, 2006. Realization of the full potential of the transaction is dependent on the Company successfully demonstrating the commercial viability of its technology in certain new applications.

     The Company received $500,000 from EA in August 2005 as an initial partial payment and issued 166,667 shares of its common stock in connection with this payment. The Company received an additional $300,000 in December 2005 and the final payment, of approximately $61,000 on February 10, 2006. The remainder was retained by EA as compensation for various costs and fees. Upon receipt of the final payment, the Company issued a total of 266,667 shares and the warrants to purchase the 1,033,333 shares

     On October 11, 2005, the Company issued a promissory note (the "EKI Loan") to E. Khashoggi Industries, Inc., LLC ("EKI"), pursuant to which EKI advanced to the Company $1,000,000 under the EKI Loan. On December 30, 2005, the Company entered into a Purchase Agreement with Cornell Capital Partners whereby the Company received proceeds equal to $4,500,000 on January 6, 2006 from the sale of the December Debentures. Additional financing may not be available to the Company, or, if available, the terms may not be satisfactory or if we may not receive any further technology fee payments in 2006 pursuant to its sublicense agreements. Management also plans to continue in its efforts to minimize expenses, but it may not be able to reduce expenses below current levels. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

WE HAVE A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON SEPTEMBER 30, 2005 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES ON THAT DATE

     We had a working capital deficit of $11,576,360 at September 30, 2005, which means that our current liabilities exceeded our current assets on September 30, 2005 by that amount. Current assets are assets that are expected to be converted into cash within one (1) year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2005 were not sufficient to satisfy all of our current liabilities on that date.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR BUSINESS

     Although the Company earned its first revenues in 2004 and is no longer classified as a "developmental stage company", it has limited operating history, therefore, it remains subject to the inherent challenges and risks of establishing a new business enterprise. The Company may not be successful in addressing such risks. The limited operating history of the Company makes the prediction of future results of operations difficult or impossible. To date, production volumes of EarthShell Packaging(R) products have been low relative to intended and necessary capacity of the manufacturing lines.

     The initial production volumes of product that was actually sold were produced on lab equipment, pilot machinery, or first generation commercial equipment. Although we have produced and sold 40-50 million pieces, the commercial equipment envisioned by the Company that will allow for the manufacturing to be done profitably has to be operated at higher speeds and good part throughput rates than was experienced during the early stages of production. In fact, ultimately the Company shut down production completely to allow Detroit Tool and Engineering Company ("DTE") to finish the machinery development to achieve the commercial levels of quality and throughput.

     At this point in time, the first modules of DTE equipment have been purchased by ReNewable Products, Inc. ("RPI"), as EarthShell's U.S. licensee, and are operational at commercial throughput rates. Production and distribution has begun and commercial quality product is beginning to be re-introduced.

     The success of future operations depends upon the ability of licensees to manufacture and sell products made with EarthShell Packaging(R) in sufficient quantities so as to be commercially feasible and then to distribute and sell those products at competitive prices. Consistent commercially feasible production volumes had not been achieved and assured competitive price figures had not yet been fully proven as of September 30, 2005. As a result of the foregoing factors, the Company may incur losses for at least the next twelve
(12) months and, depending on the success of the Company's products and services in the marketplace, for potentially an even longer period.


WE NEED ADDITIONAL CAPITAL TO FINANCE GROWTH AND CAPITAL REQUIREMENTS, WHICH COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     For the year ended December 31, 2004, the Company had reported operating revenues of $0.1 million and aggregate net losses of approximately $7.3 million. In addition, for the nine (9) months ended September 30, 2005, the Company had reported operating revenues of $0.2 million and an aggregate net loss of approximately $4.8 million. Although the Company hopes to achieve break-even cash flow by the end of 2006, the Company does not expect to operate profitably during this fiscal year. Although the Company is actively seeking equity financing to restructure the debt on its balance sheets and to meet its operating and capital needs, additional funding may not be available to the Company, and, even if it is available, such financing may be (i) extremely costly, (ii) dilutive to existing stockholders and/or (iii) restrictive to the Company's ongoing operations. If the Company is unable to obtain such additional capital, the Company may be required to reduce the scope of its anticipated expansion, which could adversely affect the Company's business, financial condition and results of operations or cease operations.


FLUCTUATIONS OR DECREASES IN THE TRADING PRICE OF OUR COMMON STOCK MAY ADVERSELY AFFECT THE LIQUIDITY OF THE STOCK'S TRADING MARKET AND OUR ABILITY TO RAISE CAPITAL THROUGH FUTURE OFFERINGS OF CAPITAL STOCK

     The stock market from time to time experiences extreme price and volume fluctuations which are often unrelated to the operating performance of particular companies. Since our initial public offering in March 1998, the market price of our common stock has been volatile, and it may continue to be volatile in the future. Fluctuations or decreases in the trading price of our common stock may adversely affect the liquidity of the stock's trading market and our ability to raise capital through future offerings of capital stock. Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a class action lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

The Company's Assessment Of Its Internal Control Over Financial Reporting Identified Certain Material Weaknesses, Which Could Have A Material Adverse Effect On Our Business And Stock Price

     THE COMPANY'S ASSESSMENT OF ITS INTERNAL CONTROL OVER FINANCIAL REPORTING IDENTIFIED THE FOLLOWING MATERIAL WEAKNESSES:

     o The Company has inadequate segregation of critical duties within each of its accounting processes and a lack of sufficient monitoring controls over these processes to mitigate this risk. The responsibilities assigned to one employee include maintaining the vendor master file, processing payables, creating and voiding checks, reconciling bank accounts, making bank deposits and processing payroll.

     o The departure of the Company's Controller in November 2004 resulted in the accounting and reporting functions being centralized under the Chief Financial Officer, with no additional personnel in the Company having an adequate knowledge of accounting principles and practices. As a result, certain transactions had not been recorded in a timely manner and several adjustments to the financial statements that were considered material to the financial position at December 31, 2004 and results of operations for the year then ended were recorded.

     o There are weaknesses in the Company's information technology ("IT") controls which makes the Company's financial data vulnerable to error or fraud. Specifically, there is a lack of documentation regarding the roles and responsibilities of the IT function, lack of security management and monitoring and inadequate segregation of duties involving IT functions.

     Additionally, at the conclusion of our independent auditor's examination of the Company's internal control over financial reporting, our independent auditor noted several other areas of operations which could be improved. Our auditors did not believe these items constituted material weaknesses. The Company has begun taking remediation steps to enhance its internal control over financial reporting and reduce control deficiencies in general, including the material weaknesses enumerated above. However, should these remediation steps not be effective, these material weaknesses could have a material adverse effect on our business and stock price.


WE ARE DEPENDENT ON OUR LICENSEES WHICH COULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS

     The Company's current business model is to license the manufacturing and distribution of EarthShell Packaging(R) foodservice disposables to licensees. Agreements with the licensees permit them to manufacture and sell other foodservice disposable packaging products that are not based on EarthShell Packaging(R). The licensees may also manufacture paper or polystyrene packaging which could compete with EarthShell products, and they may not devote sufficient resources or otherwise be able successfully to manufacture, distribute or market EarthShell Packaging(R). Their failure to do so would be grounds for termination of exclusivity provisions in their license agreement, but might also delay the rollout of EarthShell Packaging(R) into the marketplace, which could have an adverse affect on our business.

WE HAVE NOT YET FULLY EVALUATED ALL OF THE EARTHSHELL PACKAGING(R) PRODUCTS AND IT IS POSSIBLE THAT SOME OF THE PRODUCTS MAY NOT PERFORM AS WELL AS CONVENTIONAL PACKAGING PRODUCTS

     Although we believe that we can engineer EarthShell Packaging(R) products to meet many of the critical performance requirements for specific applications, individual products may not perform as well as conventional foodservice disposables; for example, some consumers may prefer clear cups and clear lids on take-home containers which are not available with our foam technology. We are still developing many of our EarthShell Packaging(R) products and we have not yet evaluated the performance of all of them. If we fail to develop EarthShell Packaging(R) products that perform comparably to conventional foodservice disposables, this could cause consumers to prefer our competitors' products.

OUR CHARTER DOCUMENTS AND DELAWARE LAW INCLUDE PROVISIONS MAY DISCOURAGE A POTENTIAL TAKEOVER, EVEN IF IT WOULD BE BENEFICIAL TO OUR STOCKHOLDERS

     Our Certificate of Incorporation, Bylaws and the Delaware General Corporation Law include provisions that may discourage persons from pursuing a non-negotiated takeover of EarthShell and prevent changes of control under some circumstances, even if doing so would be beneficial to our stockholders.


ESTABLISHED MANUFACTURERS IN THE FOODSERVICE DISPOSABLES INDUSTRY COULD IMPROVE THE ABILITY TO RECYCLE THEIR EXISTING PRODUCTS OR DEVELOP NEW ENVIRONMENTALLY PREFERABLE, DISPOSABLE FOODSERVICE CONTAINERS WHICH COULD RENDER OUR TECHNOLOGY OBSOLETE AND COULD NEGATIVELY IMPACT OUR ABILITY TO COMPETE

     Competition among existing food and beverage container manufacturers in the foodservice industry is intense. Virtually all of the key participants in the industry have substantially greater financial and marketing resources at their disposal than we do, and many have well-established supply, production and distribution relationships and channels. Companies producing competitive products utilizing competitive materials may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of EarthShell Packaging(R) products. In addition, some of the Company's licensees and joint venture partners manufacture paper, plastic or foil packaging that may compete with EarthShell Packaging(R) products. Several paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their harmful environmental impact, one major basis upon which the Company intends to compete. A number of companies have introduced or are attempting to develop biodegradable starch-based materials, plastics, or other materials that may be positioned as potential environmentally superior packaging alternatives. We expect that many existing packaging manufacturers may actively seek competitive alternatives to our products and processes. The development of competitive, environmentally attractive, disposable foodservice packaging, whether or not based on our products and technology, could render our technology obsolete and could impair our ability to compete, which would have an adverse effect on our business, financial condition and results of operations.

OUR  PROJECTED   INTERNATIONAL   REVENUES  ARE  SUBJECT  TO  RISKS  INHERENT  IN
INTERNATIONAL BUSINESS ACTIVITIES

     We expect sales of our products and services in foreign countries to account for a material portion of our revenues. These sales are subject to risks inherent in international business activities, including:

     o any adverse change in the political or economic environments in these countries;

     o    economic instability;

     o    any adverse change in tax, tariff and trade or other regulations;

     o the absence or significant lack of legal protection for intellectual property rights;

     o exposure to exchange rate risk for revenues which are denominated in currencies other than U.S. dollars; and

     o difficulties in managing joint venture businesses spread over various jurisdictions.

     Our revenues could be substantially less than we expect if these risks affect our ability to successfully sell our products in the international market.


OUR PRODUCTS MAY BE PERCEIVED POORLY BY CONSUMERS AND/OR ENVIRONMENTAL GROUPS WHICH COULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS

     Our success depends substantially on our ability to design and develop foodservice disposables that are not as harmful to the environment as conventional disposable foodservice containers made from paper, plastic and polystyrene. EarthShell has used a life cycle inventory methodology in its environmental assessment of EarthShell Packaging(R) products and in the development of associated environmental claims, and we have received support for the EarthShell concept from a number of environmental groups. Although we believe that EarthShell Packaging(R) products offer several environmental advantages over conventional packaging products, our products may also possess characteristics that consumers or some environmental groups could perceive as negative for the environment. In particular, EarthShell Packaging(R) products may result in more solid waste by weight and, in a dry environment, by volume, and manufacturing them may release greater amounts of some pollutants and lesser amounts of other pollutants than occurs with conventional packaging. Whether, on balance, EarthShell Packaging(R) products are better for the environment than conventional packaging products is a somewhat subjective judgment. Environmental groups, regulators, customers or consumers may not agree that present and future EarthShell Packaging(R) products have an environmental advantage over conventional packaging.

THIRD PARTIES MAY INFRINGE OUR PATENTS, NEW PRODUCTS THAT WE DEVELOP MAY NOT BE COVERED BY OUR EXISTING PATENTS AND WE COULD SUFFER AN ADVERSE DETERMINATION IN A PATENT INFRINGEMENT PROCEEDING WHICH COULD ALLOW OUR COMPETITORS TO DUPLICATE OUR PRODUCTS WITHOUT HAVING HAD TO INCUR THE RESEARCH AND DEVELOPMENT COSTS WE HAVE INCURRED AND THEREFORE ALLOW THEM TO PRODUCE AND MARKET THOSE PRODUCTS MORE PROFITABLY THAN EARTHSHELL

     Our ability to compete effectively with conventional packaging will depend, in part, on our ability to protect our proprietary rights to the licensed technology. Although EKI, the largest stockholder of the Company, and EarthShell endeavor to protect the licensed technology through, among other things, U.S. and foreign patents, the duration of these patents is limited and the patents and patent applications licensed to us may not be sufficient to protect our technology. The patents that EKI obtains and licenses to us may not be validly held and others may try to circumvent or infringe those patents. We also rely on trade secrets and proprietary know-how that we try to protect in part by confidentiality agreements with our licensee manufacturers, proposed joint venture partners, employees and consultants. These agreements have limited terms and these agreements may be breached, we may not have adequate remedies for any breach and our competitors may learn our trade secrets or independently develop them. It is necessary for us to litigate from time to time to enforce patents issued or licensed to us, to protect our trade secrets or know-how and to determine the enforceability, scope and validity of the proprietary rights of others.

     We believe that we own or have the rights to use all of the technology that we expect to incorporate into EarthShell Packaging(R) products, but an adverse determination in litigation or infringement proceedings to which we are or may become a party could subject us to significant liabilities and costs to third parties or require us to seek licenses from third parties. Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with those arrangements could be substantial and could include ongoing royalties. Furthermore, we may not obtain the necessary licenses on satisfactory terms or at all. We could incur substantial costs attempting to enforce our licensed patents against third party infringement, or the unauthorized use of our trade secrets and proprietary know-how or in defending ourselves against claims of infringement by others. Accordingly, if we suffered an adverse determination in a judicial or administrative proceeding or failed to obtain necessary licenses, it would prevent us from manufacturing or licensing others to manufacture some of our products.

FAILURE OF OUR LICENSEES AND JOINT VENTURE PARTNERS TO PRODUCE EARTHSHELL PACKAGING(R) PRODUCTS PROFITABLY ON A COMMERCIAL SCALE WOULD ADVERSELY AFFECT OUR ABILITY TO COMPETE WITH CONVENTIONAL DISPOSABLE FOODSERVICE PACKAGERS

     Production volumes of EarthShell Packaging(R) products to date have been low relative to the intended capacity of the various manufacturing lines, and, until production volumes approach design capacity levels, actual costs and profitability will not be certain. Since the actual cost of manufacturing EarthShell Packaging(R) products on a commercial scale has not been fully demonstrated, they may not be manufactured at a competitive cost. As our licensees and joint venture partners begin to commercially produce EarthShell Packaging(R) products, they may encounter unexpected difficulties that cause production costs to exceed current estimates. The failure to manufacture EarthShell Packaging(R) products at commercially competitive costs would make it difficult to compete with other foodservice disposable manufacturers.

UNAVAILABILITY OF RAW MATERIALS USED TO MANUFACTURE OUR PRODUCTS, INCREASES IN THE PRICE OF THE RAW MATERIALS, OR THE NECESSITY OF FINDING ALTERNATIVE RAW MATERIALS TO USE IN OUR PRODUCTS COULD DELAY THE INTRODUCTION AND MARKET ACCEPTANCE OF OUR PRODUCTS

     Although we believe that sufficient quantities of all raw materials used in EarthShell Packaging(R) products are generally available, if any raw materials become unavailable, it could delay the commercial introduction and hinder market acceptance of EarthShell Packaging(R) products. In addition, our licensees and joint venture partners may become significant consumers of certain key raw materials such as starch, and if such consumption is substantial in relation to the available resources, raw material prices may increase which in turn may increase the cost of EarthShell Packaging(R) products and impair our profitability. In addition, we may need to seek alternative sources of raw materials or modify our product formulations if the cost or availability of the raw materials that we currently use become prohibitive.

IF INITIAL PURCHASERS OF OUR PRODUCTS DO NOT PURCHASE SIGNIFICANT QUANTITIES, IT COULD DELAY THE INTRODUCTION AND MARKET ACCEPTANCE OF OUR PRODUCTS

     It will be important for our licensees and joint venture partners to identify and obtain contractual commitments from major customers for substantial quantities of product. If initial purchasers of our products do not ultimately purchase significant quantities or continue to purchase on a repeat basis, it will delay our ability to realize meaningful royalty revenues from sales of those products.

WE DO NOT OWN THE TECHNOLOGY NECESSARY TO MANUFACTURE EARTHSHELL PACKAGING(R)

     EarthShell Packaging(R) is based primarily on patented composite material technology licensed on an exclusive worldwide basis from EKI, the largest stockholder of the Company, and to a lesser extent, on a limited exclusive, worldwide basis from the Biotec Group. The Company does not own the technology necessary to manufacture EarthShell Packaging(R) and is dependent upon a license agreement with EKI (the "Licensing Agreement") to use that technology. The licensed technology is limited to the development, manufacture and sale of specified foodservice disposables for use in the foodservice industry, and there is no right to exploit opportunities to apply this technology or improve it outside this field of use. If EKI were to file for or be declared bankrupt, the Company would likely be able to retain its rights under the License Agreement with respect to U.S. patents; however, it is possible that steps could be taken to terminate its rights under the License Agreement with respect to international patents. EKI is the largest stockholder of the Company, and conflicts could arise with regard to performance under the License Agreement, corporate opportunities or time devoted to the business of the Company by officers and employees of EKI.

OUR   OPERATIONS   ARE  SUBJECT  TO   REGULATION  BY  THE  U.S.  FOOD  AND  DRUG
ADMINISTRATION

     The manufacture, sale and use of EarthShell Packaging(R) are subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food and beverage containers are in compliance with FDA regulations if the components used in the food and beverage containers: (i) are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or (ii) are generally recognized as safe for their intended uses and are of suitable purity for those intended uses. The Company believes that EarthShell Packaging(R) plates, bowls and hinged-lid containers and all other current and prototype EarthShell Packaging(R) products of the Company are in compliance with all requirements of the FDA and do not require additional FDA approval. However, the FDA may not agree with these conclusions, which could have a material adverse affect on our business operations.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

     Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 19,315,188 shares of common stock outstanding as of February 14, 2006, 11,050,307 shares are, or will be, freely tradable without restriction, unless held by our "affiliates". The remaining 8,264,881 shares of common stock, which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES PURSUANT TO THE PURCHASE AGREEMENT

     The sale of shares pursuant to the Purchase Agreement with Cornell Capital Partners will have a dilutive impact on our stockholders. For example, if the offering occurred on September 30, 2005 at an assumed conversion price of $1.6456 per share (eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices during the ten (10) days immediately preceding a recent trading date), the new stockholders would experience an immediate dilution in the net tangible book value of $1.7097 per share. Dilution per share at prices of $1.2342, $0.8228 and $0.4114 per share would be $1.4072, $1.1048 and $0.8023, respectively. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to convert under the Purchase Agreement. If our stock price is lower, then our existing stockholders would experience greater dilution.

UNDER THE PURCHASE AGREEMENT CORNELL CAPITAL PARTNERS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

     Pursuant to the Purchase Agreement, Cornell Capital Partners will convert the December Debentures into shares of EarthShell's common stock at a discount equal to eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices during the ten (10) days immediately preceding the date of conversion. The common stock to be issued will be at a twelve percent (12%) discount to the two (2) lowest volume weighted average prices during the ten
(10) days immediately preceding the date of conversion. Based on this discount, Cornell Capital Partners will have an incentive to convert immediately to realize the gain on the twelve percent (12%) discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of the Company's common stock.

THE SELLING STOCKHOLDERS MAY SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

     The selling stockholders may sell in the public market up to 10,327,844 shares of common stock being registered in this offering. That means that up to 10,327,844 shares may be sold pursuant to this Registration Statement. Such sales may cause our stock price to decline. The officers and Directors of the Company and those stockholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PERSONS PARTICIPATING IN THIS OFFERING

     The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other persons participating in this offering.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK", WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

     Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Penny stocks are stock:

     o    With a price of less than $5.00 per share;

     o    That are not traded on a "recognized" national exchange;

     o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

     o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three (3) years) or $5.0 million (if in continuous operation for less than three (3) years), or with average revenues of less than $6.0 million for the last three (3) years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Business" as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

     The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our Chief Executive Officer and Chief Financial Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

     Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this Prospectus and in the documents incorporated by reference into this Prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal" and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" below or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

                              SELLING STOCKHOLDERS

     The following table presents information regarding the selling stockholders. The selling stockholders are the entities who have assisted in or provided financing to EarthShell. A description of each selling stockholder's relationship to EarthShell and how each selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

     The selling shareholders may not choose to sell all of the shares covered by this registration statement, or, under certain market conditions, may not be entitled to convert and sell all of the shares covered by their respective registration or conversion agreements.

                                                                                 PERCENTAGE
                                                  PERCENTAGE                        OF
                                                      OF           MAXIMUM       OUTSTANDING
                                                  OUTSTANDING     NUMBER OF     SHARES WHICH                       PERCENTAGE
                                   SHARES           SHARES      SHARES TO BE       MAY BE                            OF SHARES
                               BENEFICIALLY      BENEFICIALLY      ACQUIRED       ACQUIRED                         BENEFICIALLY
                                   OWNED            OWNED         PURSUANT TO    PURSUANT TO    SHARES TO BE         OWNED
                                  BEFORE            BEFORE       THE PURCHASE   THE PURCHASE     SOLD IN THE         AFTER
  SELLING STOCKHOLDER            OFFERING        OFFERING (1)     AGREEMENT      AGREEMENT        OFFERING         OFFERING (1)
  -------------------           ----------        ----------      ----------     ----------      ----------        ----------
                                SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH EARTHSHELL
Cornell Capital
  Partners, LP                     804,050(2)           4.16%      6,700,000(4)       34.69%      7,504,050(4)          38.85%
Highgate House Funds,
  Ltd.                             364,500(3)           1.89%             --             --         364,500              1.89%

                                         DEBT RESTRUCTURING AND SETTLEMENT TRANSACTIONS WITH EARTHSHELL

Islandia, L.P.                     100,000                 *              --             --         100,000                 *
Midsummer Investment,
  Ltd. (5)                         175,000                 *              --             --         175,000                 *
Omicron Master Trust(6)            187,500                 *              --             --         187,500                 *
Roth Capital Partners,
  LLC                              246,310(7)           1.28%             --             --         246,310(7)           1.28%
SF Capital Partners Ltd.         1,000,000              5.18%             --             --       1,000,000              5.18%
Straus - GEPT L.P.                  36,250                 *              --             --          26,250                 *
Straus Partners L.P. (8)            63,750                 *              --             --          48,750                 *
Vam Dam Machine Corp.               75,000                 *              --             --          75,000                 *
Alcalde & Fay                       50,917                 *              --             --          50,917                 *

                                                      EARTHSHELL ASIA TRANSACTION

Ying Wang                           83,333                o*              --             --          83,333                 *
Monty Waltz                         38,333                o*              --             --          33,333                 *
Greg C. Hoffman                  1,231,535(9)           6.39%             --             --          66,668                 *
Steven L. Galvanoni                746,799(10)          3.87%             --             --          83,333                 *
  Trust

                                                        CONSULTANTS AND OTHERS

Crown Investment
  Banking, Inc.                      6,450                 *              --             --           6,450                 *
Sloan Securities
  Corporation                        6,450                 *              --             --           6,450                 *
Mr. Benton Wilcoxon                190,000(11)             *              --             --         190,000(11)             *
Mr. Douglas Metz                    81,000(12)             *              --             --          80,000                 *
                                ----------        ----------      ----------     ----------      ----------        ----------
Total                            5,487,177             28.41%      6,700,000          34.69%     10,327,844             53.47%
                                ==========        ==========      ==========     ==========      ==========        ==========

--------------------------------------
*    Less than one percent (1%).

(1) Applicable percentage of ownership is based on 19,315,188 shares of common stock outstanding as of February 14, 2006, together with securities exercisable or convertible into shares of common stock within sixty (60) days of February 14, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty (60) days of February 14, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider Trading regulations - percentage computation is for form purposes only.

(2) Represents 143,550 shares of common stock issued to Cornell Capital Partners on or about March 23, 2005, in connection with a financing transaction and 660,500 shares of common stock underlying warrants.

(3)  Represents 364,500 shares of common stock underlying warrants.

(4) Includes 6,700,000 shares that may be acquired by Cornell Capital Partners pursuant to the Purchase Agreement, 143,550 shares issued to Cornell Capital Partners, on or about March 23, 2005, in connection with financing transaction and 660,500 shares of common stock underlying warrants. Under the purchase agreement, Cornell has the right to convert up to $4.5 million, plus accrued interest, into shares of EarthShell common stock over a period of time. Assuming the market price for EarthShell common stock is at or above $3 per share at the time of conversion, EarthShell will need to deliver approximately 1.65 million shares. In the event that the market price for EarthShell common stock is less than $3 per share at the time of the conversion, the conversion price will be adjusted to 88% of the fair market value of EarthShell common stock at the time of the conversion. Because of the potentially variable nature of the future conversion price, pursuant to the Purchase Agreement, EarthShell has agreed to register a number of shares equal to 4 times the number of shares that would be required to convert the full $4.5 million, plus accrued interest, at $3 per share.

(5) Midsummer Capital, LLC is the investment manager to Midsummer Investment Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment Ltd. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman may be deemd to share dispositive power over the shares of our common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our common stock and neither person has any legal right to maintain such delegated authority.

(6) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of June 9, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this Prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(7)  Consists of 246,310 shares of common stock underlying warrants.

(8) Straus Partners L.P. is an entity under common control with Straus - GEPT L.P. and its shares may be aggregated with Straus GEPT L.P. for purposes of determining beneficial ownership.

(9) Includes 66,668 shares of common stock to be registered in this offering and 664,867 shares underlying warrants to purchase common stock. Also includes 500,000 shares of common stock regarding which shares it is possible that a third party may assert disputed competing claims to some or all such stock.

(10) Includes warrants to purchase 363,466 shares of the Company's common stock and 83,333 shares that will be registered as part of this offering.


(11) Consists of 65,000 shares of common stock underlying warrants at $3.00 per share and 125,000 shares of common stock underlying warrants at $4.00 per share.

(12) Consists of 80,000 shares of common stock underlying warrants and 1,000 shares of common stock.

     The following information contains a description of each selling shareholder's relationship to EarthShell and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with the Company, except as follows:


SHARES TO BE ACQUIRED IN FINANCING TRANSACTIONS WITH EARTHSHELL

     Cornell Capital Partners, LP. Cornell Capital Partners is the investor pursuant to the Purchase Agreement and a holder of the May Warrant, the August Warrant and the December Warrant. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC ("Yorkville"). Mark Angelo, the managing member of Yorkville, makes the investment decisions on behalf of and controls Yorkville. Cornell Capital
Partners has acquired or will acquire all shares being registered in this offering in financing transactions with EarthShell. Those transactions are explained below:

      o Purchase Agreement. On December 30, 2005, the Company entered into a Purchase Agreement with Cornell Capital Partners. Pursuant to the Purchase Agreement, the Company issued to Cornell Capital Partners the December Debentures. The December Debentures shall be convertible into shares of the Company's common stock, and the Company received proceeds from the sale of the December Debentures equal to $4,500,000 on January 6, 2006. The selling shareholders may not choose to sell all of the shares covered by this registration statement, or, under certain market conditions, may not be entitled to convert and sell all of the shares provided covered by their respective registration or conversion agreements.

          The December Debentures are secured by (i) a Pledge and Escrow Agreement, by and among the Company, Cornell Capital Partners and David Gonzalez, Esq., (ii) an Insider Pledge and Escrow Agreement (the "IPEA"), by and among the Company, Cornell Capital Partners, David Gonzalez, Esq. and Mr. Benton Wilcoxon and (iii) an Amended and Restated Security Agreement, by and between the Company and Cornell Capital Partners. The December Debentures are secured by substantially all of the Company's assets, have a three (3) year term and accrue interest at twelve percent (12%) per annum. Beginning 60 days after the Securities and Exchange Commission ("SEC") declares the accompanying registration statement effective, Cornell Capital Partners is entitled, at its option, to convert and sell up to $250,000 of the principal amount of the December Debentures, plus accrued interest, into shares of the Company's common stock, within any 30 day period at the lesser of (i) a price equal to $3.00 or (ii) eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices of the common stock during the ten (10) trading days immediately preceding the conversion date, as quoted by Bloomberg, LP. The conversion limitation of $250,000 per month does not apply if the market price is greater than $3.00 per share. The holder of the December Debentures may not convert the December Debentures or receive shares of the Company's common stock as payment of interest thereunder to the extent such conversion or receipt of such interest payment would result in the holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act, and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of common stock, including shares issuable upon conversion of, and payment of interest on, the December Debenture held by such holder after application of this 4.9% restriction. This 4.9% restriction may be waived by a holder (but only as to itself and not to any other holder) upon not less than sixty-five (65) days prior notice to the Company.

          The Company may redeem, with three (3) business days advance written notice to Cornell Capital Partners, a portion or all amounts outstanding under the December Debentures prior to the maturity date provided that the closing bid price of the Company's common stock, as reported by Bloomberg, LP, is less than $3.00 at the time of the redemption notice. The Company shall pay an amount equal to the principal amount being redeemed plus a redemption premium equal to ten percent (10%) of the principal amount being redeemed, and accrued interest, to be delivered to the Cornell Capital Partners on the third
          (3rd) business day after the redemption notice, provided, however, this redemption premium does not apply until the outstanding principal balance of the December Debentures have been reduced by $2.5 million. The amount that Cornell may convert in any 30 day period will be reduced by the amount that the Company redeems.

          Under the purchase agreement, Cornell has the right to convert up to $4.5 million, plus accrued interest, into shares of EarthShell common stock over a period of time. Assuming the market price for EarthShell common stock is at or above $3 per share at the time of conversion, EarthShell will need to deliver approximately 1.65 million shares. In the event that the market price for EarthShell common stock is less than $3 per share at the time of the conversion, the conversion price will be adjusted to 88% of the fair market value of EarthShell common stock at the time of the conversion. Because of the potentially variable nature of the future conversion price, pursuant to the Purchase Agreement, EarthShell has agreed to register a number of shares equal to 4 times the number of shares that would be required to convert the full $4.5 million, plus accrued interest, at $3 per share.


     o May Warrant. On May 26, 2005, the Company issued a common stock purchase warrant to Cornell Capital Partners to purchase 625,000 shares of common stock of the Company. This May Warrant expires the earlier of one (1) year or the date that 2,500,000 is repaid, has an exercise price that was adjusted to $3.00 per share of common stock as of December 30, 2005 and has "piggy back" and demand registration rights. These shares are being registered in this offering.

     o August Warrant. In August 2005, the Company issued a common stock purchase warrant to Cornell Capital Partners to purchase 50,000 shares of common stock of the Company as consideration for consolidating two
          (2) promissory notes (the "CCP Notes") and extending the date upon which amortization and repayment of the CCP Notes is to begin. This August Warrant expires two (2) years from the date of issuance, has an exercise price of $3.00 per share of common stock and has "piggy back" registration and demand rights. These shares are being registered in this offering.

     o December Warrant. On December 30, 2005, the Company issued to Cornell Capital Partners a common stock purchase warrant to purchase up to 350,000 shares of common stock of the Company. This December Warrant has an exercise price of $4.00 per share, expires two (2) years from the date it was issued and has "piggy back" and demand registration rights. Under certain circumstances, the $4.00 exercise price is subject to adjustment downward to a price not less than $3.00 per share. These shares are being registered in this offering.

     There are certain risks related to sales by Cornell Capital Partners, including:

     o The outstanding shares will be issued upon conversion of the December Debentures based on a twelve percent (12%) discount to the market price. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater chance that Cornell Capital Partners will receive more shares. This could result in substantial dilution to the interests of other holders of common stock.

     o To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

     o The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

      Highgate House Funds, Ltd. All of the investment decisions for Hightgate House Funds are made by its portfolio manager, Mark Angelo. Control of Highgate House Funds is held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Highgate House Funds has acquired all of the shares being registered in this offering in financing transactions with EarthShell.

SHARES  ACQUIRED  IN  DEBT   RESTRUCTURING  AND  SETTLEMENT   TRANSACTIONS  WITH
EARTHSHELL

     Islandia, L.P. Pursuant to an amended and restated debenture purchase agreement dated September 29, 2004, in connection with the restructuring of its debt and settlement of $400,000 in convertible debentures issued to Islandia, L.P. in July, 2004, the Company issued 100,000 shares of its unregistered common stock to Islandia, L.P. in settlement of the Company's default under the debentures. These shares are being registered in this offering. All investment decisions of, and control of, Islandia, L.P. are held by its parent, John Lang, Inc. Richard O. Berner makes the investment decisions on behalf of and controls John Lang, Inc.

     Midsummer Investment, Ltd. Pursuant to an amended and restated debenture purchase agreement, dated September 29, 2004, in connection with the restructuring of the Company's debt and settlement of $600,000 in convertible debentures issued to Midsummer Investment, Ltd. in July 2004, the Company issued 150,000 shares of its unregistered common stock to Midsummer Investment, Ltd. in settlement of the Company's default under the debentures. In February 2006, the Company issued to Midsummer an additional 25,000 shares of its unregistered common stock in settlement of certain claims relating to the settlement. These shares are being registered in this offering. Michel A. Amsalem and Scott
Kaufman make the investment decisions on behalf of and control Midsummer Investment, Ltd.

     Omicron Master Trust. Pursuant to an amended and restated debenture purchase agreement, dated September 29, 2004, in connection with the restructuring of the Company's debt and settlement of $750,000 in convertible debentures issued to Omicron Master Trust in July, 2004, the Company issued 187,500 shares of its unregistered common stock to Omicron Master Trust in settlement of the Company's default under the debentures. These shares are being registered in this offering. Bruce Bernstein makes the investment decisions on behalf of Omicron Master Trust.

     Roth Capital Partners, LLC. Pursuant to a convertible and common stock warrant and an additional common stock warrant, both dated March 3, 2003, the Company issued 246,310 warrants (post-split) to Roth Capital Partners, LLC to purchase the Company's common stock. 217,500 of these warrants expire on March 5, 2006 and have an exercise price of $7.20, and 28,810 of these warrants expire on March 5, 2006 and have an exercise price of $10.08. The shares underlying these warrants are being registered in this offering. Gordon Roth and Byron Roth make the investment decisions on behalf of and control Roth Capital Partners, LLC.

     SF Capital Partners Ltd. Pursuant to an amended and restated debenture purchase agreement, dated September 30, 2004, in connection with the restructuring of the Company's debt and settlement of $4,500,000 in debentures issued to SF Capital Partners Ltd. ("SF Capital Partners") in July, 2004, the Company agreed to a settlement resulting in a $2,375,000 debenture outstanding to be converted, at SF Capital Partners' option, into 791,667 shares, subject to a price protection clause, of the Company's unregistered common stock at $3.00 per share. In January 2006, SF Capital Partners converted a portion of the settlement balance into unregistered shares of the Company's common stock. In addition, the Company has agreed to register on behalf of SF Capital partners
1,000,000 shares of the Company's common stock to be available for the conversion of the remaining balance owed to SF Capital and to pay damages stemming from the Company's non-performance under the reigistration right clause of the settlement agreement. The shares underlying this conversion right and settlement of claims are being registered in this offering. Michael A. Roth and Brian J. Stark make the investment decisions on behalf of SF Capital Partners.

     Straus - GEPT L.P. Pursuant to an amended and restated debenture purchase agreement, dated September 30, 2004, in connection with the restructuring of the Company's debt and settlement of $105,000 in debentures issued to Straus - GEPT L.P. in July, 2004, the Company issued 26,250 shares of its unregistered common stock to Straus - GEPT L.P. in settlement of the Company's default under the debentures. These shares are being registered in this offering. Mickey Straus makes the investment decisions on behalf of and controls Straus - GEPT L.P.

     Straus Partners L.P. Pursuant to an amended and restated debenture purchase agreement, dated September 30, 2004, in connection with the restructuring of the Company's debt and settlement of $195,000 in debentures issued to Straus Partners L.P. in July, 2004, the Company issued 48,750 shares of its unregistered common stock to Straus Partners L.P. in settlement of the Company's default under the debentures. These shares are being registered in this offering. Mickey Straus makes the investment decisions on behalf of and controls Straus Partners L.P.

     Van Dam Machine Corp. In December 2005, in connection with the settlement of litigation between the Company and Van Dam Machine Company ("Van Dam") the Company agreed to issue 75,000 shares of its unregistered common stock. These shares are being registered in this offering. John Sari makes the investment decisions on behalf of Van Dam..

     Alcalde & Fay. In November 2003 and December 2005, the Company agreed to issue 2, 917 and 48,000 shares of its unregistered common stock, respectively, in settlement of certain accounts payable to Alcalde & Fay, a consultant to the Company. These shares are being registered in this offering. Kevin Fay makes the investment decisions on behalf of Alcalde & Fay.

EARTHSHELL ASIA TRANSACTION

     In December 2005, in connection with a stock purchase agreement with EarthShell Asia dated August 22 which was subsequently amended and restated, the Company received approximately $800,000 and issued 266,667 shares of its unregistered common stock. All of these shares are to be registered in this offering. The shares were issued to and are held by various principals of EarthShell Asia as follows:

     Ying  Wang.  Mr.  Ying  Wang  received   83,333  shares  of  the  Company's
unregistered common stock.

     Monty Waltz. Mr. Monty Waltz received 33,333 shares of the Company's unregistered common stock.

     Greg C. Hoffman. Mr. Greg C. Hoffman received 66,668 shares of the Company's unregistered common stock.

     Steven L. Galvanoni Trust. The Steven L. Galvanoni Trust received 83,333 shares of the Company's unregistered common stock. Mr. Steven Galvanoni makes the investment decisions with respect to these shares.

CONSULTANTS AND OTHER SHAREHOLDERS

     Crown Investment Banking, Inc. Pursuant to an engagement letter entered into with Crown Investment Banking, Inc. ("Crown") on March 31, 2005, the
Company issued 6,450 shares of the Company's unregistered common stock in consideration for the services rendered by Crown in connection with the Company obtaining financing. These shares are being registered in this offering. Todd K. West and William Breece make the investment decisions on behalf of and control Crown.

     Sloan Securities Corporation. Sloan Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us in connection with services provided pursuant to a financing transaction with Cornell Capital Partners. James C. Ackerman, Sloan Securities Corporation's President, makes the investment decisions on behalf of and controls Sloan Securities Corporation. Sloan Securities Corporation received a fee of 6,450 shares of unregistered common stock on or about March 23, 2005. These shares have "piggy back" registration and demand rights and are being registered in this offering.

     Mr. Benton Wilcoxon. In consideration for Mr. Benton Wilcoxon pledging his personal shares in Composite Technology Corporation as a guaranty for a security agreement entered into by the Company with Cornell Capital Partners in connection with a financing transaction, the Company issued a warrant to Mr. Wilcoxon to purchase 65,000 shares of common stock of the Company at an exercise price of $3.00 per share. This warrant expires on March 23, 2008. In addition, in connection with the Company's issuance and sale to Cornell Capital Partners of the December Debentures, the Company issued to Mr. Wilcoxon, in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of the IPEA, a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three (3) years from the date it was issued. The shares underlying these warrants are being registered in this offering. The Company also granted to Mr. Wilcoxon a right of refusal to enter into a license agreement for certain of the Company's technology in certain Asian territories.

     Mr. Douglas Metz. In consideration for consulting services rendered by Mr. Douglas Metz in connection with the Company obtaining financing, the Company issued a warrant to Mr. Metz to purchase 80,000 shares of common stock of the Company at an exercise price of $3.00 per share. This warrant expires on March 23, 2008. The shares underlying this warrant are being registered in this offering.

     With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

                                 USE OF PROCEEDS

      This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we did receive proceeds from the sale and issuance to Cornell Capital Partners of the December Debentures pursuant to the Purchase Agreement equal to $4,500,000 which the Company received on January 6, 2006, of which approximately $2.6 million was used to payoff the existing $2.5 million promissory note to Cornell and Highgate. We received $800,000 from the sale of common stock to EarthShell Asia. We will also receive proceeds upon the exercise of warrants held by our several selling stockholders in this offering.

                                    DILUTION

      The net tangible book value of EarthShell as of September 30, 2005 was $(12,562,225) or $(0.6753) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to EarthShell, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued from time to time to Cornell Capital Partners upon conversion of the December Debentures pursuant to the Purchase Agreement. The amount of dilution will depend on the conversion price (eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices of the common stock during the ten (10) trading days immediately preceding the date of conversion) and number of shares to be issued pursuant to the Purchase Agreement. The following example shows the dilution to new investors at an assumed conversion price of $1.6456 per share.

     If we assume that EarthShell issued 6,700,000 shares of common stock to Cornell Capital Partners (i.e., the number of shares registered in this offering pursuant to the Purchase Agreement) upon conversion of the December Debentures pursuant to the Purchase Agreement at an assumed conversion price of $1.6456 per share (eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average market prices of the common stock during the ten (10) trading days immediately preceding a recent trading date) less offering expenses of $85,000, our net tangible book value as of September 30, 2005 would have been ($8,147,225) or ($.3818) per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.6112 per share and an immediate dilution to new stockholders of $1.7097 per share. The following table illustrates the per share dilution:

Assumed conversion price per share                                      $1.6456
Net tangible book value per share before this offering      ($0.6753)
Increase attributable to new investors                       $0.2935
                                                          ----------
Net tangible book value per share after this offering                  ($0.3818)
                                                                    -----------
Dilution per share to new stockholders                                  $2.0274
                                                                    ===========

     The conversion price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed conversion prices:

                                                              DILUTION
        ASSUMED CONVERSION      NO. OF SHARES TO BE           PER SHARE
               PRICE                   ISSUED             TO NEW INVESTORS
        -------------------- ------------------------ ---------------------
             $1.6456                  2,734,565(1)             $2.0274
             $1.2342                  3,646,087                $1.6004
             $0.8228                  5,469,130                $1.1613
             $0.4114                  6,700,000                $0.8023

(1) This represents the maximum number of shares of common stock that are being registered pursuant to the Purchase Agreement.

                              PLAN OF DISTRIBUTION

     The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one (1) or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the on the Over-the-Counter Bulletin Board or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the Over-the-Counter Bulletin Board or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

     On December 30, 2005, EarthShell entered into a Purchase Agreement with Cornell Capital Partners pursuant to which the Company issued and sold to
Cornell Capital Partners the secured December Debentures. The December Debentures shall be convertible into shares of the Company's common stock, and the Company is registering 6,700,000 shares in connection with the Purchase Agreement. The Company received proceeds equal to $4,500,000 from the sale of the December Debentures on January 6, 2006, of which approximately $2.6 million was used to payoff the existing $2.5 million promissory note to Cornell and Highgate.

     The December Debentures are secured by (i) a Pledge and Escrow Agreement, by and among the Company, Cornell Capital Partners, and David Gonzalez, Esq.,
(ii) an Insider Pledge Agreement and Escrow Agreement (the "IPEA"), by and among the Company, Cornell Capital Partners, David Gonzalez, Esq. and Mr. Benton Wilcoxon and (iii) an Amended and Restated Security Agreement, by and between the Company and Cornell Capital Partners. The December Debentures are secured by substantially all of the Company's assets, have a three (3) year term and accrue interest at twelve percent (12%) per annum. Beginning 60 days after the Securities and Exchange Commission ("SEC") declares the accompanying registration statement effective, Cornell Capital Partners is entitled, at its option, to convert and sell up to $250,000 of the principal amount of the December Debentures, plus accrued interest, into shares of the Company's common stock, within any 30 day period at the lesser of (i) a price equal to $3.00 or
(ii) eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices of the common stock during the ten (10) trading days immediately preceding the conversion date, as quoted by Bloomberg, LP. The conversion limitation of $250,000 per month does not apply if the market price is greater than $3.00 per share.




     The holder of the December Debentures may not convert the December Debentures or receive shares of the Company's common stock as payment of interest thereunder to the extent such conversion or receipt of such interest payment would result in the holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of common stock, including shares issuable upon conversion of, and payment of interest on, the December Debentures held by such holder after application of this 4.9% restriction. This 4.9% restriction may be waived by the holder (but only as to itself and not to any other holder) upon not less than sixty-five
(65) days prior notice to the Company.

     The Company may redeem, with three (3) business days advance written notice to Cornell Capital Partners, a portion or all amounts outstanding under the December Debentures prior to the maturity date provided that the closing bid price of the of the Company's common stock, as reported by Bloomberg, LP, is less than $3.00 at the time of the redemption notice. The Company shall pay an amount equal to the principal amount being redeemed plus a redemption premium equal to ten percent (10%) of the principal amount being redeemed, and accrued interest, to be delivered to the Cornell Capital Partners on the third (3rd) business day after the redemption notice, provided, however, this redemption premium does not apply until the outstanding principal balance of the December Debentures has been reduced by $2.5 million. The amount that Cornell may convert in any 30 day period will be reduced by the amount that the Company redeems.

     In connection with the Purchase Agreement, on December 30, 2005, the Company issued to Cornell Capital Partners the December Warrant to purchase up to 350,000 shares of common stock. This December Warrant has an exercise price of $4.00 per share, which may be adjusted under certain conditions to as low as $3 per share and expires two (2) years from the date it was issued. Furthermore, in connection with the Company's sale of December Debentures, the Company issued to Mr. Benton Wilcoxon, in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of the IPEA, a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three (3) years from the date it was issued.

     Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

     Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty (50) states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, EarthShell expects the selling stockholders to pay these expenses. Pursuant to the Purchase Agreement, we have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the 1933 Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. For services rendered in connection with the Purchase Agreement, the Company paid to Yorkville Advisors, LLC ("Yorkville") $200,000. The Company also paid to Yorkville $10,000 as a structuring and due diligence fee. Both amounts were paid directly from the gross proceeds of the closing. The estimated offering expenses consist of: an SEC registration fee of $1,945 printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $15,555. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. However, we did receive proceeds from the issuance and sale to Cornell Capital Partners of the December Debentures pursuant to the Purchase Agreement equal to $4,500,000, which the Company received on January 6, 2006. We will also receive proceeds upon the exercise of warrants held by our several selling stockholders in this offering.

     The selling stockholders are subject to applicable provisions of the Exchange Act, and its regulations, including, Regulation M. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this Prospectus. Pursuant to the requirements of Item 512 of Regulation S-K and as stated in Part II of this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis of results of operations and financial condition are based on our financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following discussion should be read in conjunction with the Company's financial statements and notes thereto, which are included elsewhere within this Registration Statement.

OVERVIEW

     Organized in November 1992 as a Delaware corporation, EarthShell is engaged in the commercialization of composite material technology for the manufacture of foodservice disposable packaging designed with the environment in mind.
EarthShell Packaging(R) is based primarily on patented composite material technology (collectively, the "EarthShell Technology"), licensed on an exclusive, worldwide basis from EKI, the largest stockholder of the Company, and, to a lesser extent, on a limited exclusive worldwide basis from the Biotec Group.

     The EarthShell Technology has been developed over many years in consultation with leading material scientists and environmental experts to reduce the environmental burdens of foodservice disposable packaging through the careful selection of raw materials, processes, and suppliers. EarthShell Packaging(R), including hinged-lid sandwich containers, plates, bowls, foodservice wraps and cups, is primarily made from commonly available natural raw materials such as natural ground limestone and potato starch. EarthShell believes that EarthShell Packaging(R) has comparable or superior performance characteristics and can be commercially produced and sold at prices that are competitive with comparable paper and plastic foodservice disposables.

     EarthShell was a development stage enterprise through the first quarter of 2004. With the recognition of the Company's first revenues resulting from the receipt of $500,000 in technology fees in connection with the granting of license to a strategic partner in the second quarter of 2004, management no longer considered the Company a development stage enterprise.

CRITICAL ACCOUNTING POLICIES

     GOING CONCERN BASIS. The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $11,576,360 at September 30, 2005. These factors, along with others, may indicate that the Company will be unable to continue as a going concern for a period of twelve (12) months or less. The Company will have to raise additional funds to meet its current obligations and to cover operating expenses through the year ending December 31, 2006. If the Company is not successful in raising additional capital it may not be able to continue as a going concern for a reasonable period of time. Management plans to address this need by raising cash through either the issuance of debt or equity securities.

     ESTIMATED NET REALIZABLE VALUE OF PROPERTY AND EQUIPMENT. The Company evaluates the recoverability of property and equipment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If there is an indication that the carrying value of an asset may not be recoverable and the estimated future cash flows (undiscounted and without interest charges) from the use of the asset are less than the carrying value, a write-down is recorded to reduce the related asset to its estimated fair value. At one time, the Company had been engaged in the development of manufacturing equipment to validate acceptance of EarthShell products and their pricing. To this end, the Company previously developed manufacturing lines in Owings Mills, Maryland, Goleta, California and in Goettingen, Germany. These plants are no longer operating. The Company recognized impairment charges on its equipment amounting to $4.0 million and $9.8 million in 2003 and 2002, respectively.

     REVENUE RECOGNITION. The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or readily determinable and collectibility is probable. The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" (SAB 104). EarthShell's revenues consist of technology fees that are recognized ratably over the life of the related agreements and royalties based on product sales by licensees that are recognized in the quarter that the licensee reports the sales.

RESULTS OF OPERATIONS

     RESULTS OF OPERATIONS FOR THE THREE (3) MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO THE THREE (3) MONTHS ENDED SEPTEMBER 30, 2004

     The Company's net loss increased $0.2 million to $1.9 million from $1.7 million for the three (3) months ended September 30, 2005, compared to the three
(3) months ended September 30, 2004, respectively.

     REVENUES. The Company's revenues decreased $0.02 million to $0.03 million from $0.05 million for the three (3) months ended September 30, 2005, compared to the three (3) months ended September 30, 2004. These revenues are a result of the amortization of technology fees received during 2004 in connection with the granting of certain license agreements. In the third (3rd) quarter of 2004, $500,000 of a total of $2 million technology payable was received in connection with a sublicense agreement granted to Meridian Business Solutions, Ltd. ("MBS"). In the fourth (4th) quarter of 2004, a technology fee of $1 million was received in connection with a sublicense agreement granted to EarthShell Hidalgo S.A. de C.V. ("ESH"). These technology fees have been amortized over the ten
(10) year term of the sublicense agreements. The decrease in revenues is due to the termination of the sublicense to MBS. The MBS sublicense agreement was terminated on June 8, 2005, and the unamortized portion of the technology fee was returned to MBS. The amortization of the remaining ESH technology fee will result in the recognition of $0.1 million in revenues per year during the life of the agreement.

     RESEARCH AND DEVELOPMENT EXPENSES. Total research and development expenses are comprised of related party license fee and research and development expenses and other research and development expenses. Total research and development expenses for the development of EarthShell Packaging(R) decreased $0.15 million to $0.11 million from $0.26 million for the three (3) months ended September 30, 2005, compared to the three (3) months ended September 30, 2004.

     o Related party license fee and research and development expenses were comprised, through September 1, 2004, of a $100,000 minimum monthly payment to retain exclusive use of the Biotec Group technology for food service disposable packaging as well as payment for technical services, both of which are payable to EKI, a stockholder of the Company, or affiliates of EKI. The accrual of the minimum monthly payment was halted for two (2) years beginning in September 2004 pursuant to an amendment to the Company's Biotec License Agreement. Subsequently, the minimum monthly payment to retain exclusivity was completely eliminated pursuant to an Amended and Restated License Agreement with the Biotec Group, dated August 31, 2005. the Biotec Group is no longer an affiliate of EKI. Related party license fee and research and development expenses decreased $0.2 million to zero dollars ($0) for the three (3) months ended September 30, 2005 compared to $0.2 million for the three (3) months ended September 30, 2004, respectively.

     o Other research and development expenses are comprised of personnel costs, contract research with the USDA, travel and direct overhead for development and/or demonstration production. Other research and development expenses increased $0.05 million to $0.11 million from $0.06 million for the three (3) months ended September 30, 2005, compared to the three (3) months ended September 30, 2004, respectively. The increase was due to an increase in the contract with the USDA for research and development activities.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses are comprised of related party general and administrative expenses and other general and administrative expenses. Total general and administrative expenses increased $1.5 million to $1.6 million from $0.1 million for the three (3) months ended September 30, 2005 compared to the three (3) months ended September 30, 2004, respectively.

     o Related party general and administrative expenses are comprised primarily of the sublease of office facilities payable to the Company's largest stockholder, EKI. During 2005 to date, these expenses have been offset by reimbursement by EKI for fifty percent (50%) of the cost of one of EarthShell's administrative staff shared by EKI. Related party general and administrative expenses were negligible for the three (3) months ended September 30, 2005 and September 30, 2004, respectively.

     o Other general and administrative expenses are comprised of personnel costs and directors' fees, travel and direct overhead for marketing, finance and administration. Total general and administrative expenses increased approximately $1.5 million to $1.6 million from $0.1 million for the three (3) months ended September 30, 2005, compared to the three (3) months ended September 30, 2004, respectively. The increase was due primarily to the non-recurrence of a one time $0.5 million credit in 2004 resulting from the settlement of a property tax dispute. In addition, professional fees increased $0.6 million due to the accrual of investor relations fees of $0.3 million and a $0.3 million increase in legal costs primarily associated with financing transactions. In addition, the Company accrued a penalty in the quarter of approximately $0.2 million as a result of the Company's failure to timely file a registration statement related to settlements reached with respect to the Company's then outstanding debentures in late 2004. Also, salaries and wages increased $0.2 million due primarily to the accrual of deferred compensation in 2005 for executive salaries that were voluntarily reduced in 2004.

     INTEREST EXPENSE. Interest expense is comprised of related party interest expense and other interest expense.

     o Related party interest expense decreased approximately $0.13 million to zero dollars ($0) from $0.13 million for the three (3) months ended September 30, 2005 to the three (3) months ended September 30, 2004. In 2004, related party interest expense consisted primarily of interest accruing on $2.7 million in notes advanced to the Company by EKI. In the fourth (4th) quarter of 2004, these loans were converted to EarthShell common stock at $3.00 per share and the accrued interest was converted to common stock at $4.00 per share. As a result, in 2005, there has been no further accrual of related party interest. The Company has begun to accrue related party interest in connection with the EKI Loan which, as of the second week of January 2006, EKI advanced $1,000,000 to the Company.

     o    Other interest expense remained constant at $0.2 million for the three
          (3) months ended September 30, 2005 and September 30, 2004, respectively. In 2004, other interest expense was comprised primarily of interest accrued on the then outstanding debentures. In the fourth
          (4th) quarter of 2004, these debentures were settled and retired and interest ceased to accrue. Beginning in late 2004, the Company entered into payment plans to settle a number of aged payable accounts. Interest is accruing on these accounts at the rate of about $10,000 per quarter. On December 30, 2005, the Company issued to Cornell Capital Partners $4,500,000 in convertible December Debentures. The December Debentures have a three (3) year term and accrue interest at twelve percent (12%) per annum.

     GAIN ON SALES OF PROPERTY AND EQUIPMENT. The Company had a minor gain of approximately $1,000 from the sales of property and equipment in the three (3) months ended September 30, 2005 compared to a gain of approximately $15,000 in the three (3) months ended September 30, 2004 upon the sale of non-essential machine shop equipment and excess office furniture and equipment over their net book value, all of which was fully depreciated.

     RESULTS OF OPERATIONS FOR THE NINE (9) MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO THE NINE (9) MONTHS ENDED SEPTEMBER 30, 2004

     The Company's net loss decreased approximately $1.2 million to $4.8 million from $6.0 million for the nine (9) months ended September 30, 2005 compared to the nine (9) months ended September 30, 2005, respectively.

     REVENUES. The Company recorded an increase of revenues of approximately $0.08 million to $0.16 million from $0.08 million for the nine (9) months ended September 30, 2005 compared to the nine (9) months ended September 30, 2004, respectively. These revenues are a result of the amortization of technology fees received during 2004 in connection with the granting of certain license agreements. In the second (2nd) quarter of 2004, $500,000 of a total of $2 million technology fees payable were received in connection with a sublicense agreement granted to MBS. In the fourth (4th) quarter of 2004, a technology fee of $1 million was received in connection with a sublicense agreement granted to EHS. These technology fees have been amortized over the ten (10) year term of the agreements. The MBS sublicense agreement was terminated on June 8, 2005, and the unamortized portion of the technology fee was returned to MBS. The amortization of the remaining EHS technology fee will result in the recognition of $0.1 million in revenues per year during the life of the agreement.

     RESEARCH AND DEVELOPMENT EXPENSES. Total research and development expenses are comprised of related party license fee and research and development expenses and other research and development expenses. Total research and development expenses for the development of EarthShell Packaging(R) decreased approximately $0.8 million to $0.3 million from $1.1 million for the nine (9) months ended September 30, 2005 compared to the nine (9) months ended September 30, 2004, respectively, primarily due to the termination of the related party minimum monthly payment in September 2005.

     o Related party license fee and research and development expenses were primarily comprised, through September 1, 2004, of the payment of a $100,000 minimum monthly payment to retain exclusive use of the Biotec Group technology for food service disposable packaging as well as payment for technical services, both of which are payable to EKI, the largest stockholder of the Company, or affiliates of EKI. The accrual of the minimum monthly payment was halted for two (2) years beginning in September 2004 pursuant to an amendment to the Biotech License Agreement. Subsequently, the minimum monthly payment to retain exclusivity was completely eliminated pursuant to the Amended and Restated Biotec License Agreement dated August 31, 2005. the Biotec Group is no longer an affiliate of EKI.

     o Related party license fee and research and development expenses decreased $0.8 million to $0 for the nine (9) months ended September 30, 2005, compared to $0.8 million for the nine (9) months ended September 30, 2004, respectively.

     o Other research and development expenses are comprised of personnel costs, contract research with the USDA, travel and direct overhead for development and/or demonstration production, and consulting services for development work. Other research and development expenses remained constant at approximately $0.3 million for each of the nine (9) months ended September 30, 2005 and September 30, 2004, respectively.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses are comprised of related party general and administrative expenses and other general and administrative expenses. Total general and administrative expenses increased approximately $1.9 million to $4.2 million from $2.3 million for the nine (9) months ended September 30, 2005 compared to the nine (9) months ended September 30, 2004, respectively.

     o Related party general and administrative expenses are comprised primarily of the sublease of office facilities from the Company's largest shareholder, EKI. During 2005 to date, these expenses have been offset by reimbursement by EKI for fifty percent (50%) of the cost of one of EarthShell's administrative staff shared by EKI. Related party general and administrative expenses have been negligible for each of nine (9) months ended September 30, 2005 and 2004, respectively.

     o Other general and administrative expenses are comprised of personnel costs and directors' fees, travel and direct overhead for marketing, finance and administration. Total general and administrative expenses increased $1.9 million to $4.2 million from $2.3 million for the nine
          (9) months ended September 30, 2005 compared to the nine (9) months ended September 30, 2004, respectively. The increase was due primarily to the engagement of an investor relations firm in March 2005, resulting in the accrual of investor relations fees of $0.6 million through September 30, 2005. In addition, legal fees increased approximately $0.3 million due primarily to the increase in licensing and financing activities. Also, the Company has accrued a penalty of approximately $0.35 million as a result of the Company's failure to timely file a registration statement related to the debenture settlements reached in late 2004 and the Company has incurred a currency translation loss of $0.2 million related to its German subsidiary. Furthermore, in June of 2005, the Company awarded the Directors of the Company each 10,000 restricted shares of the Company's common stock in recognition of the fact that the Directors' cash compensation during the prior year had been deferred. The value of these awards was determined to be approximately $0.15 million and was deemed a non-cash expense. Salaries and wages increased approximately $0.1 million due to accrual of deferred compensation which was granted in March 2005 in consideration of reductions in executive salaries in 2004.

     INTEREST EXPENSE. Interest expense is comprised of related party interest expense and other interest expense.

     o Related party interest expense decreased $0.3 million to $0.1 million from $0.4 million for the nine (9) months ended September 30, 2005 compared to the nine (9) months ended September 30, 2004, respectively. In 2004, related party interest expense consisted primarily of interest accruing on $2.7 million in notes advanced to the Company by EKI. In the fourth (4th) quarter of 2004, these loans were converted to EarthShell common stock at $3.00 per share and the accrued interest was converted into common stock at $4.00 per share. As a result, in 2005, there has been no further accrual of related party interest. However, during the second (2nd) quarter, the Company issued to EKI 44,387 additional shares of EarthShell common stock pursuant to a conversion agreement entered into in the fourth (4th) quarter 2004 wherein accrued but unpaid interest on loans advanced to the Company were converted into stock at $4.00 per share. The additional shares were issued to reduce the conversion price to $3.00 per share. The $0.1 million related party interest expense recorded in second (2nd) quarter 2004 is the value of the additional shares which was a non-cash item. The Company has begun to accrue related party interest in connection with the EKI Loan which, as of the second week of January 2006, EKI advanced the full $1,000,000 to the Company under the EKI Loan.

     o Other interest expense decreased $0.2 million to $0.4 million from $0.6 million for the nine (9) months ended September 30, 2005 compared to the nine (9) months ended September 30, 2004, respectively. Other interest expense for the nine (9) months ended September 30, 2004 was primarily composed of accretion of the discount on the 2006 Debentures and interest accrued on the 2006 Debentures. During the fourth (4th) quarter 2004, the Company entered into agreements with the holders of all $6.8 million outstanding principal amount of its 2006 Debentures
          to  settle  its   obligations  and  converted  and  retired  the  2006
          Debentures and all accrued but unpaid interest, satisfying its obligations in full. Subsequent to December 31, 2004, there is no other interest expense for the 2006 Debentures. Other interest expense for the nine (9) months ended September 30, 2005 was primarily composed of interest and accretion of the discount on promissory notes held by Cornell Capital Partners (the "CCP Notes"). As of December 30, 2005, the CCP Notes have been paid off in full. In addition, beginning in late 2004, the Company entered into payment plans to settle a number of aged payable accounts with interest accruing on these aged payable accounts.

     GAIN ON SALES OF PROPERTY AND EQUIPMENT. The Company realized a gain of approximately $0.02 million in the nine (9) months ended September 30, 2005 upon the sale of non-essential machine shop equipment and excess office furniture and equipment over their net book value, most of which was fully depreciated. This reflects a decrease of $0.15 million to $0.02 million from $0.17 million for the nine (9) months ended September 30, 2005 compared to the nine (9) months ended September 30, 2004, respectively. The decrease is due to the fact that the Company was downsizing through 2004 and disposed of surplus equipment during that period.

     PREMIUM DUE TO 2006 DEBENTURE DEFAULT. At June 30, 2004, the Company was in non-compliance with certain covenants under the terms of the convertible debentures issued in March 2003 (the "2006 Debentures"). Two (2) of the 2006 Debenture holders, including the 2006 Debenture holder with the largest ownership position, notified the Company in writing that the Company was in default and requested that the Company repurchase the entire principal amount of the 2006 Debentures held at the price specified in the 2006 Debentures, along with any accrued and unpaid interest. The 2006 Debentures contained a provision for repurchase of the 2006 Debentures at a premium if the repurchase was due to an event of default. Therefore, through the third (3rd) quarter 2004, the Company accrued approximately $1.7 million of the repurchase premium specified in the 2006 Debentures. This amount was also included in the current liabilities account "Convertible Debentures" of the September 30, 2004 balance sheet. The 2006 Debentures were retired in the fourth (4th) quarter of 2004 and no expense was recorded in 2005.

     RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE YEAR ENDED DECEMBER 31, 2003

     The Company's net loss decreased $11.2 million to $7.3 million from $18.5 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively.

     REVENUES. The Company recorded revenues of $0.1 million for the year ended December 31, 2004. These revenues reflect amortization of the $3.0 million of technology fees payable under the sublicense agreements that were entered into with MBS and with ESH in the second (2nd) and fourth (4th) quarters of 2004 over the ten (10) years of the agreements. The amortization of the technology fees will result in the recognition of $0.3 million in revenues per year during the lives of the agreements. Prior to this, the Company had no recognized revenue as it was a development stage company.

     RESEARCH AND DEVELOPMENT EXPENSES. Total research and development expenses are comprised of related party license fee and research and development expenses and other research and development expenses. Total research and development expenditures for the development of EarthShell Packaging(R) decreased $8.3 million to $1.2 million from $9.5 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively.

     o Related party license fee and research and development expenses are comprised of the $0.1 million minimum monthly licensing fee for the use of the EarthShell Technology and for technical services, both of which were payable to EKI, the largest stockholder of the Company, or the Biotec Group. Related party license fee and research and development expenses decreased $0.5 million to $0.8 million from $1.3 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. The decrease was primarily due to a decrease in the license fee as a result of an agreement with the Biotec Group to eliminate the $0.1 million per month minimum licensing fee from September 2004 through August 2006.

     o Other research and development expenses are comprised of personnel costs, travel and direct overhead for development and demonstration production, as well as impairment charges on manufacturing property and equipment constructed for demonstration production purposes. Other research and development expenses decreased $7.8 million to $0.4 million from $8.2 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. The reduction was due to the non-recurrence of the following 2003 activities: the winding down of on-going demonstration manufacturing in Goleta, California in the first (1st) quarter of 2003, the start-up in mid-May of a new manufacturing line for plates and bowls built and financed by DTE at their Lebanon, Missouri facility, expenses incurred to vacate the Company's demonstration manufacturing facility in Goleta, California at the expiration of the lease on May 31, 2003, costs incurred in connection with testing of the Goettingen, Germany manufacturing equipment during the third (3rd) quarter, the write down of the Goettingen manufacturing equipment to $1.00 as of December 31, 2003 due to the uncertainty of the proceeds to be realized upon sale of the equipment, and the losses of the Company's joint venture. In early August 2003, the Company discontinued its day-to-day support of manufacturing activities at DTE. In keeping with its business model, in 2004 the Company primarily focused on the licensing of its foam analog material and other technologies to new licensees, and these licensees and future licensees will install and run equipment to produce EarthShell Packaging(R) in their own facilities.

     OTHER GENERAL AND ADMINISTRATIVE EXPENSES. Other general and administrative expenses are comprised of personnel costs, travel and direct overhead for marketing, finance and administration. Total general and administrative expenses decreased $2.0 million to $3.8 million from $5.8 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. This was primarily the result of efforts to significantly reduce general and administrative expenses throughout 2003 and 2004, which resulted in reductions in the following expenses: personnel costs by $0.7 million (due to a reduction in headcount from fourteen (14) employees at December 31, 2003 to nine (9) employees at December 31, 2004), professional fees and services by $0.8 million, facility and support costs by $0.3 million, business insurance costs by $0.2 million, travel and entertainment expenses by $0.1 million and franchise taxes by $0.1 million. In addition, the Company was able to reduce previously provided expense accruals by approximately $0.6 million due to their favorable resolution in the third (3rd) quarter of 2004. Most of the credit to general and administrative expenses related to the favorable resolution of property tax disputes within the states of California and Maryland. The expense reductions were partially offset by approximately $0.8 million of accounts payable settlement gains in 2003. The settlement gains were the result of a program began by the Company in the second (2nd) quarter of 2003 to satisfy vendors for outstanding aged invoices.

     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense decreased $0.34 million to $0.04 million from $0.38 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. The decrease in depreciation expense is primarily attributable to taking the remainder of EarthShell's manufacturing and development assets out of service as of the end of 2003.

     Interest Expense. Interest expense is comprised of related party interest expense and other interest expense.

     o Related party interest expense was $0.4 million for both the year ended December 31, 2004 and the year ended December 31, 2003. Related party interest expense includes interest accrued on outstanding loans made to the Company by EKI under a loan agreement, accretion of the discount related to the warrants issued to EKI in conjunction with the March 2003 financing transactions, plus accrued interest payable on amounts owed to EKI for monthly licensing fees that were accrued rather than being paid in accordance with the terms of the subordination agreements entered into in connection with the issuance of the secured 2006 Debentures. During the third (3rd) quarter of 2004, agreements were negotiated with EKI to convert all outstanding loans and accrued but unpaid interest into common stock of the Company and to restructure the unpaid licensing fees under the Biotec License Agreement. Therefore, there will be no related party interest expense for these items subsequent to December 31, 2004.

     o Other interest expense decreased $0.7 million to $0.7 million from $1.4 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. Other interest expense for 2004 is primarily comprised of accretion of the discount and interest accrued on the 2006 Debentures. Other interest expense for 2003 was primarily comprised of accretion of discount on the 2006 Debentures and a beneficial conversion charge in the amount of $0.4 million due to a change in the conversion price of the convertible debentures issued on August 12, 2002 (the "2007 Debentures"). In addition, other interest expense for 2003 also included accretion of the discount on the 2007 Debentures and accrued interest payable on the 2006 Debentures and 2007 Debentures.

     GAIN ON SALE OF PROPERTY AND EQUIPMENT. Gain on the sale of property and equipment decreased $0.3 million to $0.2 million from $0.5 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. The gains in both 2004 and 2003 were realized due to the sale of non-essential machine shop equipment and excess office furniture and equipment over their net book value, most of which was fully depreciated. In addition, 2003 also included proceeds received from the sale of production line equipment that was previously impaired and therefore had a net book value of zero dollars ($0).

     PREMIUM DUE TO 2006 DEBENTURE DEFAULT. At December 31, 2004, the Company was in non-compliance with certain covenants under the 2006 Debentures. Two (2) of the holders, including the holder with the largest ownership position, notified the Company in writing that the Company was in default and requested that the Company repurchase the entire principal amount of the 2006 Debentures held at the price specified in the 2006 Debentures, along with any accrued and unpaid interest. The 2006 Debentures contain a provision for repurchase of the
2006 Debentures at a premium if the repurchase is due to an event of default, and the Company accrued the amount of the premium specified in the 2006 Debentures.

     Other Income. Other income for the year ended December 31, 2004 was zero dollars ($0) compared to $0.4 million for the year ended December 31, 2003. The 2003 other income represents the net gain realized in the third (3rd) quarter of 2003 from reducing the balance of the warrant obligation to its estimated fair value of zero dollars ($0). The warrant obligation was initially recorded in connection with the March 2003 financing transactions.

     (Gain) Loss on Extinguishment of Debentures. There was a gain on extinguishment of debentures of $0.1 million for the year ended December 31, 2004 compared to a loss on extinguishment of debentures was $1.7 million for the year ended December 31, 2003. The $0.1 million gain for the year ended December 31, 2004 relates to interest payable on the 2006 Debentures that was not paid by the Company upon conversion of the 2006 Debentures. In connection with the March 2003 financing transactions, the Company prepaid $5.2 million aggregate principal amount of the 2007 Debentures, resulting in a prepayment penalty of approximately $0.2 million. The Company also issued to the holders of the prepaid 2007 Debentures 52,083 shares of common stock, valued at approximately $0.2 million based upon the closing price of the Company's common stock of $4.56 per share on March 5, 2003. In addition, one of the holders of the 2007 Debentures exchanged $2.0 million aggregate principal amount of 2007 Debentures for $2.0 million aggregate principal amount of the 2006 Debentures. In connection with the prepayment and exchange transactions, the Company incurred cash transaction costs of approximately $0.3 million, excluding the prepayment penalty. In addition, the Company incurred a charge of approximately $0.9 million for the prorated portion of the original discount attributed to the $7.2 million of the 2007 Debentures repaid and exchanged. Therefore, the Company recognized a $1.7 million loss upon extinguishment of the 2007 debentures through the prepayment and exchange.

     Debenture Conversion Cost. The debenture conversion cost was $0.2 million for the year ended December 31, 2003. The expense represents the prorated portion of the original discount attributed to the 2007 Debentures whose conversion was forced by the Company in the respective periods.

     RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

     The Company's net loss decreased $21.1 million to $18.5 million from $39.6 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively.

     Research and Development Expenses. Total research and development expenses are comprised of related party license fee and research and development expenses and other research and development expenses. Total research and development expenditures for the development of EarthShell Packaging(R) decreased $17.4 million to $9.5 million from $26.9 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively.

     o Related party license fee and research and development expenses are comprised of the $100,000 minimum monthly licensing fee for the use of the EarthShell Technology and for technical services, both of which were payable to EKI, the largest stockholder of the Company, or the Biotec Group. It should be noted that payment of these related party expenses has been deferred pursuant to subordination agreements entered into by the EKI entities in connection with the convertible debenture financing concluded in March of 2003. Related party license fee and research and development expenses decreased $0.2 million to $1.3 million from $1.5 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. The decrease was entirely due to a decrease in technical services provided to the Company by the Biotec Group.

     o Other research and development expenses are comprised of personnel costs, travel and direct overhead for development and demonstration production, as well as impairment charges on manufacturing property and equipment constructed for demonstration production purposes. Other research and development expenses decreased $17.2 million to $8.2 million from $25.4 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. The decrease in other research and development expenses was primarily due to concluding the demonstration manufacturing of hinged-lid containers in Owings Mills, Maryland at the end of the second (2nd) quarter of 2002. While the majority of the expenses incurred in 2002 related to the Owings Mills demonstration manufacturing, it also included expenses related to the commencement of demonstration manufacturing of bowls and plates in Goleta, California. Other research and development expenses incurred in 2003 primarily related to the ongoing demonstration manufacturing in Goleta, California through mid-April and to the start-up in mid-May of a new manufacturing line for plates and bowls built and financed by DTE at their Lebanon, Missouri facility. In early August 2003, the company discontinued its day-to-day support of manufacturing activities at DTE. In keeping with its business model, the Company will hereafter focus primarily on the licensing of its foam analog material and other technologies, and all future manufacturing and production will be the responsibility of current or new licensees as they install and run equipment to produce EarthShell Packaging(R) in their own facilities. The decrease in other research and development expenses was also due to a $5.8 million reduction in property and equipment impairment charges, to $4.0 million in 2003 from $9.8 million in 2002.

     OTHER GENERAL AND ADMINISTRATIVE EXPENSES. Other general and administrative expenses are comprised of personnel costs, travel and direct overhead for marketing, finance and administration. Total general and administrative expenses decreased $3.8 million to $5.8 million from $9.6 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. This was primarily the result of efforts to significantly reduce general and administrative expenses in 2003, which resulted in reductions in the following expense categories: legal fees, including patent prosecution and maintenance fees, by $0.9 million, personnel costs by $0.7 million, professional fees and services by $0.4 million, travel costs by $0.3 million, facility costs by $0.3 million and business insurance costs by $0.2 million. In addition, in the second
(2nd)quarter of 2003 the Company began a program to satisfy vendors for outstanding invoices and recognized gains from settling various old trade accounts payable at a discount. As a result of negotiations, in 2003 the Company settled and paid outstanding accounts payable of approximately $1.5 million at a discount of approximately $0.8 million.

     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense decreased $2.7 million to $0.4 million from $3.1 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. The decrease in depreciation expense is primarily attributable to the decrease in property and equipment as a result of the impairment of demonstration manufacturing property and equipment in 2002.

     INTEREST INCOME. Interest income totaled $0.1 million for each of the years ended December 31, 2003 and December 31, 2002.

     INTEREST EXPENSE. Interest expense is comprised of related party interest expense and other interest expense.

     o Related party interest expense increased $0.3 million to $0.4 million from $0.1 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. The increase was due to an increase in accrued interest payable on outstanding loans made to the Company by EKI from September 2002 through January 2003 that were outstanding throughout all of 2003, accretion in 2003 of the discount related to the warrants issued in conjunction with the March 2003 financing transactions, plus accrued interest payable on amounts owed to EKI for monthly licensing fees that were not paid in accordance with the terms of the subordination agreements entered into in connection with the 2006 Debentures.

     o Although the outstanding loans and monthly licensing fees will accrue approximately $0.4 million in annual interest expense, payment of the interest is subordinated to the 2006 Debentures. Therefore, the related party interest expense will continue to accrue but will not be paid in cash until the 2006 Debentures have been converted or the obligation satisfied in full.

     o Other interest expense increased $1.2 million to $1.4 million from $0.2 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. Other interest expense for 2003 is primarily comprised of accretion of the discount on the 2006 Debentures and a beneficial conversion charge in the amount of $0.4 million due to a change in the 2007 Debentures conversion price. In addition, other interest expense for 2003 also included accretion of the discount on the 2007 Debentures and accrued interest payable on the 2006 Debentures and 2007 Debentures. Other interest expense for 2002 was comprised of accretion of the discount and accrued interest payable on the 2007 Debentures. Interest expense from accretion of the discount and accrued interest payable for the 2006 Debentures will be approximately $0.8 million per year until they are repaid or are converted into common stock.

     OTHER INCOME. Other income was $0.4 million for the year ended December 31, 2003. This represents the net gain realized in the third (3rd) quarter of 2003 from reducing the balance of the warrant obligation to its estimated fair value of zero dollars ($0). Management believes the estimated fair value of the warrant at December 31, 2003 was zero dollars ($0). The warrant obligation was initially recorded in connection with the March 2003 financing transactions.

     LOSS ON EXTINGUISHMENT OF DEBENTURES. Loss on extinguishment of debentures was $1.7 million for the year ended December 31, 2003. In connection with the March 2003 financing transactions, the Company prepaid $5.2 million aggregate principal amount of the 2007 Debentures, resulting in a prepayment penalty of approximately $0.2 million. The Company also issued to the holders of the prepaid 2007 Debentures 52,083 shares of common stock, valued at approximately $0.2 million based upon the closing price of the Company's common stock of $4.56 per share on March 5, 2003. In addition, one of the holders of the 2007 Debentures exchanged $2.0 million aggregate principal amount of 2007 Debentures for $2.0 million aggregate principal amount of 2006 Debentures. In connection with the prepayment and exchange transactions, the Company incurred cash transaction costs of approximately $0.3 million, excluding the prepayment penalty. In addition, the Company incurred a charge of approximately $0.9 million for the prorated portion of the original discount attributed to the $7.2 million of the 2007 Debentures repaid and exchanged. Therefore, the Company recognized a $1.7 million loss upon extinguishment of the 2007 debentures through the prepayment and exchange.

     GAIN ON SALE OF PROPERTY AND EQUIPMENT. Gain on the sale of property and equipment increased $0.1 million to $0.5 million from $0.4 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. The gain in both 2003 and 2002 represents the excess of proceeds received from the sale of non-essential machine shop equipment and excess office furniture and equipment over their net book value. In addition, 2003 also includes proceeds received from the sale of production line equipment that was previously impaired and therefore had a net book value of zero dollars ($0).

     DEBENTURE CONVERSION COST. The debenture conversion cost decreased $0.1 million to $0.2 million from $0.3 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. The expense represents the prorated portion of the original discount attributed to the 2007 Debentures whose conversion was forced by the Company in the respective periods.

LIQUIDITY AND CAPITAL RESOURCES

     CASH FLOW. The Company's principal use of cash for the nine (9) months ended September 30, 2005 was to fund operations. Net cash used in operations was approximately $2.7 million for the nine (9) months ended September 30, 2005, compared to $2.3 million for the nine (9) months ended September 30, 2004. As of September 30, 2005, the Company had cash and cash equivalents totaling approximately $0.04 million and a working capital deficit of $11,576,360. These factors, along with others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time.

     The Company's principal uses of cash for the year ended December 31, 2004 were to fund operations, repay convertible debentures, and pay accounts payable and accrued expenses. Net cash used in operating activities was $2.7 million and $15.7 million for the years ended December 31, 2004 and 2003, respectively. This significant reduction in cash required to fund operating activities was due primarily to a reduction in net loss of approximately $11 million as the Company scaled back its development activities. Further reductions were due to the receipt of approximately $1.4 million in deferred revenues, the accrual of $1.6 million for a premium due to the default of the 2006 Debentures, and accrual of approximately $1 million payable to a related party. These reductions were partially offset by the non-recurrence of a one-time adjustment in 2003 of $3.5 million for the loss on the disposal of equipment and a $1.7 million loss on the extinguishment in 2003 of the 2007 Debentures. Net cash provided by investing activities was $0.2 million and $4.0 million for the years ended December 31, 2004 and 2003, respectively. The change was due primarily to a one time event which was the release in 2003 of a $3.5 million time deposit being used as collateral for a purchase commitment. About one-half (1/2) of the $3.5 million time deposit was paid out to settle the purchase commitment. Net cash provided by financing activities was $0.9 million and $13.5 million for the years ended December 31, 2004 and 2003, respectively. As of December 31, 2004, the Company had cash and related cash equivalents totaling $0.3 million.

     CAPITAL REQUIREMENTS. Due to the fact that construction of the initial commercial production lines was largely completed in 2002 and the Company decided to discontinue all demonstration manufacturing activities in 2003, the Company only made one (1) minor capital expenditure during the year ended December 31, 2004. The Company made no capital expenditures during the nine (9) months ended September 30, 2005. The Company expects to expend approximately $10,000 in the first (1st) quarter of 2006 for computer equipment.

     CONTRACTUAL OBLIGATIONS. The following table summarizes the Company's known obligations to make future payments pursuant to certain contracts as of September 30, 2005, as well as an estimate of the timing in which these obligations are expected to be satisfied:

                                                  Payments Due By Period (In Thousands)
                                               -----------------------------------------------
                                                                Less Than
Contractual Obligations                          Total            1 Year          1-3 Years
---------------------------------------------- --------------- -------------- -----------------
Long-term debt - principal payments only
  Capital leases                                  $     --        $      --        $     --
  Operating leases                                      --               --              --
  Payable to related party                             875              875              --
  Other long-term liability                            530              380             150
                                                  --------        ---------        --------
    Totals                                        $  1,405        $   1,255        $    150
                                                  ========        =========        ========

     Sources of Capital. As part of the Company's initial public offering on March 27, 1998, the Company issued 877,193 shares of common stock, for which it received net proceeds of $206 million. On April 18, 2000 and January 4, 2001, the Company filed shelf registration statements for 416,667 and 1,250,000 shares, respectively, of the Company's common stock. During the years ended December 31, 2002, 2001 and 2000, the Company sold approximately 0.1 million,
1.1 million and 0.4 million shares of common stock, respectively, in private transactions under such shelf registration statements and received net proceeds from such sales of approximately $2.3 million, $30.6 million and $10.5 million, respectively. All shares available under such shelf registration statements had been sold as of December 2002.

     In December of 2001, the Company filed an additional shelf registration statement providing for the sale of up to $50 million of securities, including secured or unsecured debt securities, preferred stock, common stock and warrants. These securities could be offered, separately or together, in distinct series, and amounts, at prices and on terms to be set forth in the prospectus contained in the registration statement, and in subsequent supplements to the prospectus. On August 12, 2002, the Company issued $10 million in aggregate principal amount of convertible debentures, due August 2007 (the "2007 Debentures"), and warrants to purchase 0.2 million shares of common stock to institutional investors for proceeds of $10.0 million. During the year ended December 31, 2002, the Company sold 1.9 million shares of common stock under such registration statement and received net proceeds from such sales of $19.6 million. During the year ended December 31, 2003, the Company issued 432,974 shares for the conversion of $1.8 million of 2007 Debentures. The remainder of the 2007 Debentures were prepaid or exchanged for 2006 Debentures during 2003.

     On March 5, 2003, the Company issued to a group of institutional investors 416,667 shares of common stock and $10.55 million in aggregate principal amount of secured convertible debentures due on March 5, 2006 (the "2006 Debentures"), for which the Company received proceeds of approximately $9.0 million, net of financing costs of approximately $1.5 million. In connection with the March 2003 financing transactions, the Company issued 54,167 shares of common stock to the lead purchaser of these 2006 Debentures and two (2) warrants to a placement agent, both of whom received the instruments as compensation for their services rendered in connection with the transaction. In 2003, $5.75 million principal amount of the 2006 Debentures was converted into 958,334 shares of common stock. At December 31, 2003, the outstanding principal balance of 2006 Debentures was $6.8 million. The remaining shares under the December 2001 shelf registration statement described above were used to secure shares potentially issuable upon conversion of the 2006 Debentures. Although the Company was in compliance with all covenants of the 2006 Debentures at December 31, 2003, on March 8, 2004 the Company's common stock was delisted from the Nasdaq SmallCap Market because the Company's market capitalization failed to meet the minimum required standard for continued listing. In addition, the Company did not make interest payments related to the 2006 Debentures as required on January 31, 2004. These actions put the Company in non-compliance with its covenants under the 2006 Debentures. During 2004, the Company sold $2.7 million of its common stock in a private equity transaction, received $1.5 million in prepaid technology fees related to the granting of new licenses, and worked to negotiate settlements with each of the remaining holders of its 2006 Debentures to retire the 2006 Debentures, to resolve the defaults, and to restructure its long-term debt as follows. On May 13, 2004, the Company entered into a ten (10) year license agreement with MBS and granted to MBS a priority license to supply certain retail and government market segments in the United States (the "MBS Sublicense"). MBS has paid EarthShell $500,000 in technology fees to date. On June 8, 2005, the Company terminated the MBS Sublicense as set forth herein below.

     On August 5, 2004, EarthShell and MBS entered into a stock purchase agreement (the "MBS SPA") pursuant to which MBS agreed to fund $5 million to EarthShell in exchange for EarthShell's issuance of 1,666,666 shares of common stock at $3.00 per share. On August 20, 2004, EarthShell received $500,000 from MBS, for which the Company issued to MBS 166,666 shares of its common stock. On October 1, 2004, EarthShell received an additional $1.2 million of the $5 million commitment, and the Company issued to MBS 400,000 shares of its common stock. On October 11, 2004, MBS purchased an additional 333,333 shares for $1.0 million, of which it had paid $0.5 million as of December 31, 2004 and $0.5 million was still due. Subsequent to December 31, 2004, MBS paid to the Company an additional $25,000, leaving the balance due at March 31, 2005 equal to $0.475 million. The shares of common stock issued to MBS were not registered for resale under the 1933 Act. The cash received from MBS was used, in part, to fund the repurchase of the 2006 Debentures and to restructure the Company's long-term debt.

     On March 23, 2005, the Company entered into a financing arrangement with Cornell Capital Partners whereby the Company issued promissory notes to, and entered into a security agreement with, Cornell Capital Partners. Pursuant to the financing, the Company issued one (1) promissory note equal to $1,150,000 on March 28, 2005 and a second note equal to $1,350,000 on May 27, 2005 (collectively, the "CCP Notes") to Cornell Capital Partners for a total principal amount of $2.5 million. Upon entering into the Purchase Agreement with Cornell Capital Partners on December 30, 2005, the CCP Notes and all accrued interest thereon have been paid in full.

     On March 23, 2005, the Company entered into a Standby Equity Distribution Agreement (the "SEDA") with Cornell Capital Partners whereby the Company was entitled to, at its sole discretion, periodically sell to Cornell Capital Partners shares of its common stock for a total aggregate purchase price of up to $10.0 million. On June 9, 2005, the Company filed a registration statement on Form S-1 with the SEC to register shares of its common stock underlying the SEDA. On September 27, 2005, the registration statement was withdrawn and, on December 30, 2005, the parties terminated the SEDA.

     On May 26, 2005, the Company issued a common stock purchase warrant to Cornell Capital Partners to purchase 625,000 shares of common stock of the Company. This May Warrant expires on May 26, 2006, has an exercise price of $4.00 per share of common stock and has "piggy back" and demand registration rights. In August 2005 Cornell Capital Partners agreed to consolidate the CCP Notes and to defer the commencement of repayment installments until October 1, 2005. In consideration of this modification to CCP Notes, the Company issued a warrant to Cornell Capital Partners to purchase 50,000 shares of common stock of the Company. This August Warrant expires on May 26, 2006, has an exercise price which was adjusted to $3.00 per share of common stock, as of December 30, 2005 and has "piggy back" and demand registration rights.

     On June 8, 2005, the Company entered into a letter agreement with MBS terminating its sublicense agreement (the "MBS Sublicense"), dated as of May 13, 2004. At the time the letter agreement was executed, MBS had not yet implemented the sublicense granted to it under the MBS Sublicense. The parties separately agreed that the effectiveness of the termination would be conditioned upon the effectiveness of the agreements with RPI as described herein below. The Company entered into additional sublicense agreements with MBS covering non-competing technologies in other markets and territories than those covered by the MBS Sublicense and the present RPI Sublicense. The effectiveness of such sublicense agreements was expressly conditioned upon the satisfaction of certain conditions before July 31, 2005, including the receipt by the Company of $2.6 million in technology fees and other payments. These agreements expired under their own terms.

     On June 17, 2005, EarthShell entered into a sublicense agreement with RPI (the "RPI Sublicense"), a newly formed subsidiary of Thompson Street Capital Partners ("Thompson Street"), pursuant to which the Company granted to RPI an exclusive license to produce plates, bowls, and certain other EarthShell products incorporating the Company's technology and to sell these products in the retail and governmental market segments in the United States. The Company has been advised that RPI has already received the full $12 million funding commitment from Thompson Street in order to begin production of EarthShell Packaging(R) products. The RPI Sublicense requires RPI to pay to the Company a royalty fee equal to twenty percent (20%) of RPI's net sales, not to exceed fifty percent (50%) of RPI's gross margin. The parties separately agreed that the effectiveness of the RPI Sublicense would be conditioned upon the effectiveness of the agreements with MBS as set forth herein above.

     On June 17, 2005, the Company, RPI and RPI's sole stockholder, Renewable Products, LLC ("RPI LLC"), entered into an agreement and plan of merger (the "RPI Merger") which contemplates the Company's eventual acquisition of RPI in exchange for 8 million shares of the Company's Series C Convertible Preferred stock (the "Series C Preferred") at such time as the following conditions, among others, are achieved: (i) RPI's procurement, installation and start-up of sixteen (16) manufacturing modules for producing the Company's product, which equipment is to be designed to produce an aggregate of approximately $16 million of EarthShell products per year, (ii) RPI's establishment of plant facilities to support the full commercial operations of such machines, (iii) RPI's receipt of funding to support additional working capital needs of $1 million, (iv) RPI's receipt of at least $12 million of capital to purchase the machines described above, and (v) the twenty percent (20%) royalty described above having become payable and either accrued or paid to the Company pursuant to the RPI Sublicense. At such time as the conditions to the transactions contemplated by the RPI Merger are met, RPI has the right, through March 31, 2006, to call for the merger to occur. The parties have mutually agreed to extend RPI's call date to December 31, 2006. At the time the merger is triggered, a valuation of RPI will be obtained and the Company will acquire RPI pursuant to the terms of the RPI Merger in exchange for 8 million shares of Series C Preferred, as described above. The Series C Preferred will be convertible on a share for share basis into 8 million shares of the Company's common stock which will be subject to registration rights.

     On August 22, 2005, the Company entered into a letter agreement with EA to grant sub-licenses to use EarthShell Technology for various applications in certain Asian territories (the"EA License"). Shortly after executing a letter agreement, both the Company and EA entered into negotiations to restructure the transaction and ultimately entered into an amended and restated letter agreement dated December 9, 2005. By its terms, the amended and restated letter agreement was not to become effective until all conditions to the transactions described therein were satisfied. Per the transaction as restructured in accordance with the amended and restated letter agreement, the Company may receive a total of up to $2.6 million from a combination of (i) prepaid technology fees (up to $1.7 million), (ii) the sale of up to 266,667 shares of its common stock and (iii) the issuance of warrants to purchase one million thirty three thousand three hundred thirty three (1,033,333) shares of the Company's common stock at $3.90 per share (which, if the Company does not file with the Securities and Exchange Commission a registration statement for the resale of such shares by January 31, 2006, may be adjusted to an excercise price of not less than $3 per share). Subsequent to the execution of the amended and restated letter agreement, EA agreed to change the deadline for filing the resale registration statement to February 15, 2006. Realization of the full potential of the transaction is dependent on the Company successfully demonstrating the commercial viability of its technology in certain new applications.

     The Company received $500,000 from EA in August 2005 as an initial partial payment and issued 166,667 shares of its common stock in connection with this payment. The Company received an additional $300,000 in December 2005 and the final payment, of approximately $61,000 on February 10, 2006. The remainder was retained by EA as compensation for various costs and fees. Upon receipt of the final payment, the Company issued a total of 266,667 shares and the warrants to purchase the 1,033,333 shares.

     On October 11, 2005, the Company entered into the EKI Loan with EKI pursuant to which the Company issued to EKI a promissory note in the principal amount of $1,000,000. As of the second week of January 2006, EKI has advanced $1,000,000 to the Company. Interest accrues on the principal balance of the EKI Loan at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. All accrued but unpaid interest and outstanding principal is due and payable on the earliest to occur of the following: (i) the second (2nd) anniversary of the date of the EKI Loan;
(ii) five (5) days following the date the Company has received $3 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), measured from the date of the EKI Loan and not taking into account the proceeds advanced under the EKI Loan; or (iii) the occurrence of an Event of Default (as defined in the EKI Loan).

     On October 11, 2005, the Company entered into a debt conversion and mutual release agreement (the "Debt Conversion Agreement") with EKI. Pursuant to the Debt Conversion Agreement, the Company and EKI agreed that a receivable in an amount equal to $837,145.69 (previously owed to bio-Tec Biologische Naturverpackunger GmbH & Co.KG, but which receivable was subsequently assigned to EKI) be converted into 279,048 shares of common stock of the Company. The conversion price equals $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the receivable.

     On December 30, 2005, EarthShell entered into a Purchase Agreement with Cornell Capital Partners pursuant to which the Company issued and sold to
Cornell Capital Partners the secured December Debentures. The December Debentures shall be convertible into shares of the Company's common stock, and the Company is registering 6,700,000 shares in connection with the Purchase Agreement. The Company received proceeds equal to $4,500,000 from the sale of the December Debentures on January 6, 2006, of which approximately $2.6 million was used to payoff the existing $2.5 million promissory note to Cornell and Highgate.

     The December Debentures are secured by (i) a Pledge and Escrow Agreement, by and among the Company, Cornell Capital Partners, and David Gonzalez, Esq.,
(ii) an Insider Pledge Agreement and Escrow Agreement (the "IPEA"), by and among the Company, Cornell Capital Partners, David Gonzalez, Esq. and Mr. Benton Wilcoxon and (iii) an Amended and Restated Security Agreement, by and between the Company and Cornell Capital Partners. The December Debentures are secured by substantially all of the Company's assets, have a three (3) year term and accrue interest at twelve percent (12%) per annum. Beginning 60 days after the Securities and Exchange Commission ("SEC") declares the accompanying registration statement effective, Cornell Capital Partners is entitled, at its option, to convert and sell up to $250,000 of the principal amount of the December Debentures, plus accrued interest, into shares of the Company's common stock, within any 30 day period at the lesser of (i) a price equal to $3.00 or
(ii) eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices of the common stock during the ten (10) trading days immediately preceding the conversion date, as quoted by Bloomberg, LP. The conversion limitation of $250,000 per month does not apply if the market price is greater than $3.00 per share.


     The holder of the December Debentures may not convert the December Debentures or receive shares of the Company's common stock as payment of interest thereunder to the extent such conversion or receipt of such interest payment would result in the holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of common stock, including shares issuable upon conversion of, and payment of interest on, the December Debentures held by such holder after application of this 4.9% restriction. This 4.9% restriction may be waived by the holder (but only as to itself and not to any other holder) upon not less than sixty-five
(65) days prior notice to the Company.

     The Company may redeem, with three (3) business days advance written notice to Cornell Capital Partners, a portion or all amounts outstanding under the December Debentures prior to the maturity date provided that the closing bid price of the of the Company's common stock, as reported by Bloomberg, LP, is less than $3.00 at the time of the redemption notice. The Company shall pay an amount equal to the principal amount being redeemed plus a redemption premium equal to ten percent (10%) of the principal amount being redeemed, and accrued interest, to be delivered to the Cornell Capital Partners on the third (3rd) business day after the redemption notice, provided, however, this redemption premium does not apply until the outstanding principal balance of the December Debentures has been reduced by $2.5 million. The amount that Cornell may convert in any 30 day period will be reduced by the amount that the Company redeems.

     In connection with the Purchase Agreement, on December 30, 2005, the Company issued to Cornell Capital Partners the December Warrant to purchase up to 350,000 shares of common stock. This December Warrant has an exercise price of $4.00 per share, which may be adjusted under certain conditions to as low as $3 per share and expires two (2) years from the date it was issued. Furthermore, in connection with the Company's sale of December Debentures, the Company issued to Mr. Benton Wilcoxon, in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of the IPEA, a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three (3) years from the date it was issued.

     The Company believes that as a result of (a) the $900,000 received pursuant to the EA agreements (b) the $1,000,000 received pursuant to the EKI Loan and
(c) the $4,500,000 in proceeds received in connection with the issuance and sale to Cornell Capital Partners of the December Debentures, the Company has sufficient capital to fund its operations through the first several months of 2006. The Company expects to receive additional technology fees in connection with the granting of additional new licenses during 2006. In addition, the Company expects to begin generating royalty revenues later in 2006. If the Company is not successful at generating royalty payments technology fees during 2006, the Company may have to raise additional funds to meet its current obligations and to cover operating expenses through December 31, 2006. If the Company is not successful in raising additional capital it may not be able to continue as a going concern for a reasonable amount of time. Management expects to address this potential need in 2006 by generating cash through the issuance of debt or equity securities. The Company expects to receive additional technology fees in connection with the granting of additional new licenses during 2006. In addition, the Company expects to begin generating royalty revenues later in 2006. However, the Company cannot assure that additional financing will be available to it, or, if available, that the terms will be satisfactory to it. Management will also continue in its efforts to reduce expenses, but cannot assure that it will be able to reduce expenses below current levels. If the Company is not successful in raising additional capital it may not be able to continue as a going concern.

     OFF-BALANCE SHEET ARRANGEMENTS. The Company does not have any off-balance sheet arrangements as of September 30, 2005, and has not entered into any transactions involving unconsolidated, limited purpose entities.

     SUMMARY OF THE DEBENTURE PURCHASE AGREEMENTS. As of September 30, 2004, the Company entered into agreements with each of the holders (collectively, the "Holders") of the 2006 Debentures to amend and restate the secured debenture purchase agreements entered into in July 2004 by and among EarthShell and the Holders (as amended and restated, the "Debenture Purchase Agreements") and the transactions contemplated therein (collectively, the "Debenture Transactions"). The 2006 Debentures were in default and their outstanding principal balance totaled $6.5 million prior to their repurchase. Collectively, the Debenture Purchase Agreements required (i) EKI to pay $1 million cash (EarthShell was obligated to reimburse EKI for this cash payment as discussed below), (ii) the Holders to convert the 2006 Debentures in accordance with their terms, resulting in the issuance by EarthShell of 1,091,666 shares of its common stock, which shares were previously registered for resale by the Company in connection with the issuance of the 2006 Debentures, (iii) EarthShell to issue to the Holders an aggregate of 512,500 additional shares of EarthShell common stock and (iv) EarthShell to pay $2.3 million to SF Capital Partners from thirty-three percent (33%) of any equity funding received by the Company (excluding the first $2.7 million funded by MBS) or fifty percent (50%) of the royalties received by EarthShell in excess of $250,000 per month (as determined on a cumulative basis commencing July 1, 2004). EarthShell has the right to convert the unpaid portion of the $2.3 million into shares of the Company's common stock at a price equal to the lesser of $3.00 per share, or the price per share that EarthShell shall subsequently receive upon the issuance of its common stock (or other convertible security) during the three (3) year period commencing September 30, 2004. The 512,500 shares of common stock issued to the Holders on October 6, 2004 were not registered for resale under the 1933 Act, but are being registered as part of this Registration Statement. The consideration for the repurchase of the 2006 Debentures has been paid or issued, and the 2006 Debentures have been retired by EarthShell.

     In connection with the settlement of the 2006 Debentures and the related restructuring of the Company's debt, the Company provided registration rights with respect to newly issued unregistered shares of its common stock. Such registration rights required the Company to, among other things, file a registration statement with the SEC and in December 2004 registering the resale of such shares of common stock. Under certain agreements, the Company not filing such a registration statement (or the registration statement not being declared effective) within a required timeframe provided the holders of the registrable securities with a right to liquidated damages which, in the aggregate, may amount to approximately $50,000 per month until a registration statement is filed. If the Company fails to pay such liquidated damages, the Company must also pay interest on such amount at a rate of ten percent (10%) per year (or such lesser amount as is permitted by law). Because this Registration Statement was not filed as planned, in December 2004 the Company became obligated on the direct financial obligation described above. In light of the Company's current liquidity and financial position any such claim could have a negative effect on the Company. While none of the holders of registrable securities have made a formal claim for liquidated damages to date, there can be no assurance that such holders will not do so in the future.

     SUMMARY OF THE EKI AGREEMENTS. During 2002 and 2003, EKI made various simple interest working capital loans to the Company (the "Simple Interest Loans"). These Simple Interest Loans were interest bearing at a rate of seven percent (7%) or ten percent (10%) per annum, and were payable on demand. As of December 31, 2003, the outstanding principal balance of the Simple Interest Loans was $2,755,000. In connection with the sale of the 2006 Debentures, EKI subordinated the payments and advances that were owed to it, and as consideration, the Company issued to EKI a warrant in March 2003, expiring ten
(10) years thereafter, to acquire 83,333 shares of the Company's common stock at $6.00 per share. As part of the settlement of the 2006 Debentures in October of 2004, EKI agreed to convert all of the outstanding Simple Interest Loans to EarthShell ($2,755,000) into unregistered common stock at $3.00 per share and $532,644 of accumulated interest into unregistered common stock at $4.00 per share, for a total of 1,051,494 shares received by EKI. As of December 31, 2004, the Simple Interest Loans were paid in full. In May 2005, an additional 44,387 shares were issued to EKI pursuant to a ninety (90) day price protection clause, which provided for an adjustment in the effective conversion price of the interest portions of the Simple Interest Loans from $4.00 per share to $3.00 per share. The 1,051,494 shares of common stock issued to EKI as a result of the EKI Conversion Agreement will not be registered for resale under the 1933 Act.

     On September 30, 2004, EKI entered into an agreement with EarthShell to sell back to the Company the 2006 Debentures it had purchased for $1 million in cash, the cash price paid by EKI for the purchased 2006 Debentures (the "EKI DPA"). In connection therewith, immediately after the acquisition, EKI sold the 2006 Debentures to the Company and, as discussed above, the Company retired the 2006 Debentures shortly thereafter.

     In 2005,  the  Company  also  granted  a ten  (10)  year  warrant  to Essam
Khashoggi to purchase one million (1,000,000) shares of the Company's common stock at $3.00 per share in consideration of his continued support of the Company since its inception, including providing bridge loans at below market terms from time to time.

     On October 11, 2005, the Company entered into the EKI Loan with EKI pursuant to which the Company issued to EKI a promissory note to EKI in the principal amount of $1,000,000. As of the second week of January 2006, EKI has advanced the full $1,000,000 to the Company. Interest accrues on the principal balance of the EKI Loan at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. All accrued but unpaid interest and outstanding principal is due and payable on the earliest to occur of the following: (i) the second (2nd) anniversary of the date of the EKI Loan; (ii) five (5) days following the date the Company has received $3 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services
(including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), measured from the date of the EKI Loan and not taking into account the proceeds advanced under the EKI Loan; or (iii) the occurrence of an Event of Default (as defined in the EKI Loan).

     On October 11, 2005, the Company entered into the Debt Conversion Agreement with EKI, pursuant to which the Company and EKI agreed that a receivable in an amount equal to $837,145.69 (previously owed to bio-Tec Biologische Naturverpackunger GmbH & Co.KG), but which receivable was subsequently assigned to EKI) be converted into 279,048 shares of common stock of the Company. The conversion price equals $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the receivable.

     Biotec License Agreement. On July 29, 2002 the Company entered into a license and information transfer agreement (the "Biotech License Agreement") with bio-tec Biologische Naturverpackungen GmbH & Co. KG and bio-tec Biologische Naturverpackungen Forschungs und Entwicklungs GmbH (the "Biotec Group") to utilize the Biotec Group technology for foodservice disposable packaging applications. EKI had previously granted to the Company priority rights to license certain product applications on an exclusive basis from the Biotec Group in consideration for the Company's payment of a $100,000 minimum monthly payment to Biotec. In addition, in consideration for the monthly payment, the Biotec Group agreed to render technical services to the Company at the Biotec Group's cost plus five percent (5%). The licensing fee and services arrangements were continued in the Biotec License Agreement. Under the terms of the Biotec License Agreement, the Biotec Group was entitled to receive twenty-five percent (25%) of any royalties or other consideration that the Company receives in connection with the sale of products utilizing the Biotec Group technology, after applying a credit for all minimum monthly payments received. In connection with the issuance of the 2006 Debentures, the Biotec Group agreed to subordinate the licensee fee payments due from EarthShell until the debentures were retired. During this period, the license fees due to the Biotec Group were accrued.

     In September of 2004, as part of an overall restructuring of its debt, EarthShell and Biotec entered into an agreement to convert $1.475 million of the $2.475 million of accrued license fees as of September 1, 2004, plus accrued interest into 491,778 shares of EarthShell common stock and to eliminate, for two (2) years, the $100,000 per month minimum license fee. In December of 2004, the amended Biotec License Agreement was further amended and EarthShell paid to Biotech $125,000, leaving a balance owing of approximately $875,000, which was subsequently reduced to approximately $837,000. On August 31, 2005, in connection with the sale of Biotec by EKI, Biotec License Agreement was again amended and restated (the "Amended and Restated Biotec License") and the minimum monthly payment to retain exclusivity was completely eliminated and the balance of approximately $837,000 owing to EarthShell was assigned by the Biotec Group to EKI. Under the Amended and Restated Biotec License, the Company has a fully paid up license to use the Biotec technology in the EarthShell fields of use, with certain limited exclusions, exclusively through June 2008. The Company can maintain its exclusivity provided it has been successful in commercializing the Biotec technology and is making certain minimum royalty payments under the license by June 2008. As of the date of this Prospectus, the Company has paid to the Biotec Group $125,000 in cash, has converted approximately $1.475 million into 491,778 shares of unregistered stock, and had assigned the balance owing to the Biotec Group of $837,000 to EKI. The $837,000 balance was ultimately converted by EKI in October 2005 into shares of EarthShell common stock at $3 per share.

     SUMMARY OF LICENSE AGREEMENTS. On May 13, 2004, the Company entered into the MBS Sublease, which called for a total of $2.0 million in technology fees payable in $0.5 million increments based on certain milestones during the startup of manufacturing operations and prior to the beginning of royalty generation. On June 8, 2005, the Company entered into a letter agreement with MBS terminating the MBS Sublicense. At the time the letter agreement was executed, MBS had not yet implemented the sublicense granted to it under the MBS Sublicense. The parties separately agreed that the effectiveness of the termination would be conditioned upon the effectiveness of certain agreements with RPI. The Company entered into additional sublicense agreements with MBS covering non-competing technologies in other markets and territories than those covered by the past MBS Sublicense and the present RPI Sublicense. However, the effectiveness of such sublicense agreements was expressly conditioned upon the satisfaction of certain conditions before July 31, 2005, including the receipt by the Company of $2.6 million in technology fees and other payments. These agreements expired under their own terms on July 31, 2005.

     In November of 2004, the Company entered into a ten (10) year license agreement with ESH (the "ESH License") as the Company's exclusive licensee for the country of Mexico. To date, ESH has paid to the Company a $1,000,000 technology fee that will be credited against future royalty obligations. Under the terms of the ESH License, in order to retain its priority in its market segments, ESH must acquire manufacturing capacity to supply its market segments and meet other minimum performance criteria. At present, since EarthShell has a limited number of initial licensees, ESH could potentially represent more than ten percent (10%) of EarthShell's revenue base. Once ESH is in production and paying royalties to EarthShell, loss of ESH as a licensee could have a material adverse consequence. This risk factor is more applicable to the following paragraph since RPI actually has equipment operating and is selling product. RPI actually represents up to 100% of EC's revenue base until additional licensees commit capital and build more machines.

     On June 17, 2005, EarthShell entered into the RPI Sublicense, pursuant to which the Company granted to RPI the exclusive rights in the U.S. to produce EarthShell plates, bowls, and other shallow-draw products for certain distribution channel including the retail and government sectors. In return, RPI agreed to invest in excess of $14 million to purchase and install the initial eight (8) commercial modules that had been built by DTE and to order an additional eight (8) modules. Since RPI is controlled by the same shareholder that owns DTE, RPI is uniquely positioned to obtain the full support of the machine builder to make sure the EarthShell manufacturing equipment meets its performance targets. The merger agreement gives RPI the right, ultimately, to merge with EarthShell at such time as it has invested substantial capital in building new EarthShell manufacturing capacity and the equipment is operating profitably. Based on the success of this initiative, the Company believes that it will be able to successfully resume its licensing strategy. Currently, RPI has installed and placed into service eight (8) modules. The next eight (8) modules are nearing completion. At this time, RPI is busy working to sell it newly available manufacturing capacity. The RPI Sublicense requires RPI to pay to the Company a royalty fee equal to twenty percent (20%) of RPI's net sales, not to exceed fifty percent (50%) of RPI's gross margin.

     On August 22, 2005, the Company entered into an agreement with EarthShell Asia granting certain licenses to use a new embodiment of the EarthShell Technology for various applications in certain Asian territories (the "EA License"). Under the license agreements, the Company may receive a total of up to $1.7 million from prepaid technology fees, plus an ongoing royalty. Prior to receiving the prepaid technology fees, the Company must successfully demonstrate the commercial viability of this new technology for certain applications.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     General

     The Management of EarthShell is responsible for establishing and maintaining adequate internal control over financial reporting and for the assessment of the effectiveness of internal control over financial reporting. As defined by the SEC, internal control over financial reporting is a process designed by, or supervised by, the Company's principal executive and principal financial officers, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles.

     The Company's internal control over financial reporting is supported by written policies and procedures, that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company's assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of the Company's management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     A material weakness is a significant deficiency (within the meaning of PCAOB Auditing Standard No. 2), or a combination of significant deficiencies, that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by employees in the normal course of their assigned functions.

     In making its assessment of internal control over financial reporting, management used the framework set forth in the report entitled "Internal Control--Integrated Framework" published by the Committee of Sponsoring Organizations ("COSO") of the Treadway Commission to evaluate the effectiveness of the Company's internal control over financial reporting. Because of the material weaknesses described below, management believes that, as of December 31, 2004, the Company did not maintain effective internal control over financial reporting based on those criteria.

     The Company's independent auditors have issued an attestation report on management's assessment of the Company's internal control over financial reporting. Although the Company operated during 2004 with a significantly reduced number of personnel compared to prior years, the Company's management has implemented and documented internal control over financial reporting which it believed would be considered sufficient, given the resources available to it. However, during the fourth (4th) quarter of 2004, the Company's Controller resigned, leaving the Company's Chief Financial Officer as the only accounting professional employed by the Company. This resulted in the loss of segregation of responsibilities that are typical to effective financial reporting control methodology. The Company employed certain mitigating controls designed to offset the inherent control weaknesses that resulted from a lack of segregation of responsibilities.

     We engaged an accounting firm in December 2004 to assist us in documenting and testing our controls and procedures in compliance with the Sarbanes-Oxley Act. This process was not completed until late in the first (1st) quarter 2005. The testing and evaluation of our internal controls as of that time indicated that our controls were considered effective.

     Based on the timing of this work and the filing deadline for our Annual Report on Form 10-K as an accelerated filer, our independent registered public accounting firm was not able to perform its audit of management's assessment of the effectiveness of its internal control over financial reporting as of December 31, 2004, until subsequent to the filing of our Annual Report on Form 10-K. Their audit disclosed the material weaknesses. We reviewed the results of their audit of our assessment and concurred with their conclusion. Accordingly, we modified our assessment in Amendment No. 1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and in Amendment No. 1 to the Company's Annual Report on Form 10-K.


     MATERIAL WEAKNESSES IDENTIFIED

     The Company's assessment of its internal control over financial reporting identified the following material weaknesses:

     o The Company has inadequate segregation of critical duties within each of its accounting processes and a lack of sufficient monitoring controls over these processes to mitigate this risk. The responsibilities assigned to one employee include maintaining the vendor master file, processing payables, creating and voiding checks, reconciling bank accounts, making bank deposits and processing payroll.

     o The departure of the Company's Controller in November 2004 resulted in the accounting and reporting functions being centralized under the Chief Financial Officer, with no additional personnel in the Company having an adequate knowledge of accounting principles and practices. As a result, certain transactions had not been recorded in a timely manner and several adjustments to the financial statements that were considered material to the financial position at December 31, 2004 and results of operations for the year then ended were recorded.

     o There are weaknesses in the Company's information technology ("IT") controls which makes the Company's financial data vulnerable to error or fraud. Specifically, there is a lack of documentation regarding the roles and responsibilities of the IT function, lack of security management and monitoring and inadequate segregation of duties involving IT functions.

     Additionally, at the conclusion of our independent auditor's examination of the Company's internal control over financial reporting, our independent auditor noted several other areas of operations which could be improved. Our auditors did not believe these items constituted material weaknesses.

     REMEDIATION STEPS TO ADDRESS THE MATERIAL WEAKNESSES

     In consultation with its independent auditors, as of September 30, 2005, the Company has begun taking the following remediation steps, among others, to enhance its internal control over financial reporting and reduce control deficiencies in general, including the material weaknesses enumerated above:

     o Management has interviewed multiple qualified candidates to perform the Controller responsibilities, and as of October 31, 2005 hired a new controller.

     o Management has engaged an outside accounting firm, to perform certain Internal Audit functions. This outside firm reports to the Audit Committee of the Board of Directors on a quarterly basis.

     o Management employs an outside firm, to monitor and maintain the Company's information systems. This group was been directed to develop and implement Company-wide information management control procedures in response to the control weaknesses noted by the Company's auditors and in consultation with the Company's internal auditors. A first draft was completed in July 2005. In connection with the recent move of its corporate offices to Maryland, a new group was retained to perform a similar function. It is expected that a final information technology controls policy and procedures document will be finalized and implemented 2006.

     To date, the Company has expended approximately $60,000 towards remediation of these material weaknesses.

                          CHANGES IN AND DISAGREEMENTS
             WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company's treasury function controls all decisions and commitments regarding cash management and financing arrangements. Treasury operations are conducted within a framework that has been authorized by the Board of Directors.

     The Company is exposed to interest rate risk on its obligations pursuant to the December Debentures and the EKI Loan. Currently, the principal amounts of the December Debentures and the EKI Loan combined total approximately $5.5 million. The December Debentures bear interest on the principal balance of $4.5 million at a fixed rate of twelve percent (12%) per annum and the EKI Loan accrues on the principal balance of $1,000,000 at a variable rate per annum, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. In addition, there remain a few settlements of accounts payable obligations that will be paid out over terms from eighteen (18) months to thirty-six (36) months, the long term portion of which may be exposed to interest rate risk.

     While generally an increase in market interest rates will decrease the value of this debt, and decreases in rates will have the opposite effect, we are unable to estimate the impact that interest rate changes will have on the value of the substantial majority of this debt as there is no active public market for this debt.

                             DESCRIPTION OF BUSINESS

THE COMPANY

     EarthShell was organized in November 1992 to engage in the commercialization of proprietary composite material technology, designed with the environment in mind, for the manufacture of disposable packaging to be used in the foodservice industry. Current and future products include hinged-lid containers, plates, bowls, foodservice wraps, cups, and cutlery (collectively, "EarthShell Packaging(R)").

     EarthShell composite material is primarily made from abundantly available and low cost natural raw materials such as limestone and starch from annually renewable crops such as corn and potatoes. The Company believes that foodservice disposables made of this material will offer certain significant environmental benefits, will have comparable or superior performance characteristics, such as greater strength and rigidity, and can be commercially produced and sold at prices that are competitive with comparable conventional paper and plastic foodservice disposables.

     The Company's objective is to establish EarthShell Packaging(R) as the preferred disposable packaging material for the foodservice industry throughout the world based on comparable performance, environmental superiority and competitive pricing. EarthShell's approach for achieving this objective has been to: (i) license the EarthShell Technology to strategically selected manufacturing or operating partners to manufacture, market, distribute and sell EarthShell Packaging(R); (ii) demonstrate customer acceptance and demand for EarthShell Packaging(R) through key market leaders and environmental groups; and
(iii) demonstrate the manufacturability and improved economics with initial strategic partners.

INDUSTRY OVERVIEW

     Based on industry studies, the Company believes that the annual spending on foodservice disposable packaging is approximately $12 billion in the United States and over $28 billion globally. According to industry studies of the market, approximately fifty-four percent (54%) of the total foodservice disposable packaging is purchased by quick-service restaurants and forty-six percent (46%) by other institutions such as hospitals, stadiums, airlines, schools, restaurants (other than quick-service restaurants), and retail stores. The Company believes that of the foodservice disposables purchased in the United States by quick-service restaurants and other institutions, approximately forty-five percent (45%) are made of coated or plastic laminated paper and fifty-five percent (55%) are made of non-paper materials such as plastic, polystyrene or foil. A breakdown of the various components of the global market for foodservice disposables is as follows:

                                                        Market Size
                                                -----------------------------
                                                    $                 %
                                                ------------ ----------------
                                                      ($ in millions)
                                                -----------------------------
Commercial Products
Plates, Bowls                                  $    4,500               16
Hinged-Lid Containers                               1,750                6

Commercial Prototypes
Wraps                                               2,000                7
Hot Cups                                            3,000               11

Concept Prototypes
Cold Cups                                           5,500               20
Containers, Trays                                   4,000               14
Straws, Cup Lids                                    3,000               11
Pizza Boxes                                         2,250                8
Cutlery                                             2,000                7
                                               ----------              ---
Total                                          $   28,000              100
                                               ==========              ===

     In addition to the United States, the Company believes the market opportunity for EarthShell Packaging(R) is particularly strong in Europe and parts of Asia due to heightened environmental concerns and government regulations. In Europe, environmental legislation, such as the so-called "Green Dot" laws have created an opportunity for environmentally preferable products. Meanwhile, new regulations in many Asian countries have mandated a reduction in polystyrene production stimulating an increased demand for foodservice packaging manufactured from acceptable alternative materials. Furthermore, improvements in the Asian and European composting and recycling infrastructure are expected to facilitate the use of environmentally preferable products.

PRODUCTS

     EarthShell Packaging(R) is based on a patented composite material technology licensed on an exclusive worldwide basis from EKI, the largest stockholder of the Company, and, on a limited exclusive, worldwide basis, from its wholly-owned subsidiaries. The Company's licensed field of use of the technology is for the development, manufacture and sale of disposable packaging for use in the foodservice industry and for certain specific food packaging applications.

     Traditional foodservice disposables, wraps, and paperboard are currently manufactured from a variety of materials, including paper and plastic. The Company believes that none of these materials fully addresses three of the principal challenges facing the foodservice industry; namely performance, price, and environmental impact. The Company believes that EarthShell Packaging(R) addresses the combination of these challenges better than traditional alternatives and therefore will be able to achieve a significant share of the foodservice disposable packaging market.

     EarthShell Packaging(R) can be categorized into four (4) types: (i) laminated foamed products, (ii) flexible wraps, (iii) injection-molded products and (iv) paperboard substitutes. To date, the EarthShell technology has been used to produce limited commercial quantities of plates, bowls, and hinged-lid containers intended for use by all segments of the foodservice disposable packaging market, including quick-service restaurants, food and facilities management companies, the United States government, universities/colleges, and retail operations. These products were developed using detailed environmental assessments and carefully selected raw materials and processes to minimize the harmful impact on the environment without sacrificing competitive price or performance.

ENVIRONMENT

     EarthShell's foodservice disposable products were developed over many years based on environmental models to reduce the environmental concerns of foodservice disposable packaging through the careful selection of raw materials, manufacturing processes and suppliers. For example, EarthShell Packaging(R) reduces risk to wildlife compared to polystyrene foam packaging because it biodegrades when exposed to moisture in nature and can be composted in a commercial facility (where available) or even in consumers' backyards. EarthShell Packaging(R) and the designs approach for its manufacture and disposal has received support from many governmental and non-governmental organizations.

PERFORMANCE

     The Company believes that it has demonstrated that its laminated foam products, including hinged-lid containers, plates and bowls meet the critical performance requirements of the marketplace, including strength, graphic capabilities, insulation, shipping, handling and packaging. The Company believes its foodservice wraps also meet critical performance requirements of the marketplace, including flexibility, folding characteristics, graphic capabilities, insulation, shipping, handling and packaging. Finally, the Company believes that its paperboard substitute product, which is currently under development, may be manufactured using the same basic raw materials as the foam laminate disposables and wraps and will be readily accepted by the market when available.

     Some  examples  of  where  EarthShell   Packaging(R)  plates,   bowls,  and
hinged-lid containers have been used include:

          QUICK-SERVICE RESTAURANTS
          McDonald's Corporation ("McDonald's")
          Wendy's

          FACILITIES MANAGEMENT
          Sodexho
          Bon Appetit
          Aramark

          GOVERNMENT
          U.S. Department of the Interior
          U.S. Department of Defense
          Environmental Protection Agency

          UNIVERSITIES
          University of California, Davis
          Hampshire College
          Allegheny College

          RETAIL
          Wal-Mart Stores
          Green Earth Office Supply

     In 1997, the Company initially entered into a supply agreement with Perseco to supply EarthShell sandwich containers for the entire U.S. McDonald's restaurant chain. Although the Company was able to finally deliver a product that was acceptable to Perseco and McDonald's from an environmental and performance perspective, ultimately, the Company and its licensee, Sweetheart Cup Company, were not able to ramp up commercial manufacturing capacity at the throughput rates to sustain a continuous and economically viable commercial supply of its containers to meet that contract. The manufacturing equipment needed to be refined.

     Until full commercial production capability is firmly established, it is critical to the Company's success that all other aspects of the products are demonstrated in a commercial setting. While the development and refinement of commercial manufacturing capability and capacity is taking place, the Company has successfully implemented a strategy that we call "controlled creation of demand". The purpose has been to demonstrate the breadth and depth of the market demand for EarthShell products. Some of the objectives have been to demonstrate that:

     o EarthShell Packaging(R) can be made in a variety of product families (sandwich containers, plates, bowls);

     o EarthShell has application in all of the major market segments (fast food, institutional feeders, governmental, retail, etc);

     o Key market segment leaders are willing to purchase EarthShell products on a repeat basis;

     o EarthShell product performance characteristics and product quality are commercially acceptable to actual customers that act as market opinion leaders; and

     o EarthShell product positioning is competitive and price points are realistic and sustainable.

     From time to time, the Company has manufactured limited quantities of commercial product using its pilot scale equipment, and in some cases, commercial scale equipment operating at low throughput rates. Concurrent with the further development of the manufacturing processes, this supply of product has been sold to carefully selected customers. Except for McDonald's and Wal-Mart, who are large customers that require nationwide supply capability, all of the other customers were selected because they are representative of their market segments and will take small quantities. Their volume demands could be kept low (within EarthShell's capacity to supply without a licensee in full commercial production.) At the same time, repeat purchases from these key customers gives clear indications that there is a strong and sustainable demand for EarthShell products as soon as they are commercially available on a sustained basis.

     None of the customers that have used EarthShell products have been large contributors to our revenue yet.

COST

     Since EarthShell Packaging(R) is uniquely engineered from readily available, low-cost natural raw materials such as limestone and starch, the Company believes EarthShell products can be manufactured cost-effectively at commercial production levels.

BUSINESS STRATEGY

     The Company' objective is to establish EarthShell Packaging(R) as the preferred foodservice disposable packaging in the foodservice industry. The Company's strategies to achieve this objective are to:

     o Develop products which deliver comparable or greater performance, are competitively priced and offer environmental advantages as compared to traditional packaging alternatives;

     o Demonstrate customer demand as well as product performance and positioning;

     o    Educate the market and build awareness for the EarthShell brand;

     o    Prove manufacturability and economics of EarthShell Packaging(R);

     o License the EarthShell Technology to strategic manufacturing partners to manufacture, market, distribute and sell EarthShell Packaging(R); and

     o Expand the business by replicating the EarthShell model across multiple operating partners to increase capacity.

     The Company believes that the use of EarthShell Packaging(R) by key foodservice operators will accelerate the acceptance of the products by other users. To this end, the Company has worked with major purchasers of foodservice disposables in the development and testing of products in order to demonstrate superior product performance, highlight cost-benefit and build demand for EarthShell Packaging(R). The Company also expects that the EarthShell Packaging(R) brand name will appear on EarthShell products.

     The Company's strategy includes licensing the EarthShell Technology to, or joint venturing with, strategically selected manufacturing or operating partners for the manufacture, marketing, distribution and sale of EarthShell Packaging(R). During 2004, the Company terminated its license agreements with Sweetheart/Solo and with Huhtamaki as those relationships had not progressed as planned. The Company has entered into new license agreements with (a) RPI in the U.S. market and (b) ESH for a segment of the Mexican market. In addition, the Company entered into an agreement with a new licensee, EarthShell Asia, granting certain licenses to use a new embodiment of the EarthShell Technology for various applications in certain Asian territories (the "EA License"). Under the license agreements, the Company may receive a total of up to $1.7 million from prepaid technology fees, plus an ongoing royalty. Prior to receiving the prepaid technology fees, the Company must successfully demonstrate the commercial viability of this new technology for certain applications.

     The Company is seeking additional qualified licensees and will provide each of its licensees with technical and ongoing support to facilitate the application of the EarthShell Technology, further refine the manufacturing processes and reduce production costs. The Company will monitor product quality at licensee operations.

     Over the past several years, the Company has garnered support and achieved commercial validation for EarthShell Packaging(R) from key environmental groups and foodservice purchasers. The Company has also devoted resources to the optimization of product design and the development of cost-effective manufacturing processes. In cooperation with former manufacturing partners, the Company financed and built initial commercial demonstration production capacity and sold limited quantities of plates, bowls, and hinged-lid containers. Having demonstrated the manufacturability of EarthShell foam products, the Company has now ceased commercial demonstration production activities and is relying on its equipment manufacturing partners to demonstrate and guarantee the long-term manufacturability of EarthShell Packaging(R).

     Through the course of developing the manufacturing processes, the Company worked with a machinery manufacturer, Detroit Tool and Engineering (DTE), which has developed turn-key manufacturing lines for EarthShell plates and bowls. One of the Company's more recent licensees, Renewable Products, Inc. (RPI), has acquired 16 manufacturing modules and is in the process of obtaining orders and ramping up its manufacturing and distribution operations. The Company's primary focus is now on supporting its first licensees, both in the United States and abroad.

     EarthShell believes it has a high quality and cost-effective product and a profitable business model necessary to take advantage of a significant market opportunity. With the introduction of commercial production capacity by its licensees and commercial sales of its products in 2005, EarthShell expects its products to continue to gain acceptance in the marketplace and believes it is well-poised to support capacity expansion and market penetration by its licensees leading to growth of the Company's royalty revenue.

LICENSING BUSINESS MODEL

     The licensing business model enables the Company to concentrate on the continuing development of quality food service packaging products with reduced impact on the environment. This approach contemplates that manufacturing, marketing, distribution and sale of EarthShell Packaging(R) will be the responsibility of the Company's manufacturing licensees. EarthShell believes that its licensing business model will enable it to generate a sustainable royalty revenue stream. Beyond the revenue opportunities, the Company believes the licensing business model has positive implications for the Company's cost structure. As the Company has moved from product and process development toward product commercialization phase and has reduced its investment in demonstration manufacturing operations, it has been able to significantly reduce monthly operating costs and reposition itself to take advantage of the operating leverage provided by the licensing model.

     EarthShell Packaging(R) will be exclusively manufactured by licensed manufacturing partners. Given the low cost of the raw materials required, these strategic manufacturing partners should have a financial incentive to produce EarthShell Packaging(R) rather than comparable traditional paperboard/polystyrene products even after making the required royalty payments to EarthShell. As the first turnkey commercial manufacturing equipment is successfully placed in service by its first licensee, the Company expects that other licensees will then move quickly to invest to build additional new manufacturing capacity.

     While the Company believes it will be successful in developing cost competitive products with its partners, delays in developing such products could adversely impact the introduction and market acceptance of EarthShell Packaging(R) and could have an adverse effect on the Company's business, financial condition and results of operations.

STRATEGIC MANUFACTURING AND DISTRIBUTION RELATIONSHIPS

     The Company believes that it has demonstrated that the performance of EarthShell plates, bowls and hinged-lid containers is commercially competitive and that there is a customer base that is willing to buy them. The critical task for 2006 is the installation and start-up of commercial manufacturing capacity by the Company's licensees to supply EarthShell products to the marketplace. The Company's current licensees are committing capital to purchase equipment to provide EarthShell Packaging(R) products or otherwise develop the EarthShell products or production capacity. The Company intends to proliferate the use of EarthShell Packaging(R) in the U.S. and international markets through agreements with additional licensed partners.

     RENEWABLE PRODUCTS, INC. (RPI) One of the Company's main objectives has been to demonstrate in a commercial setting that the EarthShell Technology is commercially viable. After working with several licensees that were either unsuccessful or otherwise did not ultimately commit the resources necessary to commercialize the EarthShell Technology, the Company decided to take further steps to make sure the technology was adequately demonstrated to launch its licensing business model. The Company entered into the RPI Sublicense coupled with the RPI Merger Agreement on June 17, 2005. Essentially, EarthShell has granted to RPI the exclusive rights in the U.S. to produce EarthShell plates, bowls, and other shallow-draw products for certain distribution channel including the retail and government sectors. In return, RPI agreed to invest in excess of $12 million and purchase and install the initial eight (8) commercial modules that had been built by DTE and to order an additional eight (8) modules. Since RPI is controlled by the same shareholder that owns DTE, RPI is uniquely positioned to obtain the full support of the machine builder to make sure the EarthShell manufacturing equipment meets its performance targets. The merger agreement gives RPI the right, ultimately, to merge with EarthShell at such time as it has invested substantial capital in building new EarthShell manufacturing capacity and the equipment is operating profitably. Based on the success of this initiative, the Company believes that it will be able to successfully resume its licensing strategy. Currently, RPI has installed and placed into service eight
(8) modules. The next eight (8) modules are nearing completion. At this time, RPI is busy working to sell it newly available manufacturing capacity.

     MERIDIAN BUSINESS SOLUTIONS, LTD. (MBS) On May 13, 2004, the Company entered into a ten (10) year license agreement with MBS and granted to MBS a priority license to supply certain retail and government market segments in the United States (the "MBS Sublicense") and initially paid EarthShell $0.5 million in technology fees as of the date of this Prospectus. On June 8, 2005, the Company entered into a letter agreement with MBS terminating the MBS Sublicense. At the time the letter agreement was executed, MBS had not yet implemented the sublicense granted to it under the MBS Sublicense. The parties separately agreed that the effectiveness of the termination would be conditioned upon the effectiveness of certain agreements with RPI. The Company entered into additional sublicense agreements with MBS covering non-competing technologies in other markets and territories than those covered by the past MBS Sublicense and the present RPI Sublicense. However, the effectiveness of such sublicense agreements was expressly conditioned upon the satisfaction of certain conditions before July 31, 2005, including the receipt by the Company of $2.6 million in technology fees and other payments. These agreements expired under their own terms on July 31, 2005.

     EARTHSHELL HIDALGO S.A. DE C.V. (EHS) In November of 2004, the Company entered into a ten (10) year license agreement with ESH as the Company's exclusive licensee for the country of Mexico. To date, EHS has paid to the Company a $1,000,000 technology fee that will be credited against future royalty obligations. Under the terms of the EHS License, in order to retain its priority in its market segments, ESH must acquire manufacturing capacity to supply its market segments and meet other minimum performance criteria.

     EARTHSHELL ASIA, LIMITED (EA). On August 22, 2005, the Company entered into an agreement with EA in connection with the granting of certain licenses to use a new embodiment of the EarthShell Technology for various applications in certain Asian territories (the "EA License"). Shortly after executing a letter agreement, both the Company and EA decided to restructure the transaction. As part of such restructuring, the Company may receive a total of up to $2.6 million from a combination of (i) prepaid technology fees (up to $1.7 million),
(ii) $800,000 from the sale of 266,667 shares of its common stock and (iii) $100,000 from the issuance of one million (1,033,333) warrants to purchase shares of the Company's common stock at $4.00 per share. The realization of the full potential of the transaction is dependent on the Company successfully demonstrating the commercial viability of its technology in certain new applications.

MANUFACTURING

     The current EarthShell manufacturing process for laminated foamed products consists of blending the component ingredients of a proprietary composite material in a mixer, depositing the mixture into heated cavity molds, heating the molded mixture for approximately one minute, removing the product, trimming excess material, and applying functional coatings with desired graphics. EarthShell Packaging(R) uses readily available natural raw materials, such as limestone, potato or corn starch, as well as natural fiber and functional coatings. The Company believes that these raw materials are currently available from multiple existing suppliers in quantities sufficient to satisfy projected demand.

     Over the past several years, the Company has devoted resources to develop manufacturing machinery and to demonstrate the commercial viability of its manufacturing processes to enable its operating partners to compete effectively with conventional disposable foodservice packaging and to transfer the operational and financial responsibility of its production lines to its operating partners. In cooperation with former manufacturing partners, the Company financed and built initial commercial production capacity. To date, the Company has produced limited amounts of EarthShell Packaging(R) bowls, plates and hinged-lid containers at production volumes that are low relative to the intended and necessary capacities of the manufacturing lines that are required to achieve efficiencies and cost effectiveness. Although the manufacturing processes currently being used to manufacture EarthShell Packaging(R) are based on generally available methods and equipment, it has taken much longer and has cost much more than anticipated to integrate the machinery in an automated fashion and to refine the manufacturing processes and equipment to operate at commercially viable levels. Having demonstrated the manufacturability of EarthShell foam products, the Company has now ceased commercial demonstration production activities and is relying on its equipment manufacturing partners to demonstrate and guarantee the long-term manufacturability of EarthShell Packaging(R).

     DETROIT TOOL & Engineering (DTE). DTE was one of the initial equipment manufacturers to work with EarthShell in developing its first (1st) generation commercial manufacturing equipment. In 2002, EarthShell granted a license to DTE to become an approved EarthShell equipment supplier. In early 2005, the Company extended the license through 2007 with exclusivity to manufacture equipment for production of shallow draw products. Building on previous experience with EarthShell manufacturing, DTE designed and built a modular and integrated, turn-key manufacturing line for the production of EarthShell plates and bowls, comprising four plate and four bowl manufacturing modules and has demonstrated to EarthShell's satisfaction that this equipment is fully capable of continuous commercial service. This equipment was planned for delivery, installation and start-up in early 2004 with one of EarthShell's licensees. However, due to a change in EarthShell licensees, as well as a reorganization of DTE that was completed in late 2004, the placement of this equipment was delayed. As of early 2005, these first eight (8) commercial modules were sold to RPI and were moved from DTE's fabrication floor and installed in an adjacent manufacturing and is in close proximity to the fabrication facility. The Company granted a license agreement to RPI as described above.

PATENTS, PROPRIETARY RIGHTS AND TRADEMARKS

     The technology that the Company licenses from EKI is the subject of numerous issued and pending patents in the United States and internationally. The Company believes the patents and pending patent applications provide broad protection covering foam laminate EarthShell Packaging(R), material composition and the manufacturing processes. Currently, EKI has over 130 U.S. and international patents and has pending patent applications relating to the compositions, products and manufacturing processes used to produce EarthShell Packaging(R) food and beverage containers. Patents currently issued do not begin to expire until 2012 and provide some protection until 2020. Pending patents, if granted, would extend protection through 2022. Sixteen (16) of the issued U.S. patents and five of the pending U.S. patents relate specifically to molded food and beverage containers manufactured from the new composite material, the formulation of the new composite material used in virtually all of the EarthShell Packaging(R) are currently under development. The Company and EKI will continue to seek domestic and international patent protection for further developments in the technology and will vigorously enforce rights against any person infringing on the technology.

     The Company owns the EarthShell Packaging(R) trademark and certain other associated trademarks, and has been licensed by EKI to use the trademark ALI-ITE for the composite material.

RELATIONSHIP WITH AND RELIANCE ON EKI

     The Company has an exclusive, worldwide, royalty-free license in perpetuity to use and license EKI technology to manufacture and sell disposable, single-use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than twenty-four (24) hours). Mr. Essam Khashoggi, Chief Executive Officer of EKI, served as our Company's Chairman of the Board of Directors since its organization in November 1992 through July 2005 when he retired and resigned from the Board of Directors. Mr. Khashoggi has confirmed to the Company that his resignation does not reflect a lack of confidence in the Company or its prospects. Current management of the Company does not believe that Mr. Khashoggi's resignation will impact the Company's licensing or other relationships with EKI.

     On July 29, 2002, the Company entered into an amendment to its previously Amended and Restate License Agreement with EKI expanding the field of use for the EarthShell Technology to include noodle bowls used for packaging instant noodles, a worldwide market that the Company estimates to be approximately $1 billion. Because the noodle bowl development was made at nominal cost to EarthShell and is an incremental field of use, EarthShell will pay to EKI fifty percent (50%) of any royalty or other consideration it receives in connection with the sale of products within this particular field of use.

     During 2002 and January 2003, EKI made a series of loans (the "EKI Simple Loans") to the Company totaling approximately $5.8 million. In connection with the issuance and sale in March 2003 of the Company's secured convertible debentures due in 2006 (the "2006 Debentures") to a group of institutional investors, EKI agreed to subordinate the repayment of these loans to the payment in full of the Company's obligations under the 2006 Debentures. In addition, EKI and the Biotec Group agreed to subordinate certain payments referenced above to which they were otherwise entitled under the License Agreement and the Biotec License Agreement to the satisfaction in full of the Company's obligations under the 2006 Debentures. They further agreed not to assert any claims against the Company for breaches of the License Agreement or the Biotec License Agreement until such time as the Company's obligations under the 2006 Debentures were satisfied in full. EKI and the Biotec Group also agreed to allow the Company to pledge its interest in the EKI License Agreement to secure its obligations under the 2006 Debentures, and certain additional concessions were made by EKI and the Biotec Group to permit the Company greater flexibility in selling its rights under the EKI License Agreement and the Biotec License Agreement to third parties in an insolvency context. These rights terminated upon the satisfaction in full of the obligations under the 2006 Debentures in October of 2004. In consideration for its willingness to subordinate the payments and advances that were owed to it, the Company issued to EKI in March 2003 a warrant to acquire 83,333 shares of the Company's common stock at a price of $6.00 per share with a ten (10) year term.

     On September 30, 2004, EKI entered into an agreement with EarthShell to sell back to the Company the 2006 Debentures it had purchased for $1 million in cash, the cash price paid by EKI for the purchased 2006 Debentures (the "EKI DPA"). In connection therewith, immediately after the acquisition, EKI sold the 2006 Debentures to the Company and, as discussed above, the Company retired the 2006 Debentures shortly thereafter.

     In October 2004, in connection with the settlement of the 2006 Debentures, EKI converted all of its outstanding loans to EarthShell ($2,755,000) into unregistered common stock at $3.00 per share and $532,644 of accumulated interest at $4.00 per share for a total of 1,051,494 shares received by EKI. As of December 31, 2004, the loans from EKI to EarthShell had all been retired.

     In May of 2005, an additional 44,387 shares were issued to EKI pursuant to a ninety (90) day price protection in the clause, which provided for an adjustment in the effective conversion price of the interest portions of the EKI loans from $4.00 per share to $3.00 per share. The Company also granted a ten
(10) year warrant to EKI to purchase one million (1,000,000) shares of the Company's common stock at $3.00 per share in consideration of EKI's continued support of the Company since its inception, including providing bridge loans at below market terms from time to time. This warrant was cancelled and subsequently a new warrant with similar terms was reissued in August 2005 to Essam Khashoggi, beneficial owner of EKI.

     On October 11, 2005, the Company entered into the EKI Loan with EKI pursuant to which the Company issued to EKI a promissory note to EKI in the principal amount of $1,000,000. As of the second week of January 2006, EKI has advanced the full $1,000,000 to the Company. Interest accrues on the principal balance of the EKI Loan at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. All accrued but unpaid interest and outstanding principal is due and payable on the earliest to occur of the following: (i) the second (2nd) anniversary of the date of the EKI Loan; (ii) five (5) days following the date the Company has received $3 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services
(including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), measured from the date of the EKI Loan and not taking into account the proceeds advanced under the EKI Loan; or (iii) the occurrence of an Event of Default (as defined in the EKI Loan).

     On October 11, 2005, the Company entered into the Debt Conversion Agreement with EKI, pursuant to which the Company and EKI agreed that a receivable in an amount equal to $837,145.69 (previously owed to bio-Tec Biologische Naturverpackunger GmbH & Co.KG), but which receivable was subsequently assigned to EKI) be converted into 279,048 shares of common stock of the Company. The conversion price equals $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the receivable.

     Under the terms of the EKI License Agreement and an amended and restated Patent Agreement for the Allocation of Patent Costs by and between the Company and EKI, EarthShell has the obligation to pay the patent prosecution and maintenance costs for those patents which i) "directly relate to" it's field of use, and which ii) "primarily benefit" EarthShell. Any patents granted in connection with the EarthShell Technology are the property of EKI, and EKI may obtain a benefit therefrom, including the utilization and/or licensing of the patents and related technology in a manner or for uses unrelated to the license granted to the Company in the foodservice disposables field of use. Effective January 1, 2001, EarthShell assumed direct responsibility to manage and maintain the patent portfolio underlying the EKI License Agreement with EKI and continues to pay directly all relevant costs.

COMPETITION

     Competition among food and beverage container manufacturers in the foodservice industry is intense. Virtually all of these competitors have greater financial and marketing resources at their disposal than does the Company, and many have established supply, production and distribution relationships and channels. Companies producing competitive products may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of EarthShell Packaging(R). In addition, some of the Company's licensees and joint venture partners manufacture paper, plastic or foil packaging that may compete with EarthShell Packaging(R).

     Several paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their harmful environmental impact, one major basis upon which the Company intends to compete. A number of companies have introduced or are attempting to develop biodegradable starch-based materials, plastics, or other materials that may be positioned as potential environmentally superior packaging alternatives. It is expected that many existing packaging manufacturers may actively seek to develop competitive alternatives to the Company's products and processes. While the Company believes its patents uniquely position it to incorporate a proportion of low cost, inorganic fillers with its material, which, relative to other starch-based or specialty polymers, will result in lower material costs, the development of competitive, environmentally attractive, disposable foodservice packaging could render the Company's technology obsolete and could have an adverse effect on the business, financial condition and results of operations of the Company.

GOVERNMENT REGULATION

     The manufacture, sale and use of EarthShell Packaging(R) are subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food and beverage containers are in compliance with FDA regulations if the components used in the food and beverage containers: (i) are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or (ii) are generally recognized as safe for their intended uses and are of suitable purity for those intended uses.

     The Company believes that EarthShell Packaging(R) plates, bowls and hinged-lid containers and all other current and prototype EarthShell Packaging(R) products of the Company are in compliance with all requirements of the FDA and do not require additional FDA approval. The Company cannot be certain, however, that the FDA will agree with these conclusions.

MANAGEMENT AND EMPLOYEES

     Currently, the Company has six (6) employees. The Company's employees are not represented by a labor union, and the Company believes it has a good relationship with its employees.

     The Company established a qualified 401(k) plan for all of its employees in 1998. The 401(k) plan allows employees to contribute, on a tax-deferred basis, up to fifteen percent of their annual base compensation subject to certain regulatory and plan limitations. The Company uses a discretionary matching formula that matches one half of the employee's 401(k) deferral up to a maximum of six percent of annual base compensation. The 401(k) employer match was $24,311 in 2004, $44,057 in 2003, and $74,853 in 2002.

DESCRIPTION OF PROPERTY

     In November 2005, the Company closed its California operations and relocated its corporate headquarters to its current location at 1301 York Road, Suite 200, Lutherville, Maryland 21393. The Company leases 3,353 square feet of this office space on a month to month basis. The Company's monthly lease payment with respect to this space is approximately $5,500.

     The Company believes it will be able to lease comparable space at a comparable price when this lease expires.

LEGAL PROCEEDINGS

     The Company has been engaged in litigation with two (2) equipment suppliers seeking to collect a total of approximately $600,000 for manufacturing equipment in connection with the Company's former Goettingen, Germany manufacturing line that is no longer in service. The entire amount claimed in the litigation has already been accrued as part of the Company's accounts payable. The Company is negotiating settlements with both of the suppliers, which it expects to finalize in early 2006.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of each of the Company's executive officers. Subject to rights under any employment agreements, officers of the Company serve at the pleasure of the Board of Directors (the "Board").

Name                Age   Position                                                       Officer Since
------------------ ------ ------------------------------------------------------------- ---------------
Vincent J. Truant   57    Chief Executive Officer, President and Chairman of the Board         1998
D. Scott Houston    51    Chief Financial Officer, Secretary and Director                      1993

     The following is a biographical summary of the experience of each of the executive officers:

     VINCENT J. TRUANT has served as the Company's Chief Executive Officer since August 26, 2005, as President since 2002 and as a Director since 2005. In February 2005, Mr. Truant was also elected Chairman of the Board of EarthShell. From May 15, 2002 to August 26, 2005, Mr. Truant served as the Company's President and Chief Operating Officer. From March 2001 to May 2002, Mr. Truant served as Senior Vice President and Chief Marketing Officer of the Company. From October 1999 to March 2001, and from March 1999 to October 1999, respectively, he served as Senior Vice President and as Vice President of Marketing, Environmental Affairs and Public Relations, and from April 1998 to March 1999 as Vice President of Marketing and Sales. During a prior fifteen (15) year tenure at Sweetheart Cup Company ("Sweetheart"), Mr. Truant served as Vice President and General Manager for the National Accounts Group and the McDonald's Corporation Strategic Business Units. Before joining Sweetheart, Mr. Truant was engaged in both domestic and international marketing assignments for Philip Morris Inc. and its subsidiary, Miller Brewing Company, as well as Eli Lilly & Company.

     D. SCOTT HOUSTON has served as the Company's Chief Financial Officer since October 1999, as the Company's Secretary since December 1999 and as a Director since 2005. From January to October 1999, Mr. Houston served as Senior Vice President of Corporate Planning and Assistant Secretary. From July 1993 until January 1999, Mr. Houston served as Chief Financial Officer. From August 1986 until joining the Company, he held various positions with EKI and its affiliates, including Chief Financial Officer and Vice President of CTC from 1986 to 1990. From 1984 to 1986, Mr. Houston operated Houston & Associates, a consulting firm. From July 1980 until September 1983, Mr. Houston held various positions with the Management Information Consulting Division of Arthur Andersen & Co., an international accounting and consulting firm.

DIRECTORS

     The Board of the Company is currently comprised of five (5) members. All Directors are elected each year at the annual meeting of stockholders. The following table sets forth the name and age of each director, the year the Director was first elected and his position with the Company:

Name                  Age   Position                                            Director Since
------------------- ------ -------------------------------------------------- ----------------
Vincent J. Truant     57    Director, Chief Executive Officer and President     2005
D. Scott Houston      51    Director, Chief Financial Officer and Secretary     2005
Hamlin M. Jennings    57    Director                                            2003
Walker Rast           69    Director                                            2003
Michael C. Gordon     69    Director                                            2005

     The following is a biographical summary of the experience of each of the Company's Directors. For biographical summaries of the experience of Messrs. Truant and Houston, kindly refer to the summaries of Executive Officers' experience provided above:

     Hamlin M. Jennings has served as a Director of the Company since January 1, 2003. Since 1987, Dr. Jennings has been a Professor in the Civil and Environmental Engineering Department and the Materials Sciences and Engineering Department at Northwestern University. In 2002, he assumed the Chairmanship of the Civil and Environmental Engineering Department. Prior to his appointment at Northwestern, Dr. Jennings worked at the National Institute of Standards and Technology, Imperial College London, and the University of Cape Town. He is a fellow of the Institute of Materials in the United Kingdom and Fellow of the American Ceramic Society. Dr. Jennings received a Ph.D. in materials science from Brown University in 1975, and a Bachelor of Science in Physics from Tufts University in 1969. Additionally, Dr. Jennings is owner and President of Evanston Materials Consulting Corporation, founded in 1997, which specializes in cement-based materials and coatings. Dr. Jennings holds twelve (12) patents, is the associate editor of two (2) journals and has published over 120 scientific papers.

     WALKER RAST has served as a Director of the Company since September 2003, when he was appointed to fill the vacancy created by the resignation of Mr. Bert Moyer from the Board in August 2003. Mr. Rast is currently a business consultant and a member of the Educational Foundation Board of the University of South Carolina and a member of the Advisory Board of the College of Engineering and Information Technology. From 1987 to 1994, Mr. Rast was a member of the Executive Board of Directors of Royal Packaging Industries Van Leer, a worldwide packaging company based in the Netherlands. From 1979 to 1987, Mr. Rast was President of Keyes Fibre Company (now know as The Chinet Company), first (1st) an operating group of Arcata Corporation and then of Royal Packaging Industries Van Leer. Mr. Rast held various executive positions with Arcata Corporation for over ten years, and was previously with U.S. Gypsum Corporation for over ten
(10) years.

     MICHAEL C. GORDON was appointed to the Board of Directors in June 2005. Mr. Gordon is currently the Director of SEC Services for Gumbiner Savett Inc., Certified Public Accountants and Business Advisors. From 1990 through 2001, Mr. Gordon was an audit partner with BDO Seidman, where he was in charge of the audit department of the Los Angeles office. From 1977 to 1990, he was an audit partner with Laventhol and Horwath where he was also in charge of the audit department of the Los Angeles office. Prior to 1977, he was an audit partner with Arthur Young & Company. Mr. Gordon has over forty years of public accounting, SEC, and financial reporting experience. The Board of Directors has determined that Mr. Gordon qualifies as an "audit committee financial expert" as that term is defined in Item 401(h)(2) of Regulation S-K in the Securities Exchange Act of 1934. Mr. Gordon is serving as Chairman of the Audit Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

     At the annual meeting of the Board in July 2005, the Company reorganized the Committees of the Board, Currently, the Board maintains three (3) standing committees: the Audit Committee, the Compensation Committee, the Corporate Goveranance and Nominating Committee. The Board has written charters for each of its committees.

     Director nominees are recommended to the full Board by the Corporate Governance and Nominating Committee with input from Management. The committees are presently comprised of the following Directors:

                                               Corporate Goverance & Nominating
Audit Committee       Compensation Committee   Committee
------------------- -------------------------  ---------------------------------

Mr. Gordon (Chair)    Dr. Jennings (Chair)     Mr. Rast (Chair)
Mr. Rast              Mr. Gordon               Dr. Jennings
Dr. Jennings          Mr. Rast                 Mr. Gordon


     EXECUTIVE COMMITTEE

     The Executive Committee was dissolved at the July 2005 annual meeting of the Board in connection with the reorganization of Board and the Board committees. Prior to being dissolved, the Executive Committee held frequent meetings in 2004 and in 2005, and at times took action by unanimous written consent in lieu of meetings. The primary function of the Executive Committee was to perform all of the duties otherwise vested in the Board when the Board is not in session, except for the following matters which have not been delegated to the Executive Committee: (a) declaring cash or stock dividends or distributions to stockholders of the Company; (b) taking action on matters otherwise specifically delegated to other committees of the Board of Directors; (c) amending or repealing the Certificate of Incorporation or Bylaws of the Company, or adopting new ones; (d) approving a plan of merger, acquisition or divestiture or sale, lease or exchange of substantially all of the business, properties or assets of the Company; (e) authorizing or approving the issuance or sale of shares of stock of the Company; (f) authorizing the Company to perform or make a contract or commitment that requires a financial commitment by the Company exceeding the applicable amount budgeted under the operating budget or capital budget approved by the Board, if such contract or commitment, together with any other such contract or commitment, involves a payment by the Company of more than $1 million in the aggregate; and (g) electing or removing officers, directors or members of any committee of the Board. The Executive Committee functioned according to a written charter.

     COMPENSATION COMMITTEE

     The Compensation Committee held two (2) meetings in 2004 and two (2) meetings in 2005. At the annual meeting of the Board in July 2005, the Stock Options Committee was dissolved and the functions of that committee were assumed by the Compensation Committee.

     Prior to August 2005, the functions of the Compensation Committee included:
(a) reviewing and recommending to the Board of Directors the annual base salary, bonus and other benefits for each of the senior executive officers of the Company; (b) reviewing and commenting on new executive compensation programs that the Company proposes to adopt; (c) periodically reviewing the results of the Company's executive compensation and perquisite programs to ensure that they are properly coordinated to yield payments and benefits that are reasonably related to executive performance; (d) helping to ensure that a significant portion of executive compensation is reasonably related to the long-term interests of the stockholders; (e) participating in the preparation of certain portions of the Company's annual proxy statement; (f) hiring a compensation expert to provide independent advice on compensation levels, if necessary; and
(g) helping to ensure that the Company undertakes appropriate planning for management succession and advancement.

     On  August  11,  2005,  a new  charter  was  adopted  for the  Compensation
Committee. As outlined in the new charter, the functions of the Compensation Committee include: (a) oversee the Company's overall compensation structure, policies and programs, and assess whether the Company's compensation structure establishes appropriate incentives for management and employees; (b) review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the "CEO"), evaluate the CEO's performance in light of those goals and objectives, and either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO's compensation level based on this evaluation; (c) administer and make recommendations to the Board with respect to non-CEO compensation and the Company's incentive-compensation and equity-based compensation plans; (d) review and recommend to the Board the annual base salary, bonus, and other benefits for the executive officers of the Company with the goal of ensuring that a significant portion of executive compensation is reasonably related to the long-term interests of the stockholders; (e) approve stock option and other stock incentive awards for executive officers; (f) review and approve the design of other benefit plans pertaining to executive officers; (g) review and recommend employment agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; (h) approve, amend or modify the terms of any compensation or benefit plan that does not require shareholder approval; (i) review periodically succession plans relating to positions held by executive officers, and make recommendations to the Board regarding the selection of individuals to fill these positions; (j) annually evaluate the performance of the Committee and the adequacy of the committee's charter; and (k) produce a Committee report on executive compensation as required by the Securities and Exchange Commission (the "SEC") to be included in the company's annual proxy statement filed with the SEC.

     AUDIT COMMITTEE

     The Audit Committee held four (4) meetings in 2004 and four (4) meetings in 2005. Previous to August 11, 2005 the functions of the Audit Committee included:
(a) engaging an accounting firm to act as the Company's independent external auditor (the "Auditor"); (b) determining the Auditor's compensation, the proposed terms of its engagement, its independence from the Company and its performance during each year of its engagement; (c) reviewing the Company's annual financial statements and significant disputes, if any, between management of the Company and the Auditor that arise in connection with the preparation of those financial statements; (d) reviewing the results of each external audit;
(e) reviewing the procedures employed by the Company in preparing published quarterly financial statements and related management commentaries; (f)
reviewing any major changes proposed to be made in auditing and accounting principles and practices in connection with the Company's financial statements;
(g) reviewing the adequacy of the Company's internal financial controls; and (h) if the Company appoints a Director of Internal Audit, meeting periodically with that person to evaluate compliance with the foregoing duties.

     On August 11, 2005, a new charter was adopted for the Audit Committee. As outlined in the new charter, the functions of the Compensation Committee include: a) oversee the Company's accounting and financial reporting processes and the audits of the Company's financial statements; b) oversee the Company's compliance with legal and regulatory requirements; c) oversee the outside auditor's qualifications and independence; d) oversee the performance of the company's internal audit function and outside auditor; e) oversee the Company's system of disclosure controls and system of internal controls; and f) prepare the report required by the rules of the SEC to be included in the Company's annual proxy statement.

     The Company's Audit Committee is to be comprised of at least three (3) independent Directors. Mr. Gordon serves as Chairman of the Audit Committee. The Board has determined that Mr. Gordon is an "audit committee financial expert" as that term is defined in Item 401(h)(2) of Regulation S-K in the Securities Exchange Act of 1934, as amended. The Committee is currently comprised of Messrs. Gordon, Jennings and Rast, each of whom are independent Directors within the meaning of the National Association of Securities Dealers' listing standards.

     STOCK OPTION COMMITTEE

     The Stock Option Committee was dissolved in connection with the reorganization of the Board and the committees of the Board at the annual meeting of the Board in July 2005. The functions of the Stock Option Committee are now carried out by the Compensation Committee, as outlined above. Previous to being dissolved, the Stock Option Committee held two (2) meetings in 2004 and one (1) meeting in 2005. The Stock Option Committee was responsible for administering the Company's 1994 Stock Option Plan and 1995 Stock Incentive Plan (collectively, the "Plans") including, without limitation, the following: (a) adopting, amending and rescinding rules relating to the Plans; (b) determining who may participate in the Plans and what awards may be granted to such participants; (c) granting awards to participants and determining the terms and conditions thereof, including the number of shares of common stock issuable pursuant to the awards; (d) determining the terms and conditions of options automatically granted to directors pursuant to the Plans; (e) determining whether and the extent to which adjustments are required pursuant to the anti-dilution provisions of the Plans; and (f) interpreting and construing the Plans and the terms and conditions of any awards granted thereunder.

     CONFLICTS COMMITTEE / CORPORATE GOVERNANCE & Nominating Committee

     At the annual meeting of the Board in July 2005, the Conflicts Committee was dissolved and a new Corporate Governance and Nominating Committee was organized. The Conflicts Committee held two (2) meetings in 2004. The functions of the Conflicts Committee included reviewing potential related party or conflict of interest transactions to: (a) determine whether each such transaction is on at least as favorable terms to the Company as might be available from other third parties, (b) determine whether such transactions are reasonably likely to further the Company's business activities and interests,
(c) determine whether the process by which the decision to enter into such transactions was approved or ratified and is fair, (d) help ensure that all such transactions are disclosed in the Company's filings with the SEC as necessary and (e) if necessary, retain an independent expert to determine the advisability of the Company's entering into such transactions, and to determine fair terms for such transactions.

     A charter for the Corporate Governance and Nominating Committee was adopted on August 11, 2005. The functions of the Corporate Governance and Nominating Committee include: a) identifying qualified individuals to become Board members;
b) determining the composition of the Board and its committees; c) considering questions of possible conflicts of interest; d) developing and implementing the Company's corporate governance guidelines; and e) monitoring a process to assess Board effectiveness.

     BOARD AND COMMITTEE ATTENDANCE

     The Board of Directors held fourteen (14) meetings in 2004 and 12 meetings in 2005. All Directors attended at least seventy-five percent (75%) of the Board meetings and the meetings of the Committees on which they served in 2004 and at least 75% in 2005.

     INDEPENDENT AUDITORS

      The Company initially engaged Farber Hass Hurley & McEwen, LLP (formerly Farber & Hass, LLP) as its auditors in 2003, and has selected them to continue as its auditors for the fiscal years 2004 and 2005.

      The Audit Committee pre-approved the engagement of Farber Hass Hurley & McEwen, LLP (formerly Farber & Hass, LLP) to perform the annual audit and tax services for the fiscal year ended December 31, 2005 and the quarterly reviews for the three (3) quarters of 2005 . Farber & Hass LLP provided no other audit services, audit-related services, or permitted non-audit services for and during the fiscal year ended December 31, 2004 except for the statutory audit of the Company's benefit plan for the year ended December 31, 2003 and the analysis of the Company's net operating loss carry forward. The Audit Committee adopted a pre-approval policy relating to audit services for all audit-related services, tax services and non-audit services to be performed by its auditors from 2004 onward.

     During the fiscal years ended December 31, 2004 and 2003, the following audit, audit-related, tax and other fees were incurred by the Company:

      AUDIT FEES. For the year ended December 31, 2004, Farber Hass Hurley & McEwen, LLP (formerly Farber & Hass, LLP) charged the Company an aggregate of approximately $ 78,600 for professional services rendered for the 2004 audit of the Company's financial statements and the review of the financial statements included in the Company's quarterly reports on Form 10-Q for the three quarters of 2004. For the year ended December 31, 2003, Farber & Hass LLP charged the Company an aggregate of $59,710 for professional services rendered for the 2003 audit of the Company's financial statements and the review of the financial statements included in the Company's quarterly reports on Form 10-Q for the quarters ended June 30, 2003 and September 30, 2003. In addition, the Company paid to Deloitte & Touche, LLP, the Company's prior independent public accountants, an aggregate of approximately $16,800 for professional services rendered in connection with the inclusion of their audit opinions related to the 2002 and 2001 audits in the Company's December 31, 2003 Form 10-K and the review of the financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

     AUDIT-RELATED FEES. During the year ended December 31, 2004, the Company incurred no fees for services related to Farber Hass Hurley & McEwen, LLP (formerly Farber & Hass, LLP.) review of the Company's financial statements included in various SEC documents that are not included in "Audit Fees", and Farber Hass Hurley & McEwen, LLP (formerly Farber & Hass, LLP) charged the Company $4,500 for benefit plan statutory audits. During the year ended December 31, 2003, the Company incurred fees of $28,750 for assurance and related services related to Deloitte & Touche, LLP's review of the Company's financial statements included in various SEC documents that are not included in "Audit Fees", and Farber & Hass LLP charged the Company $6,500 for benefit plan statutory audits.

      TAX FEES. During the year ended December 31, 2004, the Company incurred fees of $6,400 for Farber Hass Hurley & McEwen, LLP (formerly Farber & Hass,
LLP) preparation of its tax returns. During the year ended December 31, 2003, the Company incurred fees of $16,243 to Deloitte & Touche, LLP for tax return preparation.

     ALL OTHER  FEES.  During the year ended  December  31,  2003,  the  Company engaged Deloitte & Touche, LLP to analyze the performance of certain manufacturing equipment the Company had installed in Germany for a fee of $16,487.

     AUDIT COMMITTEE REPORT

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the internal control system. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors, and has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with them their independence from the Company and its management. The Audit Committee has further considered whether, and determined that, the independent auditors' provision of non-audit services to the Company is compatible with the firm's independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

COMPENSATION OF DIRECTORS

     The Board pays to each non-employee Director an annual retainer fee of $20,000, payable quarterly, plus a fee of $1,000 for each regular meeting attended in person. Committee chairpersons receive an additional $1,000 per quarter except for the chairman of the audit committee, who receives an additional $3,000 per quarter. Three (3) of our Directors are currently considered to be non-employee Directors of the Company.

     The 1995 Stock Incentive Plan provides that each non-employee Director automatically be granted options to purchase 25,000 shares of the Company's common stock, effective at the conclusion of each annual meeting. All such stock options have an exercise price equal to the "fair market value" of the underlying shares, which is defined in the 1995 Stock Incentive Plan as the closing trading price on the day before such annual meeting.

     In April 2004, based on the financial condition of the Company, the Board unanimously agreed to defer the payment of the Director fees discussed above until such time as the financial condition of the Company improves. Certain of the deferred Directors' fees have been paid subsequent to December 31, 2004. As of December 31, 2005, the Company had outstanding accrued and unpaid Directors' fees of approximately $136,417. In June 2005, the Board granted to each of the Company's non-employee Directors who have served during the past year 10,000 restricted shares of the Company's common stock.

      In June, 2005, Mr. Gordon was appointed to the Board to fill the vacancy created by the resignation of Dr. Roland. Mr. Gordon received an initial grant of 10,000 restricted shares of the Company's common stock.

CODE OF ETHICS

     The Company has adopted a Code of Ethics that applies to all Directors, officers and employees, including the Chief Executive Officer, Chief Financial Officer and accounting officer of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation of the Named Executive Officers. The "Named Executive Officers" include, (i) the Company's Chief Executive Officer, (ii) the Company's executive officers as of December 31, 2004; and (iii) two (2) additional individuals who were not executive officers as of the year ended December 31, 2004. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the periods set forth below.


                           Summary Compensation Table

                                                                                                            Long-Term
                                                                                                          Compensation
                                                                         Annual Compensation                 Awards
                                                        ----------------------------------------------- ---------------
                                                                                                            Securities
                                         Fiscal year                                      Other Annual      Underlying
Name and                                    Ended            Salary        Bonus          Compensation        Options
Principal Position                       December 31           ($)          ($)              ($)(1)             (#)
------------------------------------- --------------- ---------------  ------------  ----------------- ----------------
Simon K. Hodson                                2004        $ 500,000 (2)  $     --        $    2,750          400,000
  Former Vice Chairman of the Board            2003          500,000            --             2,250           41,667 (4)
  and Former Chief Executive Officer           2002          500,000            --             2,500           41,667 (5)

Vincent J. Truant                              2004          350,000            --             2,625           50,000
  Former President and                         2003          350,000            --             3,063           20,833 (4)
  Current Chief Executive Officer              2002          321,875 (3)        --             2,844           29,167 (5)

D. Scott Houston (6)                           2004          327,200            --             3,590           50,000
  Chief Financial Officer                      2003          327,200            --             2,454           20,833 (4)
  and Secretary                                2002          327,200            --             2,419           26,667 (5)

John B. Nevling (7)                            2004          116,363            --             2,677           50,000
  Former V.P. Product Management               2003          104,565            --             3,135               --
  and Environmental Affairs                    2002          101,000            --             3,030               --

Michael P. Hawks (8)                           2004          110,000            --                --           35,000
  Principal Accounting Officer                 2003           60,849            --                --            4,167
                                               2002               --            --                --               --


------------------------
(1) Reflects payments under the Company's 401(k) plan. The Company provides various perquisites to its executives which, in accordance with SEC regulations, are not itemized because their value is less than ten percent (10% ) of an executive's salary.
(2)   Includes $141,667 deferred salary.
(3) Reflects a mid-year salary adjustment effective May 16, 2002 as a result of Mr. Truant's becoming President of the Company on that date.
(4) This option grant is only exercisable upon the successful completion of a sale of the Company.

(5) This option grant is only exercisable at such time as the share price of the volume weighted average price of the common stock of the Company shall be at or above $36 per share for at least ninety (90) days.
(6) Includes $142,222 deferred salary in 2004 and $7,200 in car allowance made to Mr. Houston in 2002, 2003, and 2004.
(7) Mr. Nevling was not considered to be an executive officer of the Company. He resigned from his position with the Company in March 2005 and his options expired thirty (30) days following his resignation.
(8) Mr. Hawks resigned from his position with the Company in October 2004 and his options expired thirty (30) days following his resignation. He was a temporary employee through an agency through June 30, 2003. In addition to his salary for the remainder of 2003, the Company paid the agency $68,547 in fees for his services from January 1 through June 30, 2003.

STOCK OPTION GRANTS IN 2004

     The following table sets forth information with respect to options to purchase shares of the Company's common stock granted in 2004 to the Named Executive Officers:

                                                                                             Potential Realizable Value at
                                                                                                Assumed Rates of Stock
                                                  Individual Grants                          Appreciation for Option Term(1)
                          -----------------------------------------------------------------------------------------------------
                              Number of      % of Total
                               Shares          Options
                             Underlying      Granted to
Name and Principal             Options      Employees in    Exercise Price     Expiration
Position                     Granted(2)         2004         (per share)         Date             5%              10%
-------------------------------------------------------------------------------------------------------------------------------

Simon K. Hodson                 400,000           52.5%        $0.75         6/25/2014        $488,668        $778,123
  Vice Chairman of the
  Board And Chief Executive
  Officer

Vincent J. Truant                50,000            6.6%        $0.75         6/25/2014         $61,084         $97.265
  President and Chief
  Executive Officer

D. Scott Houston                 50,000 (3)        6.6%        $0.75         6/25/2014         $61,084         $97.265
  Chief Financial Officer
  and Secretary

John Nevling                     50,000 (4)        6.6%        $0.75 (4)                              --              --
  Vice President of
  Product
  Management and
  Environmental Affairs

Michael Hawks                    35,000 (4)        4.6%        $0.75 (4)                              --              --
  Principal Accounting
  Officer

--------------------
(1) The five percent (5%) and ten percent (10%) assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of the future Common Stock price. In each case, the Company would use the market price of the Common Stock on the date of grant to compute the potential realizable values. All options granted in 2004 were granted at the then existing market price of $0.75 per share.
(2) Except for Mr. Houston, the options granted to executives in 2004 become vested and exercisable upon the completion by the Company of certain key milestones, including (i) that the Company's plates and bowls are supplied by a licensee to a customer at a level equivalent to the level that would be required by 1,500 Wal Mart stores for a consecutive period of no less than three (3) months, and (ii) the product supply economics must be consistent with a license agreement between EarthShell and the licensee including royalty structure.
(3) The options granted to Mr. Houston become vested and exercisable upon (i) resolution of all past due payables for not more than $800,000, and (ii) a resolution of all pending litigation related to payables.
(4) When initially granted, these options had an expiration date of June 25, 2014, but expired early thirty (30) days following the date of resignation.

AGGREGATED OPTION EXERCISES IN 2004 AND 2004 YEAR END OPTION VALUES

     The following table sets forth for the Named Executive Officers information with respect to options exercised, unexercised options and year-end option values, in each case with respect to options to purchase shares of the Company's common stock.

                                                                    Number of Securities           Value of Unexercised
                                                                   Underlying Unexercised        In-The-Money Options at
                                                                 Options at Fiscal Year End               Fiscal
                                                                            2004                    Year End 2004 (1)
                                    Shares                      ---------------------------- -----------------------------------
                                  Acquired on
Name and Principal Position        Exercise     Value Realized  Unexercisable   Exercisable    Unexercisable   Exercisable
------------------------------ --------------- --------------- --------------- ------------- ---------------- ------------
Simon K. Hodson                         --               --        483,334              --       $680,000              --
  Vice Chairman of the Board
  and Chief Executive Officer

Vincent J. Truant                       --               --        100,000          32,917         85,000              --
  President and Chief
  Executive Officer

D. Scott Houston                        --               --         97,500          42,037         85,000              --
  Chief Financial Officer
  and Secretary

John Nevling                            --               --         50,000           2,916         85,000              --
  Vice President of Product
  Management and
  Environmental Affairs

Michael Hawks                           --               --              --            --              --              --
  Principal Accounting Officer

------------------------
(1) The market price of the Company's common stock at December 31, 2004 was $2.45.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

     Mr. Simon Hodson resigned as Chief Executive Officer of the Company on August 31, 2005. Mr. Hodson received an annual salary of $500,000 and was entitled to receive (i) an annual bonus and (ii) options or other rights to acquire common stock prior to his resignation on August 31, 2005. Mr. Hodson had previously agreed to a forty percent (40%) reduction of base salary (which was later approved by the Board to be accrued as deferred compensation) effective April 16, 2004. resulting in the deferral of $141,667 for the year ended December 31, 2004, which was paid in full in June 2005. As of December 31, 2005, the Company owed Mr. Hodson $216,569 in deferred compensation accrued during 2005, including interest at 8% and accrued vacation pay.

     Mr. Vincent J. Truant was elected Chief Executive Officer of the Company as of September 1, 2005. Mr. Truant has been employed by the Company pursuant to an employment agreement since May 1, 1998. From time to time, Mr. Truant has received salary increases and incentive stock options as determined by the Compensation and Options Committees of the Board of Directors or the full Board, as appropriate. Effective May 15, 2002, the Board increased Mr. Truant's salary to $350,000 in connection with his added responsibilities as President and Chief Operating Officer. In connection with his election as CEO, the Company entered into a new employment agreement with Mr. Truant effective September 1, 2005, Under this employment agreement, Mr. Truant receives a salary of $400,000 per year and a car allowance of $1,000 per month and the other standard benefits offered to employees of the Company. Mr. Truant received an option grant for 350,000 shares in connection with his election as CEO. He may also be entitled to receive (i) an annual bonus in an amount equal to one year's base salary, provided certain financial and other milestones determined by Mr. Truant and the Compensation Committee are met by Mr. Truant and the Company and, in the event such milestones are not met, or are significantly exceeded, such other lesser or greater bonus as the Compensation Committee shall determine, and (ii) options or other rights to acquire Common Stock, under terms and conditions determined by the Stock Option Committee or the full Board, as appropriate. Pursuant to the terms of his employment agreement, Mr. Truant may be terminated at any time, with or without cause, upon thirty (30) days written notice, provided that, if the Company terminates Mr. Truant's employment for other than cause, he will be entitled to receive a one-time severance payment equal to one hundred percent (100%) of his then-current annual base salary.

     Mr. D. Scott Houston entered into a written employment agreement with the Company on October 19, 1993. Mr. Houston receives an annual salary of $320,000, subject to annual review and increase at the discretion of the Board. He may also be entitled to receive (i) an annual bonus, the amount of which is determined by the Compensation Committee and (ii) options or other rights to acquire common stock, under terms and conditions determined by the Stock Option Committee or the full Board, as appropriate. Mr. Houston may be terminated at any time, with or without cause, upon thirty (30) days notice. In order to conserve cash until the Company is able to establish its royalty revenue stream, Mr. Houston voluntarily agreed to a seventy-five percent (75%) reduction of base salary (which was later approved by the Board to be accrued as deferred compensation) resulting in cash compensation of $80,000 per year effective April 16, 2004. As of October 16, 2004, the cash portion of Mr. Houston's salary was adjusted to $213,333 per year. Total deferred compensation for the year ended December 31, 2004 was $142,222 and as of December 31, 2005 was $268,704,
including interest at 8%.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and Directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent (10%) beneficial owners are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 that they file. Based solely upon the Company's review of the copies of such forms it has received, and certain other information available to it, to the best of the Company's knowledge:

     EKI, a ten percent (10%) beneficial owner, did not timely file one report reporting three conversions of debt. The conversions of debt were reported on November 15, 2004.

     Mr. Khashoggi did not timely file one (1) report reporting the gift of shares of common stock to each of his three (3) children and one (1) report reporting three conversions of debt by EKI, an affiliate of Mr. Khashoggi, described above. The gift was reported on May 20, 2005 and the conversions of debt by EKI were reported on November 10, 2004.

     Mrs. Khashoggi did not timely file one (1) report reporting her husband's gift of shares of common stock reported above and one (1) report reporting three
(3) conversions of debt by EKI, an affiliate of Ms. Khashoggi, described above. The gift was reported on May 20, 2005 and the conversions of debt by EKI were reported on November 10, 2004.

     Various stock options were granted to officers and directors during 2005 which have not yet been reported. The Company is working with these officers and directors to file the requisite forms.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As of July 21, 2005 when the Compensation Committee was reorganized, all decision relating to executive compensation have been made by the Company's Compensation Committee, which is comprised of Hamlin Jennings, chairman, Walker Rast, and Michael Gordon. All members of the current Compensation Committee are independent directors. All decisions relating to executive compensation during 2004 through July 21, 2005 were made by the Company's former Compensation Committee, which was comprised of Mr. Khashoggi, Mrs. Khashoggi and, until February 2, 2005 when he resigned, Dr. Roland or the Board, as appropriate. None of the members of the Compensation Committee were officers of the Company in 2004. Mr. Khashoggi is the controlling stockholder of EKI, the Company's largest stockholder with whom the Company has certain relationships and related transactions described below. Mr. Khashoggi is the beneficial owner of 33.29 of the common stock of the Company.

     The Company has an exclusive, worldwide, royalty-free license in perpetuity to use and license the EKI technology to manufacture and sell disposable, single-use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than twenty-four (24) hours).

     On July 29, 2002, the Company agreed with EKI to further amend the amended and restated license agreement with EKI described above (the "EKI License Agreement") expanding the field of use for the EarthShell technology to include noodle bowls used for packaging instant noodles, a worldwide market that the Company estimates to be approximately $1 billion. Because the noodle bowl development was made at a nominal cost to EarthShell and is an incremental field of use, EarthShell agreed to pay to EKI fifty percent (50%) of any royalty or other consideration it receives in connection with the sale of products within this particular field of use.

     In addition, on July 29, 2002 the Company entered into a license and information transfer agreement (the "Biotech License Agreement") with bio-tec Biologische Naturverpackungen GmbH & Co. KG and bio-tec Biologische Naturverpackungen Forschungs und Entwicklungs GmbH (the "Biotec Group") to utilize the Biotec Group technology for foodservice disposable packaging applications. EKI had previously granted to the Company priority rights to license certain product applications on an exclusive basis from the Biotec Group in consideration for the Company's payment of a $100,000 minimum monthly payment to Biotec. In addition, in consideration for the monthly payment, the Biotec Group agreed to render technical services to the Company at the Biotec Group's cost plus five percent (5%). The licensing fee and services arrangements were continued in the Biotec License Agreement. Under the terms of the Biotec License Agreement, the Biotec Group was entitled to receive twenty-five percent (25%) of any royalties or other consideration that the Company receives in connection with the sale of products utilizing the Biotec Group technology, after applying a credit for all minimum monthly payments received. In connection with the issuance of the 2006 Debentures, the Biotec Group agreed to subordinate the licensee fee payments due from EarthShell until the debentures were retired. During this period, the license fees due to the Biotec Group were accrued.

     In September of 2004, as part of an overall restructuring of its debt, EarthShell and Biotec entered into an agreement to convert $1.475 million of the $2.475 million of accrued license fees as of September 1, 2004, plus accrued interest into 491,778 shares of EarthShell common stock and to eliminate, for two (2) years, the $100,000 per month minimum license fee. In December of 2004, the amended Biotec License Agreement was further amended and EarthShell paid to Biotech $125,000, leaving a balance owing of approximately $875,000, which was subsequently reduced to approximately $837,000. On August 31, 2005, in connection with the sale of Biotec by EKI, Biotec License Agreement was again amended and restated (the "Amended and Restated Biotec License") and the minimum monthly payment to retain exclusivity was completely eliminated and the balance of approximately $837,000 owing to EarthShell was assigned by the Biotec Group to EKI. Under the Amended and Restated Biotec License, the Company has a fully paid up license to use the Biotec technology in the EarthShell fields of use, with certain limited exclusions, exclusively through June 2008. The Company can maintain its exclusivity provided it has been successful in commercializing the Biotec technology and is making certain minimum royalty payments under the license by June 2008. As of the date of this Prospectus, the Company has paid to the Biotec Group $125,000 in cash, has converted approximately $1.475 million into 491,778 shares of unregistered stock, and had assigned the balance owing to the Biotec Group of $837,145.69 to EKI. On October 11, 2005, the Company entered into the Debt Conversion Agreement with EKI, pursuant to which the Company and EKI agreed that a receivable in an amount equal to $837,145.69 (previously owed to bio-Tec Biologische Naturverpackunger GmbH & Co.KG), but which receivable was subsequently assigned to EKI) be converted into 279,048 shares of common stock of the Company. The conversion price equals $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the receivable.

     During 2002 and 2003, EKI made various simple interest working capital loans to the Company (the "Simple Interest Loans"). These Simple Interest Loans were interest bearing at a rate of seven percent (7%) or ten percent (10%) per annum, and were payable on demand. As of December 31, 2003, the outstanding principal balance of the Simple Interest Loans was $2,755,000. In connection with the sale of the 2006 Debentures, EKI subordinated the payments and advances that were owed to it, and as consideration, the Company issued to EKI a warrant in March 2003, expiring ten (10) years thereafter, to acquire 83,333 shares of the Company's common stock at $6.00 per share. As part of the settlement of the 2006 Debentures in October of 2004, EKI agreed to convert all of the outstanding Simple Interest Loans to EarthShell ($2,755,000) into unregistered common stock at $3.00 per share and $532,644 of accumulated interest into unregistered common stock at $4.00 per share, for a total of 1,051,494 shares received by EKI. As of December 31, 2004, the Simple Interest Loans were paid in full. In May 2005, an additional 44,387 shares were issued to EKI pursuant to a ninety (90) day price protection clause, which provided for an adjustment in the effective conversion price of the interest portions of the Simple Interest Loans from $4.00 per share to $3.00 per share. The 1,051,494 shares of common stock issued to EKI as a result of the EKI Conversion Agreement will not be registered for resale under the 1933 Act.

     On September 30, 2004, EKI entered into an agreement with EarthShell to sell back to the Company the 2006 Debentures it had purchased for $1 million in cash, the cash price paid by EKI for the purchased 2006 Debentures (the "EKI DPA"). In connection therewith, immediately after the acquisition, EKI sold the 2006 Debentures to the Company and, as discussed above, the Company retired the 2006 Debentures shortly thereafter.

     In 2005,  the  Company  also  granted  a ten  (10)  year  warrant  to Essam
Khashoggi to purchase one million (1,000,000) shares of the Company's common stock at $3.00 per share in consideration of his continued support of the Company since its inception, including providing bridge loans at below market terms from time to time.

     On October 11, 2005, the Company entered into the EKI Loan with EKI pursuant to which the Company issued to EKI a promissory note to EKI in the principal amount of $1,000,000. As of the second week of January 2006, EKI has advanced the full $1,000,000 to the Company. Interest accrues on the principal balance of the EKI Loan at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. All accrued but unpaid interest and outstanding principal is due and payable on the earliest to occur of the following: (i) the second (2nd) anniversary of the date of the EKI Loan; (ii) five (5) days following the date the Company has received $3 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services
(including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), measured from the date of the EKI Loan and not taking into account the proceeds advanced under the EKI Loan; or (iii) the occurrence of an Event of Default (as defined in the EKI Loan).

     Under the terms of the EKI License Agreement and an amended and restated Agreement for the Allocation of Patent Costs by and between the Company and EKI, EarthShell has the obligation to pay the patent prosecution and maintenance costs for those patents which i) "directly relate to" it's field of use, and which ii) "primarily benefit" EarthShell. Any patents granted in connection with the EarthShell Technology are the property of EKI, and EKI may utilize and/or license the patents and related technology in a manner or for uses unrelated to the license granted to the Company in the foodservice disposables field of use. Effective January 1, 2001, rather than reimbursing EKI for patent costs, EarthShell assumed direct responsibility to manage and maintain the patent portfolio underlying the EKI License Agreement with EKI and continues to pay directly all relevant costs.

     In July 2002, the Company extended a loan in the amount of $55,000 to Mr. Vincent Truant, Chief Executive Officer. The loan, which bore interest at seven percent (7%) per annum, was due upon demand by the Company. In May 2005, the Compensation Committee of the Board approved a bonus to Mr. Truant equal to the total principal amount and accrued interest, and the note was cancelled.

COMPENSATION COMMITTEE CHARTER

      To fulfill its responsibilities and duties the Committee shall have direct responsibility to:

o     oversee  the  Company's  overall  compensation  structure,   policies  and
      programs,   and  assess  whether  the  Company's   compensation  structure
      establishes appropriate incentives for management and employees;

o review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the "CEO"), evaluate the CEO's performance in light of those goals and objectives, and either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO's compensation level based on this evaluation;

o administer and make recommendations to the Board with respect to non-CEO compensation and the Company's incentive-compensation and equity-based compensation plans;

o review and recommend to the Board the annual base salary, bonus, and other benefits for the executive officers of the Company with the goal of ensuring that a significant portion of executive compensation is reasonably related to the long-term interests of the stockholders;

o approve stock option and other stock incentive awards for executive officers;

o review and approve the design of other benefit plans pertaining to executive officers;

o review and recommend employment agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements;

o approve, amend or modify the terms of any compensation or benefit plan that does not require shareholder approval;

o review periodically succession plans relating to positions held by executive officers, and make recommendations to the Board regarding the selection of individuals to fill these positions;

o annually evaluate the performance of the Committee and the adequacy of the committee's charter; and

o produce a Committee report on executive compensation as required by the Securities and Exchange Commission (the "SEC") to be included in the company's annual proxy statement filed with the SEC.

COMPENSATION COMPONENTS

     The Company's executive compensation program consists of a mixture of base salary, cash bonuses and stock options. In determining the mix and total amount of compensation for each executive officer, the Compensation Committee subjectively considers each executive's overall value to the Company including past and expected contributions by the executive to the Company's goals. In addition, the Compensation Committee strives to balance short-term and long-term incentive compensation to achieve desired results.

     The Compensation Committee periodically reviews each of the three components of its executive compensation program to ensure that its compensation practices are competitive and that the overall compensation package appropriately attracts, motivates, rewards, and retains key employees with outstanding abilities.

     Base Salary. The Company has historically determined base salary for its executives based on qualifications, job requirements and competitive market salaries that such qualifications and job requirements command. As the Company grows, it will continue to rely on peer group competitive compensation practices to remain consistent and competitive in its compensation practices.

     Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be adjusted based upon their assessment of the individual's contribution to and financial growth of the Company as well as competitive pay levels.

     In order to conserve cash until the Company is able to establish its royalty revenue stream, effective April 16, 2004, Mr. Hodson and Mr. Houston agreed to a forty percent (40%) and seventy-five percent (75%) reduction of base salary (which was later approved by the Board to be accrued as deferred compensation), respectively. In October 2004, Mr. Houston's deferred salary percentage was changed to thirty-three percent (33%). In March 2005, the Board approved the accrual of deferred compensation for Mr. Hodson and Mr. Houston, respectively, equal to the amount of their salary reductions. Mr. Hodson resigned as CEO effective August 31, 2005.

     As of December 31, 2005, the Company had paid Mr. Hodson a total of $275,000 in cash compensation, and has accrued $145,417 in deferred compensation accrued during 2005, including interest at 8%. The Company has also accrued vacation pay for Mr. Hodson in the amount of $71,152.

     The Company paid base compensation to Mr. Vincent Truant, Chief Executive Officer, in the amount of $350,000 per year for his services as President and Chief Operating Officer to the Company during 2004 and through August 31, 2005. Beginning September 1, 2005, in connection with his election as Chief Executive Officer, Mr. Truant's base compensation was established at the rate of $400,000 per year. Additionally, Mr. Truant receives a $1,000 per month car allowance. Mr. D. Scott Houston, Chief Financial Officer and Secretary, received base compensation during 2005 of $327,200, of which, Mr. Houston received $220,533 in cash and $106,667 was accrued as deferred compensation, as described above. The base salary figures for Mr. Houston includes a $7,200 car allowance.

     Bonus. Bonuses may be granted for a fiscal year after the financial results for that fiscal year become available. The Compensation Committee meets to consider annual bonuses for each executive based on individual performance as well as overall financial results of the Company for the year. There is no plan requiring that bonuses be paid. However, pursuant to their employment agreements, certain executive officers may be entitled to receive an annual bonus, the actual amount of which is determined in the sole discretion of the Compensation Committee.

     The Compensation Committee also may consider bonus compensation in light of the accomplishment of specific milestones developed by management in support of the annual strategic plan.

     In determining whether to grant management bonuses for 2004, the Compensation Committee considered both individual performance as well as the Company's overall performance. Although the Compensation Committee noted several significant individual and Company achievements during the year, in light of the delays the Company has experienced in commercializing the Company's technology as well as the financial condition of the Company, the Compensation Committee determined that no bonuses for 2004 would be granted. The Compensation Committee has not met yet to consider bonuses for 2005.

     Stock Options. The Stock Option Committee believes that significant equity interests in the Company in the form of stock options held by the Company's management serve to align the interests of the executive management team with those of stockholders. The Stock Option Committee may grant stock options and restricted stock to executives and other key employees of the Company pursuant to the 1995 Stock Incentive Plan, or may recommend that the Board do so, as appropriate. In March 2005, the Stock Option Committee granted the Named
Executive Officers fully vested stock options issued under the 1995 Stock Incentive Plan at the then-current market price exercisable only upon successful completion of certain milestones that are critical to the long-term success of the Company.

     The option grants to the named officers of the Company for 2004 and 2005 were as follows:

                                   Stock Option Grants     Stock Option Grants
                                          2004                     2005
                                  --------------------- -----------------------
         Simon K. Hodson                    400,000               500,000
         Vincent Truant                      50,000               350,000
         D. Scott Houston                    50,000               375,000
         Michael Hawks                       35,000
         John Nevling                        35,000
         Paul Susie                                                40,000

     The stock options granted in 2004 are reflected in the Stock Options Grant table.

     The Stock Option Committee will continue to consider various methods to provide additional incentives to management and employees of the Company, including granting additional stock options and/or restricted stock or recommending that the Board do so, as appropriate. In determining the grants of stock options and restricted stock, the Stock Option Committee will take into account, among other things, the respective scope of responsibility and the anticipated performance requirements and contributions to the Company of each proposed award recipient as well as the amounts of prior grants.

COMPENSATION TO CHIEF EXECUTIVE OFFICER

     The Compensation Committee meets annually to evaluate the Chief Executive Officer's performance and to review the Chief Executive Officer's compensation. Simon K. Hodson, who served as the CEO of the Company since its inception, resigned August 31, 2005. Mr. Vincent J. Truant was elected effective September 1, 2005.

     In reviewing the CEO's compensation, the Compensation Committee considers his principal responsibilities, which include providing overall vision and strategic direction for EarthShell, attracting and retaining highly qualified employees and developing and maintaining key customer and capital relationships.

     Mr. Hodson received a base compensation of $500,000 during 2004, a portion of which was deferred. This amount was based on the Compensation Committee's assessment that Mr. Hodson is uniquely qualified to lead the Company through its early development stages to initial commercialization. The Board determined that his vision for the Company, both from a technical and business viewpoint, continues to be pivotal in bringing the Company to the point of commercializing its first product lines. Based in part on the foregoing, the Compensation Committee concluded that the $500,000 base salary compensation was appropriate for 2004.

     In order to conserve cash until the Company is able to establish its royalty revenue stream, Mr. Hodson agreed to a forty percent (40%) deferral of his base salary, effective April 16, 2004. In June 2005, the portion of Mr. Hodson's 2004 salary which had been deferred was paid. As of December 31, 2005, the amount of deferred compensation, with accrued interest and accrued vacation pay was $216,569.

     In determining Mr. Hodson's 2004 annual bonus, the Compensation Committee considered both Mr. Hodson's individual performance as well as that of the Company overall. Although the Compensation Committee noted several significant achievements during the year, in light of the delays the Company has experienced in commercializing the Company's technology as well as the financial condition of the Company, the Compensation Committee determined that no bonus for 2004 would be granted.

     Mr. Hodson owns a minority profits interest in EKI, the Company's largest stockholder.

     Effective September 1, 2005 the Board of Directors elected Mr. Vincent J. Truant as Chief Executive Officer of EarthShell Corporation. He receives base compensation at the rate of $400,000 per year and has a bonus opportunity at the discretion of the Compensation Committee of the Board. If connection with his election as CEO, Mr. Truant received options to purchase 350,000 shares of the Company's common stock at the fair market value on September 1, 2005.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of compensation over $1 million to certain executive officers unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's stockholders. The Company did not pay any compensation in 2003 that would be subject to Code Section 162(m). The Compensation Committee intends to establish policies regarding qualification of compensation under Section 162(m) of the Code to the extent it considers such policies appropriate.

                             STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total return on the Company's common stock for the last six (6) fiscal years to the total cumulative return on the S&P 500 Index and the Dow Jones Containers & Packaging Industry Group Index
(USA). The comparison assumes $100 was invested in the Company's common stock and the indexes on December 31, 1999 and assumes reinvestment of dividends before consideration of income taxes.

     The stock performance depicted in the graph below is not necessarily indicative of future performance. The Stock Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into a filing under the 1933 Act or Exchange Act.

           [COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN GRAPH]

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of each class of the Company's voting securities as of January 20, 2006, by (i) each person or company known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding shares, (ii) each Director of the Company,(iii) the Chief Executive Officer of the Company and each of the other named executive officers and (iv) all Directors and named executive officers of the Company as a group.

                                                                                  Percentage of
                                                                  Number of        Shares of
                                                                  Shares of       Common Stock
Name and address (1)                                             Common Stock    Outstanding(1)(2)
--------------------------------------------------------------  ---------------- -----------------
Mr. Hamlin Jennings (3)                                                  30,034            *
Mr. Walker Rast (4)                                                      28,603            *
Mr. Vincent J. Truant (5)                                                37,083            *
Mr. D. Scott Houston (6)                                                419,120        1.68%
Mr. Michael C. Gordon                                                    25,000            *
Mr. Paul Susie                                                           10,000            *
Directors and Named Executive Officers as a Group (5 Persons)           539,840        2.16%
Mr. Essam Khashoggi (7)                                               7,933,603       31.79%
E. Khashoggi Industries, LLC(8)                                       5,999,939       24.04%

---------------
*    Indicates ownership of less than one percent (1%).
(1) The address of all individuals, entities and stockholder groups listed in the table is c/o EarthShell Corporation, 1301 York Road, Suite 200, Lutherville, Maryland 21093.
(2) Applicable percentage of ownership is based on 19,315,188 shares of common stock outstanding at January 20, 2006, together with securities exercisable or convertible into shares of common stock within sixty (60) days of January 20, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty (60) days of January 20, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.
(3) Includes options to purchase 30,034 shares of common stock issued under the 1995 Stock Incentive Plan, which shares are fully vested and exercisable.
(4) Includes options to purchase 28,603 shares of common stock issued under the 1995 Stock Incentive Plan, which shares are fully vested and exercisable.
(5) Includes options to purchase 32,917 shares of common stock issued under the 1995 Stock Incentive Plan, which shares are fully vested and exercisable.
(6) Includes options to purchase 417,037 shares of common stock issued under the 1995 Stock Incentive Plan which are shares fully vested and exercisable.
(7) Includes 5,916,606 shares held by EKI, and 715,436 shares held by EKINVESCO, the controlling owner of each being Mr. Khashoggi. Includes 218,228 shares held by other entities, including Composite Technology Corporation, in which Mr. Khashoggi also has a controlling ownership interest. Also includes warrants to purchase 1,000,000 shares of common stock issued by the Company to Mr. Khashoggi and warrants held by EKI to purchase 83,333 shares of common stock of the Company. Mr. Khashoggi has sole voting and dispositive power with respect to all shares referred to in this note, and is therefore deemed to be the beneficial owner of such shares.
(8) Includes warrants to purchase 1,083,833 shares of common stock of the Company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table provides information with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers or lenders), as of December 31, 2004.

Equity Compensation Plan Information

                                                                                                       Number
                                                                                                    Of Securities
                                                                                                      Remaining
                                                                                                      Available
                                                                   Number                            For Future
                                                               Of Securities                          Issuance
                                                                To Be Issued    Weighted-Average    Under Equity
                                                               Upon Exercise    Exercise Price   Compensation Plans
                                                               Of Outstanding   Of Outstanding       (Excluding
                                                                  Options,         Options,          Securities
                                                                Warrants And     Warrants And         Reflected
                                                                   Rights           Rights         In Column (a))
                                                              ---------------- ----------------- ---------------------
                                                                    (a)               (b)                (c)
                                                              ---------------- ----------------- --------------------
Equity compensation plans approved by security holders               1,629,425             7.29              (1)  --
Equity compensation plans not approved by security holders                  --               --                   --
                                                              ---------------- ---------------- ---------------------
TOTAL                                                                1,629,425             7.29                   --
                                                              ---------------- ---------------- ---------------------

(1) A portion of the options to be issued were granted in 2005 subject to approval by the shareholders of an increase in the option pool reserve at the next annual meeting of the shareholders.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

     The Company's common stock is currently listed on the Bulletin Board published by the National Quotation Bureau, Inc., and prior to March 8, 2004 traded on the Nasdaq SmallCap Market. The Company's common stock trades under the symbol "ERTH.OB." For the periods indicated, the following table presents the range of high and low closing sale prices for the Company's common stock.

                                                  High           Low
                                                  ($)            ($)
--------------------------------------------------------------------------
     YEAR ENDED DECEMBER 31, 2005:
     First (1st) Quarter                              2.45          1.48
     Second (2nd) Quarter                             3.20          1.65
     Third (3rd) Quarter                              2.95          1.77
     Fourth (4th) Quarter                             2.50          1.74

     YEAR ENDED DECEMBER 31, 2004:
     First (1st) Quarter                              2.52          1.49
     Second (2nd) Quarter                             2.03          0.45
     Third (3rd) Quarter                              3.75          1.75
     Fourth (4th) Quarter                             2.97          1.95

     YEAR ENDED DECEMBER 31, 2003:
     First (1st) Quarter                              7.80          4.20
     Second (2nd) Quarter                             7.08          4.32
     Third (3rd) Quarter                              5.64          3.72
     Fourth (4th) Quarter                             4.56          1.33

     The Company's common stock sales prices have been restated, where applicable, to reflect the one-for-twelve reverse split of the Company's common stock effective as of October 31, 2003. Quotations since the Company's stock began trading on the Over-the-Counter Bulletin Board may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

     The number of stockholders of record of the Company's common stock at February 9, 2006 was 1,195.

DIVIDENDS

     The Company does not intend to declare or pay cash dividends on its common stock in the foreseeable future nor has it paid dividends in the past two (2) years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of July 21, 2005 when the Compensation Committee was reorganized, all decision relating to executive compensation have been made by the Company's Compensation Committee, which is comprised of Hamlin Jennings, chairman, Walker Rast, and Michael Gordon. All members of the current Compensation Committee are independent directors. All decisions relating to executive compensation during 2004 through July 21, 2005 were made by the Company's former Compensation Committee, which was comprised of Mr. Khashoggi, Mrs. Khashoggi and, until February 2, 2005 when he resigned, Dr. Roland or the Board, as appropriate. None of the members of the Compensation Committee were officers of the Company in 2004. Mr. Khashoggi is the controlling stockholder of EKI, the Company's largest stockholder with whom the Company has certain relationships and related transactions described below. Mr. Khashoggi is the beneficial owner of 33.29 of the common stock of the Company.

     The Company has an exclusive, worldwide, royalty-free license in perpetuity to use and license the EKI technology to manufacture and sell disposable, single-use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than twenty-four (24) hours).

     On July 29, 2002, the Company EKI for the amended and restated license agreement with EKI for the license described above (the "EKI License Agreement") expanding the field of use for the EarthShell technology to include noodle bowls used for packaging instant noodles, a worldwide market that the Company estimates to be approximately $1 billion. Because the noodle bowl development was made at no cost to EarthShell and is an incremental field of use, EarthShell agreed to pay to EKI fifty percent (50%) of any royalty or other consideration it receives in connection with the sale of products within this particular field of use.

     In addition, on July 29, 2002 the Company entered into a license and information transfer agreement (the "Biotech License Agreement") with bio-tec Biologische Naturverpackungen GmbH & Co. KG and bio-tec Biologische Naturverpackungen Forschungs und Entwicklungs GmbH (the "Biotec Group") to utilize the Biotec Group technology for foodservice disposable packaging applications. EKI had previously granted to the Company priority rights to license certain product applications on an exclusive basis from the Biotec Group in consideration for the Company's payment of a $100,000 minimum monthly payment to Biotec. In addition, in consideration for the monthly payment, the Biotec Group agreed to render technical services to the Company at the Biotec Group's cost plus five percent (5%). The licensing fee and services arrangements were continued in the Biotec License Agreement. Under the terms of the Biotec License Agreement, the Biotec Group was entitled to receive twenty-five percent (25%) of any royalties or other consideration that the Company receives in connection with the sale of products utilizing the Biotec Group technology, after applying a credit for all minimum monthly payments received. In connection with the issuance of the 2006 Debentures, the Biotec Group agreed to subordinate the licensee fee payments due from EarthShell until the debentures were retired. During this period, the license fees due to the Biotec Group were accrued.

     In September of 2004, as part of an overall restructuring of its debt, EarthShell and Biotec entered into an agreement to convert $1.475 million of the $2.475 million of accrued license fees as of September 1, 2004, plus accrued interest into 491,778 shares of EarthShell common stock and to eliminate, for two (2) years, the $100,000 per month minimum license fee. In December of 2004, the amended Biotec License Agreement was further amended and EarthShell paid to Biotech $125,000, leaving a balance owing of approximately $875,000, which was subsequently reduced to approximately $837,000. On August 31, 2005, in connection with the sale of Biotec by EKI, Biotec License Agreement was again amended and restated (the "Amended and Restated Biotec License") and the minimum monthly payment to retain exclusivity was completely eliminated and the balance of approximately $837,000 owing to EarthShell was assigned by the Biotec Group to EKI. Under the Amended and Restated Biotec License, the Company has a fully paid up license to use the Biotec technology in the EarthShell fields of use, with certain limited exclusions, exclusively through June 2008. The Company can maintain its exclusivity provided it has been successful in commercializing the Biotec technology and is making certain minimum royalty payments under the license by June 2008. As of the date of this Prospectus, the Company has paid to the Biotec Group $125,000 in cash, has converted approximately $1.475 million into 491,778 shares of unregistered stock, and had assigned the balance owing to the Biotec Group of $837,145.69 to EKI. On October 11, 2005, the Company entered into the Debt Conversion Agreement with EKI, pursuant to which the Company and EKI agreed that a receivable in an amount equal to $837,145.69 (previously owed to bio-Tec Biologische Naturverpackunger GmbH & Co.KG), but which receivable was subsequently assigned to EKI) be converted into 279,048 shares of common stock of the Company. The conversion price equals $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the receivable.

     During 2002 and 2003, EKI made various simple interest working capital loans to the Company (the "Simple Interest Loans"). These Simple Interest Loans were interest bearing at a rate of seven percent (7%) or ten percent (10%) per annum, and were payable on demand. As of December 31, 2003, the outstanding principal balance of the Simple Interest Loans was $2,755,000. In connection with the sale of the 2006 Debentures, EKI subordinated the payments and advances that were owed to it, and as consideration, the Company issued to EKI a warrant in March 2003, expiring ten (10) years thereafter, to acquire 83,333 shares of the Company's common stock at $6.00 per share. As part of the settlement of the 2006 Debentures in October of 2004, EKI agreed to convert all of the outstanding Simple Interest Loans to EarthShell ($2,755,000) into unregistered common stock at $3.00 per share and $532,644 of accumulated interest into unregistered common stock at $4.00 per share, for a total of 1,051,494 shares received by EKI. As of December 31, 2004, the Simple Interest Loans were paid in full. In May 2005, an additional 44,387 shares were issued to EKI pursuant to a ninety (90) day price protection clause, which provided for an adjustment in the effective conversion price of the interest portions of the Simple Interest Loans from $4.00 per share to $3.00 per share. The 1,051,494 shares of common stock issued to EKI as a result of the EKI Conversion Agreement will not be registered for resale under the 1933 Act.

     On September 30, 2004, EKI entered into an agreement with EarthShell to sell back to the Company the 2006 Debentures it had purchased for $1 million in cash, the cash price paid by EKI for the purchased 2006 Debentures (the "EKI DPA"). In connection therewith, immediately after the acquisition, EKI sold the 2006 Debentures to the Company and, as discussed above, the Company retired the 2006 Debentures shortly thereafter.

     In 2005,  the  Company  also  granted  a ten  (10)  year  warrant  to Essam
Khashoggi to purchase one million (1,000,000) shares of the Company's common stock at $3.00 per share in consideration of his continued support of the Company since its inception, including providing bridge loans at below market terms from time to time.

     On October 11, 2005, the Company entered into the EKI Loan with EKI pursuant to which the Company issued to EKI a promissory note to EKI in the principal amount of $1,000,000. As of the second week of January 2006, EKI has advanced the full $1,000,000 to the Company. Interest accrues on the principal balance of the EKI Loan at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. All accrued but unpaid interest and outstanding principal is due and payable on the earliest to occur of the following: (i) the second (2nd) anniversary of the date of the EKI Loan; (ii) five (5) days following the date the Company has received $3 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services
(including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), measured from the date of the EKI Loan and not taking into account the proceeds advanced under the EKI Loan; or (iii) the occurrence of an Event of Default (as defined in the EKI Loan).

     Under the terms of the EKI License Agreement and an amended and restated Agreement for the Allocation of Patent Costs by and between the Company and EKI, EarthShell has the obligation to pay the patent prosecution and maintenance costs for those patents which i) "directly relate to" it's field of use, and which ii) "primarily benefit" EarthShell.


any patents granted in connection with the EarthShell Technology are the property of EKI, and EKI may utilize and/or license the patents and related technology in a manner or for uses unrelated to the license granted to the Company in the foodservice disposables field of use. Effective January 1, 2001, rather than reimbursing EKI for patent costs, EarthShell assumed direct responsibility to manage and maintain the patent portfolio underlying the EKI License Agreement with EKI and continues to pay directly all relevant costs.

     In July 2002, the Company extended a loan in the amount of $55,000 to Mr. Vincent Truant, Chief Executive Officer. The loan, which bore interest at seven percent (7%) per annum, was due upon demand by the Company. In May 2005, the Compensation Committee of the Board approved a bonus to Mr. Truant equal to the total principal amount and accrued interest, and the note was cancelled.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     EarthShell is authorized to issue 40,000,000 shares of Common Stock $0.01 par value, of which 19,315,188 were issued and outstanding at January 20, 2006. The securities being offered hereby are common stock, with one vote per share on all matters to be voted on by shareholders, without any right to accumulate their votes. Shareholders have no preemptive rights and have no liability for further calls or assessments on their shares. The shares of common stock are not subject to repurchase by the Company or conversion into any other security. All outstanding shares of common stock are, and those issued pursuant to the Purchase Agreement and the warrants will be fully paid and non assessable.

     Shareholders are entitled to receive such dividends as may be declared by the Board of the EarthShell out of funds legally available therefore and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all net assets available for distribution to such holders after satisfaction of all of our obligations, including stock preferences. It is not anticipated that we will pay any dividends in the foreseeable future since we intend to follow the policy of retaining its earnings to finance the growth of its business. Future dividend policies will depend upon the Company's earnings, financial needs and other pertinent factors.

PREFERRED STOCK

     The Board has the authority, without further action by stockholders, to issue up to 10,000,000 shares of preferred stock ("Preferred Stock") in one (1) or more series and to fix the powers, designations, rights, preferences, privileges, qualifications and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The Board, without stockholder approval, can issue Preferred Stock with voting, conversion, and other rights which could adversely affect the voting power and other rights of the holders of common stock. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Company's common stock at a premium over the market price of the common stock, and may adversely affect the market price of the common stock.

     SERIES A PREFERRED STOCK

     In 1993, the Company issued Series A Preferred Stock in connection with the funding of the early development stage of the Company. In 1998, the entire Series A Preferred Stock was converted to common stock in connection with the Company's Initial Public Offering. As of September 16, 2005, there were no shares of Series A Preferred Stock issued and outstanding.

     SERIES B CONVERTIBLE PREFERRED STOCK

     As of January 20, 2006, there were 100 shares of Series B Convertible Preferred Stock, par value $0.01 per share, designated. The one hundred (100) shares of Series B Convertible Preferred Stock have been pledged to secure the CCP Notes issued to Cornell Capital Partners and have been placed in escrow to be issued to Cornell Capital Partners in the event of default. The shares will be released to the Company from escrow upon (i) repayment of $1,350,000 of principal under the promissory notes; (ii) in the event the shares pledged pursuant to that certain Amended and Restated Pledge and Escrow Agreement by and among Mr. Benton Wilcoxon, Cornell Capital Partners and David Gonzalez, Esq. is equal to or exceeds 3 times the amount of principal then outstanding under the promissory notes; (iii) a registration statement has been declared effective by the SEC relating to the shares to be issued pursuant to the Standby Equity Distribution Agreement; and (iv) the 100 shares of Series B Convertible Preferred Stock have been redeemed pursuant the Certificate of Designation. Pursuant to the Certificate of Designation, the Series B Convertible Preferred Stock is senior to the Company's common stock with respect to the distribution of the assets of the Company upon liquidation and junior to all other series of Preferred Stock. The holders of the Series B Convertible Preferred Stock are not entitled to dividends or distributions. Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder, at any time upon an event of default under the promissory notes, into 33,333 shares of fully paid and non-assessable common stock of the Company. The Series B Convertible Preferred Stock has no voting rights, except as required under the Delaware General Corporation Law. After full repayment of the notes, the Company has the absolute right to redeem (unless otherwise prevented by law) any outstanding shares of Series B Convertible Preferred Stock at an amount equal to $0.01 per share.

WARRANTS

     In connection with the issuance of the convertible debentures on August 12, 2002, the Company issued to the debenture holders, Cranshire Capital, L.P., Cleveland Overseas Ltd., and Beacon Equities, Inc, warrants to purchase 208,333 shares of the Company's common stock at $14.40 per share. The exercise price and number of common shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances, such as the occurrence of stock dividends and splits, distributions of property or securities other than common stock, equity issuances for less than the warrant exercise price and a change in control of the Company. In March 2003, in connection with the issuance of the 2006 Debentures, the exercise price of the warrants was reduced to $6.00 per share, but the number of shares of common stock issuable upon exercise remained fixed at 357,143. At the same time, the warrant agreement was amended such that any subsequent reduction in the exercise price of the warrants will not result in any increase in the number of shares of common stock issuable under the warrants. The warrants expire on August 12, 2007.

     In connection with the issuance of the convertible debentures in March 2003, the Company issued to the placement agent warrants to purchase $1.055 million in aggregate principal amount of the 2006 Debentures at $1,200 per $1,000 of principal amount, 28,810 shares of the Company's common stock at $10.08 per share, and 41,667 shares of the Company's common stock at $7.20 per share. When the 2006 Debentures were retired in 2004, the warrant to purchase $1,055 million in the aggregate principal amount of the 2006 Debentures converted to a warrant to purchase 175,833 shares of common stock. Therefore, the total number of warrants held by Roth Capital Partners, LLC is 246,310. The exercise price and number of common shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances, such as the occurrence of stock dividends and splits, distributions of property or securities other than common stock and a change in control of the Company. The warrants expire in March 2006.

     On March 5, 2003, the Company issued to EKI a warrant to purchase 83,333 shares at $6.00 per share in connection with the subordination of loans of $2.755 million made to the Company and the elimination of the conversion feature. The warrants expire on March 5, 2013.

     In February of 2005, the independent members of the Board approved the grant of a ten (10) year option to Mr. Essam Khashoggi, the former Chairman of the Board, under the Company's 1995 Stock Option plan to purchase 1 million shares of EarthShell common stock at $2.30 per share in consideration for his long term support of the Company in providing timely and low cost financial support of the Company during difficult times in the Company's history. Upon review of the transaction, the option was rescinded in May of 2005, and a warrant was issued to EKI, which is the largest shareholder of the Company and is beneficially owned by Mr. Khashoggi. This warrant was cancelled as well and a new warrant with the same terms was issued in August 2005 to Mr. Khashoggi.

     In March 2005, in consideration for Mr. Benton Wilcoxon pledging his personal shares in Composite Technology Corporation as a guaranty for the security agreement entered into by the Company with Cornell Capital Partners, the Company issued a warrant to Mr. Wilcoxon to purchase 65,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008. There is a business relationship between Composite Technology Corporation and EKI.

     In consideration for consulting services rendered by Mr. Douglas Metz in connection with the Company obtaining financing, the Company issued a warrant to Mr. Metz to purchase 80,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008.

     On May 26, 2005, the Company issued a common stock purchase warrant to Cornell Capital Partners to purchase 625,000 shares of common stock of the Company. This May Warrant expires on May 26, 2005, has an adjusted exercise price of $3.00 per share as of December 30, 2005 for common stock and has "piggy back" and demand registration rights. These shares are being registered in this offering.

     In August 2005, the Company issued a common stock purchase warrant to Cornell Capital Partners to purchase 50,000 shares of common stock of the Company as consideration for consolidating two (2) promissory notes (the "CCP Notes") and extending the date upon which amortization and repayment of the CCP Notes is to begin. This August Warrant expires on May 26, 2006, has an adjusted exercise price of $3.00 per shear of common stock and has "piggy back" registration and demand rights. These shares are being registered in this offering.

     On December 30, 2005, the Company issued to Mr. Wilcoxon in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of the IPEA a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three (3) years from the date it was issued. The shares underlying these warrants are being registered in this offering.

     On December 30, 2005, the Company issued to Cornell Capital Partners a common stock purchase warrant to purchase up to 350,000 shares of common stock of the Company. This December Warrant has an exercise price of $4.00 per share, expires two (2) years from the date it was issued and has "piggy back" and demand registration rights. These shares are being registered in this offering.

OPTIONS

     In 1995, the Company established the EarthShell Corporation 1995 Stock Incentive Plan (the "1995 Plan"). The 1995 Plan provides that the Company may grant an aggregate number of options for up to 1,250,000 shares of common stock to employees, directors and other eligible persons as defined by the 1995 Plan. Options issued to date under the 1995 Plan generally vest over varying periods from zero (0) to five (5) years and generally expire five (5) to ten (10) years from the date of grant.

     The Company currently has 947,767 options outstanding to purchase common stock of EarthShell. The exercise prices range from $0.75-$252.00 per share.

TRANSFER AGENT

     The transfer agent for EarthShell common stock is U.S. Stock Transfer Corporation. Its address is 1745 Gardena Avenue, Suite 200, Glendale, California 91204 and its telephone number is (800) 835-8778.

REPORTS TO SHAREHOLDERS

     We intend to furnish our stockholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of the Company's audited financial statements for its most recent fiscal year.

LIMITATION OF LIABILITY:  INDEMNIFICATION

     The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that Directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

     The Company's Bylaws provide that the Company shall indemnify its officers, Directors, employees and other agents to the maximum extent permitted by Delaware law. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

     The  Company   believes  that  the   provisions  in  its   Certificate   of
Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and Directors.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to Directors, officers and controlling persons of EarthShell pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning fifteen percent (15%) or more of the corporation's outstanding voting stock, for a period of three (3) years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least eighty-five percent (85%) of the outstanding voting stock of the corporation (excluding shares held by persons who are both Directors and officers or by certain employee stock plans).

     The Company's Amended and Restated Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include limitations on stockholder action initiated by Interested Stockholders, a prohibition on the call of special meetings of stockholders by persons other than the Board, and a requirement of advance notice for the submission of stockholder proposals or Director nominees.

                                     EXPERTS

      The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002 have been audited by Farber Hass Hurley & McEwen, LLP (formerly Farber & Hass, LLP). The reports of Farber Hass Hurley & McEwen, LLP (formerly Farber & Hass, LLP.) are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing. The report of Farber & Hass LLP contained elsewhere in this prospectus contain an explanatory paragraph regarding its ability to continue as a going concern.


                             VALIDITY OF SECURITIES

     The validity of the shares offered herein will be opined on for us by Kirkpatrick & Lockhart Nicholson Graham LLP, which has acted as our outside legal counsel in relation to certain, restricted tasks.

                      INTERESTS OF NAMED EXPERT AND COUNSEL
                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable will be passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP, Miami, Florida. Kirkpatrick & Lockhart Nicholson Graham LLP does not have any interests in EarthShell and has never been employed by EarthShell on a contingent basis.

     The audited consolidated financial statements of the Company for the years ended December 31, 2004, December 31, 2003 and December 31, 2002 have been audited by Farber & Hass LLP. Farber & Hass LLP does not have any interests in EarthShell and have never been employed by EarthShell on a contingent basis.

                           HOW TO GET MORE INFORMATION

     We have filed with the SEC a Registration Statement on Form S-1 under the 1933 Act with respect to the securities offered by this Prospectus. This prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this Prospectus, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The Registration Statement and other information may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

                             EARTHSHELL CORPORATION

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES*
                                                                                                             PAGE
                                                                                                             ----
EARTHSHELL CORPORATION CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE QUARTER ENDED SEPTEMBER 30, 2005
-------------------------------------------------------------------------------------------------------
Condensed Consolidated Balance Sheets as September 30, 2005 (unaudited) and
December 31, 2004                                                                                                   F-1
Condensed Consolidated Statements of Operations for the three (3) and nine (9) months ended September
  30, 2005 and September 30, 2004 (unaudited)                                                                       F-2
Condensed Consolidated Statements of Cash Flows for the three (3) and nine (9) months ended June 30,
  2005 and September 30, 2004 (unaudited)                                                                       F-3 - 4
Supplemental Disclosure of Non-Cash Investing and Financial Activities                                              F-5
Notes to Consolidated Financial Statements (unaudited)                                                          F-6 - 9

EARTHSHELL CORPORATION FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2004, 2003 AND 2002
-------------------------------------------------------------------------------------------------------
Reports of Independent Registered Public Accounting Firm                                                      F-10 - 11
Consolidated Balance Sheets as of December 31, 2004 and 2003                                                       F-12
Consolidated Statements of Operations for the years ended December 31, 2004, 2003 and 2002                         F-13
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 2004, 2003
  and 2002                                                                                                         F-14
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002                    F-15 - 16
Supplemental Disclosure of Non-Cash Investing and Financing Activities                                             F-17
Notes to Consolidated Financial Statements                                                                    F-18 - 30
Quarterly Financial Information for 2004 and 2003 (Unaudited)                                                      F-31

-------------------------------------------------------------------------------------------------------

*Consolidated Financial Statement Schedules have been omitted because they are not required, not applicable, or the information required to be set forth therein is included in the Company's Consolidated Financial Statements or the Notes therein.

                             EARTHSHELL CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                      SEPTEMBER 30,      DECEMBER 31,
                                                                                          2005               2004
                                                                                      -------------      -------------
                                                                                       (UNAUDITED)
ASSETS
  CURRENT ASSETS
    Cash and cash equivalents ...................................................     $      40,503      $     272,371
    Prepaid expenses and other current assets ...................................           102,607            201,467
                                                                                      -------------      -------------
      Total current assets ......................................................           143,110            473,838

  PROPERTY AND EQUIPMENT, NET ...................................................                --              9,037
  EQUIPMENT HELD FOR SALE .......................................................                 1                  1
                                                                                      -------------      -------------
      TOTALS ....................................................................     $     143,111      $     482,876
                                                                                      -------------      -------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
  CURRENT LIABILITIES
    Accounts payable and accrued expenses .......................................     $   5,865,929      $   3,899,526
    Current portion of settlements ..............................................           344,845            313,743
    Current portion of deferred revenues ........................................           100,000            300,000
    Contingent settlement .......................................................         2,375,000          2,375,000
    Note payable ................................................................         2,196,550                 --
    Payable to a related party ..................................................           837,146            875,000
                                                                                      -------------      -------------
      Total current liabilities .................................................        11,719,470          7,763,269

  LONG-TERM PORTION OF DEFERRED REVENUES ........................................           812,500          1,062,500
  OTHER LONG-TERM LIABILITIES ...................................................           173,366            412,192
                                                                                      -------------      -------------
      Total liabilities .........................................................        12,705,336          9,237,961

  STOCKHOLDERS' DEFICIT
    Preferred Stock, $.01 par value, 10,000,000 shares authorized; 9,170,000
      Series A shares designated:  no shares issued and outstanding as September
      30, 2005 and December 31 2004; 100 Series B shares designated and issued as of September 30, 2005 as collateral for Note payable.......................
    Common Stock, $.01 par value, 40,000,000 shares authorized:  18,602,119 and
      18,234,615 shares issued and outstanding as of September 30, 2005 and
      December 31 2004, respectively ............................................           186,021            182,346
    Additional paid-in common capital ...........................................       313,933,470        313,196,905
    Accumulated deficit .........................................................      (326,440,627)      (321,607,782)
    Less note receivable for stock ..............................................          (183,333)          (500,000)
    Accumulated other comprehensive loss ........................................           (57,756)           (26,554)
                                                                                      -------------      -------------
      Total stockholders' deficit ...............................................       (12,562,225)        (8,755,085)
                                                                                      -------------      -------------
      TOTALS ....................................................................     $     143,111      $     482,876
                                                                                      =============      =============


            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                             EARTHSHELL CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                    FOR THE                            FOR THE
                                                              THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                      SEPTEMBER 30,
                                                        -------------------------------     --------------------------------
                                                             2005             2004              2005             2004
                                                        ---------------- --------------     ---------------- ---------------
Revenues                                                $     25,000     $     50,000     $    158,333     $     75,000

Operating Expenses
  Related party license fee and research and
    development expenses                                          --          200,000               --          800,000
  Other research and development expenses                    110,628           64,121          333,406          329,572
  Related party general and administrative expenses
    (reimbursements), net                                     (2,227)              --           (5,867)              --
  Other general and administrative expenses                1,603,577           99,162        4,213,578        2,344,133
  Depreciation and amortization                                  558            3,164            2,233           41,735
  (Gain)/Loss on sales of property and equipment                 803          (14,785)         (22,902)        (168,320)
                                                        ------------     ------------     ------------     ------------
    Total operating expenses                               1,713,339          351,662        4,520,448        3,347,120

Operating Loss                                             1,688,339          301,662        4,362,115        3,272,120

Other (Income) Expenses
Interest income                                               (1,112)            (705)          (3,864)          (3,476)
Related party interest expense                                    --          131,030          101,314          406,895
Other interest expense                                       206,655          205,121          372,480          628,406
Premium due to debenture default                                  --        1,008,823               --        1,672,426
                                                        ------------     ------------     ------------     ------------
Loss Before Income Taxes                                   1,893,882        1,645,931        4,832,045        5,976,371

Income taxes                                                      --               --              800              800
                                                        ------------     ------------     ------------     ------------
Net Loss                                                $  1,893,882     $  1,645,931     $  4,832,845     $  5,977,171
                                                        ============     ============     ============     ============
Basic and Diluted Loss Per Common Share                 $       0.10     $       0.12     $       0.26     $       0.42

Weighted Average Number of Common Shares Outstanding      18,507,916       14,223,402       18,385,325       14,160,674

            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                             EARTHSHELL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                                  NINE MONTHS ENDED
                                                                                                    SEPTEMBER 30,
                                                                                             ------------------------------
                                                                                                2005             2004
                                                                                             --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss ...........................................................................         $ (4,832,845)    $ (5,977,171)
Adjustments to reconcile net loss to net cash used in operating activities
  Depreciation and amortization ....................................................                 2,233           41,736
  Compensation related to issuance of stock, stock options, warrants, and restricted
    stock to directors, consultants, and officers ..................................               251,692               --
  Amortization and accretion of note issue costs ...................................               234,744          592,316
  Premium due to debenture default..................................................                    --        1,672,426
  (Gain) Loss on sales of property and equipment ...................................              (22,902)        (168,320)
  Deferred revenues ................................................................             (158,333)          425,000
  Other non-cash expense items .....................................................             (198,110)           19,865
  Changes in operating assets and liabilities
    Prepaid expenses and other current assets ......................................                98,860           70,157
    Accounts payable and accrued expenses ..........................................             1,990,416        (266,883)
    Payables to related party ......................................................              (37,854)        1,131,014
    Other long-term liabilities ....................................................                    --          145,793
                                                                                             --------------  --------------
      Net cash used in operating activities ........................................           (2,672,099)      (2,314,067)
                                                                                             --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of property and equipment ......................................                29,706          187,570
Purchases of property and equipment ................................................                                (8,729)
                                                                                             --------------  --------------
    Net cash provided by investing activities ......................................                29,706          178,841
                                                                                             --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock .............................................               528,788          504,097
Common stock issuance costs ........................................................                              (117,342)
Repayment of convertible debentures ................................................                              (110,294)
Proceeds from issuance of notes payable to related party ...........................               322,000          136,000
Repayment of notes payable to related party ........................................             (322,000)               --
Principal payments on settlements ..................................................             (207,724)               --
Proceeds from issuance of note payable .............................................             2,500,000               --
Note payable issuance costs ........................................................             (402,500)               --
                                                                                             --------------  --------------
    Net cash provided by financing activities ......................................             2,418,564          412,461
                                                                                             --------------  --------------
Effect of exchange rate changes on cash and cash equivalents .......................               (8,039)               64

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .........................                       (231,868)      (1,722,701)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .....................................               272,371        1,901,639
                                                                                             --------------  --------------
CASH AND CASH EQUIVALENTS, END OF PERIOD ...........................................         $      40,503       $  178,938
                                                                                             ==============  ==============

                                                                                                  NINE MONTHS ENDED
                                                                                                    SEPTEMBER 30,
                                                                                             ------------------------------
                                                                                                   2005           2004
                                                                                             --------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for
  Income taxes .....................................................................             $     800        $     800
  Interest .........................................................................                12,619            9,220
Transfer of property to EKI ........................................................                    --           78,409
Conversion of convertible debentures into common stock..............................                    --          174,632
Interest paid in common stock ......................................................                    --            4,097

            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

     SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

In March of 2005, in consideration for a loan guarantee, the Company issued warrants to Benton Wilcoxon to purchase 65,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrants expire on March 23, 2008. Using the Black-Scholes pricing model, the warrants are valued at $34,980. In addition, the Company granted to Mr. Wilcoxon a right of first refusal to enter into a license agreement for certain of its technology in certain Asian territories.

Also in March of 2005, in consideration for consulting services rendered in connection with the Company obtaining financing, the Company issued a warrant to Mr. Douglas Metz for 80,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008. Using the Black-Scholes pricing model, the warrant is valued at $43,048.

In May 2005, the Company issued a warrant to Cornell Capital Partners (CCP) to purchase 625,000 shares of common stock of the Company. The warrant expires on the later of: (a) May 26, 2006 or (b) the date sixty days after the date the $2,500,000 in promissory notes issued to Cornell Capital are fully repaid. The warrant has an exercise price of $4.00 per share of common stock. Using the Black-Scholes pricing model, the warrant is valued at $47,345.

In August 2005, the Company issued a warrant to Cornell Capital Partners to purchase 50,000 shares of common stock of the Company in consideration for consolidating the two CCP promissory notes and extending the date upon which amortization and repayment of the notes is to begin. The warrant expires on the later of: (a) May 26, 2006 or (b) the date sixty days after the date the $2,500,000 in promissory notes issued to Cornell Capital are fully repaid. The warrant has an exercise price of $4.00 per share of common stock. Using the Black-Scholes pricing model, the warrant is valued at $3,788.

            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                             EARTHSHELL CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                               SEPTEMBER 30, 2005

OVERVIEW OF OPERATIONS

Organized in November 1992 as a Delaware corporation, EarthShell Corporation (the "Company") is engaged in the commercialization of composite material technology for the manufacture of foodservice disposable packaging designed with the environment in mind. EarthShell Packaging(R) is based on patented composite material technology (collectively, the "EarthShell Technology"), licensed on an exclusive, worldwide basis from E. Khashoggi Industries LLC and its wholly owned subsidiaries ("EKI").

The EarthShell Technology has been developed over many years in consultation with leading material scientists and environmental experts to reduce the environmental burdens of foodservice disposable packaging through the careful selection of raw materials, processes, and suppliers. EarthShell Packaging(R), including hinged-lid sandwich containers, plates, bowls, foodservice wraps, and cups, is primarily made from commonly available natural raw materials such as natural ground limestone and potato starch. EarthShell believes that EarthShell Packaging(R) has comparable or superior performance characteristics and can be commercially produced and sold at prices that are competitive with comparable paper and plastic foodservice disposables.

EarthShell was a development stage enterprise through the first (1st) quarter of 2004. With the recognition of the Company's first (1st) revenues in the second quarter of 2004, the Company was no longer a development stage enterprise.

BASIS OF PRESENTATION OF FINANCIAL INFORMATION

The foregoing interim financial information is unaudited and has been prepared from the books and records of EarthShell Corporation. EarthShell Corporation's consolidated financial statements include the accounts of its wholly-owned subsidiary, PolarCup EarthShell GmbH. All significant inter-company balances and transactions have been eliminated in consolidation. In the opinion of management, the financial information reflects all adjustments necessary for a fair presentation of the financial condition, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States. All such adjustments were of a normal recurring nature for interim financial reporting. Results of operations for the three and nine month periods ended September 30, 2005 are not necessarily indicative of results that will occur for the year ending December 31, 2005.

The accompanying unaudited financial statements and these notes do not include certain information and footnote disclosures required by accounting principles generally accepted in the United States, which were included in the Company's consolidated financial statements for the year ended December 31, 2004. The information included in this Form 10-Q should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's consolidated financial statements and notes thereto for the year ended December 31, 2004 included in the Company's Annual Report on Form 10-K/A - Amendment No. 3.

The accompanying unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $ 11,576,360 at September 30, 2005. These factors, along with others, indicate substantial doubt that the Company may be unable to continue as a going concern for a reasonable period of time (see "Critical Accounting Policies - Going Concern Basis").

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations.

Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during the period (including common stock to be issued). Diluted loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding (including common stock to be issued) plus an assumed increase in common shares outstanding for potentially dilutive securities, which consist of options and warrants to acquire common stock and convertible debentures. Potentially dilutive shares are excluded from the computation in loss periods, as their effect would be anti-dilutive. The dilutive effect of options and warrants to acquire common stock is measured using the treasury stock method. The dilutive effect of convertible debentures is measured using the if-converted method. Basic and diluted loss per common share is the same for all periods presented because the impact of potentially dilutive securities is anti-dilutive.

Since June 21, 2004, the Company's common stock has been listed through the OTC Bulletin Board. The Company's common stock trades under the symbol "ERTH.OB."

PROPERTY AND EQUIPMENT AND EQUIPMENT HELD FOR SALE

The cost and accumulated depreciation of property and equipment and equipment held for sale at September 30, 2005 and December 31, 2004 were as follows:

                                                         SEPTEMBER 30,     DECEMBER 31,
                                                             2005              2004
                                                         ----------------- ---------------
Total office furniture and equipment                        146,157             245,274
Less:  Accumulated depreciation and amortization           (146,157)           (236,237)
                                                          ---------           ---------
Property and equipment - net                              $      --           $   9,037
                                                          ---------           ---------
Equipment held for sale                                   $       1           $       1
                                                          ---------           ---------


STOCK OPTIONS

The Company accounts for stock options in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock and the exercise price of the option. For disclosure purposes, to measure stock-based compensation in accordance with SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each option grant is then amortized as pro forma compensation expense over the vesting period of the options. The following table sets forth the pro forma net loss and loss per share resulting from applying SFAS No. 123.

                                                                                           NINE MONTHS ENDED
                                                                                             SEPTEMBER 30,
                                                                                   ------------------------------------
                                                                                       2005                 2004
                                                                                   ----------------- ------------------
Net Loss as reported .....................................................              $ 4,832,845         $ 5,977,171
Deduct:  Stock-based employee compensation expense included in reported net loss,
  net of tax .............................................................                       --                  --
Add:  Total stock-based employee compensation determined under fair value based method for all awards, net of tax
  Relates primarily to warrants issued to executive officers
  ........................................................................              $ 2,327,367         $   488,899
                                                                                   ----------------- ------------------
Pro forma net loss .......................................................              $ 7,160,212         $ 6,466,070
Basic and diluted loss per common share
  As reported ............................................................              $      0.26         $      0.42
  Pro forma ..............................................................              $      0.39         $      0.46

FINANCING

On March 23, 2005, the Company entered into a promissory note and Security Agreement with Cornell Capital Partners, LP ("Cornell Capital Partners"). The Company issued promissory notes to Cornell Capital Partners in the original principal amount of $2,500,000. The $2,500,000 was disbursed as follows:
$1,150,000 on March 28, 2005 and the remaining $1,350,000 was disbursed on May 27, 2005. The promissory notes are secured by the assets of the Company and shares of stock of another entity pledged by an affiliate of that entity. The Company also issued and placed in escrow for the benefit of the lender 100 shares of a newly designated Series B convertible preferred stock. In the event the Company defaults on its obligation to repay the promissory notes to Cornell Capital Partners, Cornell would have the right to receive the shares and to convert each share into 33,333 shares of the Company's common stock. The promissory notes have a one-year term and accrue interest at 12% per year. In connection with the financing with Cornell Capital Partners, the Company issued a warrant to Cornell Capital Partners to purchase 625,000 shares of common stock of the Company. The warrant expires on the later of: (a) May 26, 2006 or (b) the date sixty days after the date the $2,500,000 in promissory notes issued to Cornell Capital Partners are fully repaid. The warrant has an exercise price of $4.00 per share of common stock. The first (1st) installment payment on the promissory notes was due on July 25, 2005. In August 2005 Cornell Capital Partners agreed to consolidate the two notes and to defer the commencement of repayment installments until October 1, 2005. In consideration of this modification to the promissory notes, the Company issued a warrant to Cornell Capital Partners to purchase 50,000 shares of common stock of the Company. The warrant expires on the later of: (a) May 26, 2006 or (b) the date sixty days after the date the $2,500,000 in promissory notes issued to Cornell Capital Partners are fully repaid. The warrant has an exercise price of $4.00 per share of common stock.

In connection with the Cornell Capital Partners promissory notes, the Company recorded an original issue discount of $312,693. The discount includes cash fees and expenses related to the origination of the loan, issuance of 6,450 shares of the Company's common stock to a broker valued at the market value on the closing date of the transaction, issuance of warrants to purchase 145,000 shares of the Company's stock at $3 per share valued at $78,028 using the Black-Scholes valuation model, and the issuance of warrants to the lender to purchase 625,000 shares of the Company's stock at $4 per share valued at $47,345 using the Black-Scholes valuation model, all of which will be amortized over the 12 month life of the note at a rate of $39,389 per month.

On March 23, 2005, EarthShell entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total aggregate purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay the Company 98% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 5 days immediately following the notice date. The price to be paid by Cornell Capital Partners for the Company's stock shall be determined as of the date of each individual request for an advance under the Standby Equity Distribution Agreement. Cornell Capital Partners will also retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners' obligation to purchase shares of the Company's common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company's registration statement for the offer and sale by Cornell Capital Partners of the shares of common stock sold under the Standby Equity Distribution Agreement becoming effective, and is limited to $500,000 per weekly advance. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 143,550 shares of common stock. On June 9, 2005 the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission to register the shares of EarthShell common stock underlying this transaction, including the shares of common stock received as a commitment fee. On September 27, 2005, the registration statement was withdrawn. The Company continues to work with Cornell Capital Partners to restructure the transactions.

In August 2005, the Company entered into an agreement with EarthShell Asia, Limited, ("EA") in connection with the granting of certain licenses to use EarthShell technology for various applications in certain ASEAN territories. Shortly after executing this letter agreement, both the Company and EA decided to restructure the transaction. As part of this transaction, the Company may receive a total of up to $2.6 million from a combination of prepaid technology fees (up to $1.7 million) and the sale of up to 300,000 shares of its common stock and one million warrants to purchase shares of the Company's common stock at $4 per share. The realization of the full potential of the transaction is dependent on the Company successfully demonstrating the commercial viability of its technology in certain new applications. The Company received $500,000 from EA as an initial partial payment and has agreed to issue 166,667 shares of its common stock in connection with this payment. Additional definitive agreements have not yet been entered into.

Subsequent to September 30, 2005, EarthShell Corporation, a Delaware corporation (the "Company") issued a Promissory Note (the "Note") to E. Khashoggi Industries, Inc, LLC, a Delaware limited liability company ("EKI"), in the principal amount of $1,000,000. Under the terms of the Note dated October 11, 2005, EKI will advance the Company the following sums on the following dates, or a lesser amount as the Company requests in writing:

                Amount  Date of Funding
           -----------  -----------------------------------
              $350,000  October 12, 2005
              $250,000  October 31, 2005
              $250,000  November 30, 2005
              $150,000  December 31, 2005

Notwithstanding the funding schedule described above, if, on or before any of the above funding dates, the Company receives a total of $3 million in aggregate net cash proceeds from any combination of financing transaction, equity contribution, sale, licensing or sublicensing of assets or the provision of services (including, without limitation, advanced royalty payments, proceeds from the sale of the Company's common stock and fees for technical services rendered to third parties, but excluding any proceeds advanced under the Note), EKI is not obligated to advance any additional funds to the Company, including the funds that were to be advanced at the next funding date.

Interest accrues on the principal balance of the Note at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. All accrued but unpaid interest and outstanding principal is due and payable on the earliest to occur of the following: (i) the second (2nd) anniversary of the date of the Note; (ii) five (5) days following the date the Company has received $3 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), measured from the date of the Note and not taking into account the proceeds advanced under the Note; or (iii) the occurrence of an Event of Default (as defined in the Note).

On October 11, 2005, the Company entered into a Debt Conversion and Mutual Release Agreement (the "Agreement") with EKI. Pursuant to the Agreement, the Company and EKI agreed that a receivable in an amount equal to $837,145.69 (previously owed to bio-Tec Biologische Naturverpackunger GmbH & Co.KG, a former, wholly-owned subsidiary of EKI ("Biotec"), which receivable amount was subsequently assigned to EKI) will be converted into 279,048 shares of common stock of the Company. The conversion price equals $3.00 per share. Pursuant to this Agreement, the Company and EKI released each other from any and all claims in connection with the receivable.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of EarthShell Corporation:

We have audited the accompanying consolidated balance sheets of EarthShell Corporation (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for the years ended December 31, 2004, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the Company has incurred significant losses, has minimal revenues and has a working capital deficit of approximately $7,289,000 at December 31, 2004. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in the notes to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Farber & Hass LLP

Camarillo, California
March 4, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of EarthShell Corporation:

We have audited management's assessment, included in the accompanying "Management's Annual Report on Internal Controls over Financial Reporting," that EarthShell Corporation (the "Company") did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of pervasive material weaknesses in the design and operation of the Company's system of internal controls, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organization of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The Company has pervasive material weaknesses in the design and operation of its system of internal controls over financial reporting. The following material weaknesses have been identified and included in management's assessment:

(1) Inadequate segregation of duties involving the authorization, recording, custody, and periodic reconciliation of accounting transactions.

(2) Insufficient staffing of accounting personnel with adequate knowledge of accounting principles generally accepted in the United States. This inadequate staffing in the accounting department resulted in transactions not being recorded in a timely manner. In addition, there was inadequate application of accounting principles generally accepted in the United States in relation to the valuation of the gain on settlements of debt obligations in 2004, the classification of certain debts in the financial statements and the proper recording of liabilities as of December 31, 2004. This weakness resulted in the recording of several adjustments to the financial statements that were considered material to the financial position at December 31, 2004 and results of operations for the year then ended.

(3) A pervasive lack of general controls over the information technology system which could have a material effect on the financial statements.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 financial statements, and this report does not affect our report dated March 4, 2005 on those financial statements.

In our opinion, management's assessment that EarthShell Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, EarthShell Corporation has not maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We do not express an opinion or any other form of assurance on management's statements referring to the corrective actions taken by the Company after the date of management's assessment.


/s/ Farber & Hass LLP
April 26, 2005
Camarillo, California

                                                  EARTHSHELL CORPORATION
                                                CONSOLIDATED BALANCE SHEETS

                                                                                                         December 31,
                                                                                                -----------------------------
                                                                                                  2004              2003
                                                                                                --------------- -------------
Assets
Current Assets
  Cash and cash equivalents                                                                        $ 272,371       $ 1,901,639
  Prepaid expenses and other current assets                                                          201,467           323,680
                                                                                                --------------- -------------
      Total current assets                                                                           473,838         2,225,319

Property And Equipment, Net                                                                            9,037            61,794
Equipment Held For Sale                                                                                    1                 1
                                                                                                --------------- -------------
Totals                                                                                             $ 482,876       $ 2,287,114
                                                                                                =============== =============
Liabilities And Stockholders' Deficit
Current Liabilities
  Accounts payable and accrued expenses                                                          $ 3,899,526       $ 4,853,413
  Current portion of settlements                                                                     313,743                --
  Current portion of deferred revenues                                                               300,000                --
  Payable to related party, current                                                                  875,000                --
  Debenture settlement                                                                             2,375,000                --
  Convertible debentures, net of discount of $1,505,755                                                   --         5,294,245
                                                                                                --------------- -------------
      Total current liabilities                                                                    7,763,269        10,147,658

Deferred Revenues, Less Current Portion                                                            1,062,500                --
Payable To Related Party, Long Term                                                                                  1,839,108
Notes Payable To Related Party Net Of Discount                                                                       2,535,790
Other Long-Term Liabilities                                                                          412,192            33,333
                                                                                                --------------- -------------
      Total liabilities                                                                            9,237,961        14,555,889
                                                                                                --------------- -------------
Commitments And Contingencies
Stockholders' Deficit
   Preferred Stock, $.01 par value, 10,000,000 shares authorized; 9,170,000 Series A
    shares designated; no shares issued and outstanding as of December 31, 2004 and 2003                  --                --
   Common stock, $.01 par value, 40,000,000 shares authorized; 18,234,615 and 14,128,966
    shares issued and outstanding as of December 31, 2004 and 2003, respectively                     182,346           141,290
   Additional paid-in common capital                                                             313,196,905       302,033,746
   Accumulated deficit                                                                         (321,607,782)     (314,350,681)
   Less note receivable for stock                                                                  (500,000)                --
   Accumulated other comprehensive loss                                                             (26,554)          (93,130)
                                                                                                --------------- -------------
      Total stockholders' deficit                                                                (8,755,085)      (12,268,775)
                                                                                                --------------- -------------
Totals                                                                                             $ 482,876       $ 2,287,114
                                                                                                =============== =============
                                                See Notes to Consolidated Financial Statements.

                             EARTHSHELL CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      Year Ended December 31,
                                                                            -----------------------------------------------
                                                                              2004              2003             2002
                                                                            --------------- ----------------- -------------
Revenues                                                                     $   137,500      $        --      $       --
Operating Expenses
  Related party license fee and research and development
    expenses                                                                     800,000         1,312,374        1,488,070
  Other research and development expenses                                        370,163         8,234,416       25,401,869
  Related party general and
    administrative (reimbursements)                                              (4,875)           (4,074)         (24,444)
  Other general and administrative expenses                                    3,753,902         5,790,473        9,614,037
  Depreciation and amortization                                                   42,236           379,949        3,099,367
                                                                            --------------- ----------------- -------------
    Total operating expenses                                                   4,961,426        15,713,138       39,578,899

Operating Loss                                                                 4,823,926        15,713,138       39,578,899

Other (Income) Expenses
  Interest income                                                                (4,606)          (95,176)        (134,391)
  Related party interest expense                                                 410,965           445,628           66,599
  Other interest expense                                                         661,721         1,440,118          199,880
  Gain on sales of property and equipment                                      (168,458)         (451,940)        (441,413)
  Premium due to debenture default                                             1,672,426                --               --
  Other income                                                                        --         (399,701)               --
  (Gain) Loss on extinguishment of
    debentures                                                                 (139,673)         1,697,380               --
  Debenture conversion costs                                                          --           166,494          320,970
                                                                            --------------- ----------------- -------------
Loss Before Income Taxes                                                       7,256,301        18,515,941       39,590,544
Income Taxes                                                                         800               800              800
                                                                            --------------- ----------------- -------------
  Net Loss                                                                  $  7,257,101      $ 18,516,741     $ 39,591,344
                                                                            --------------- ----------------- -------------
Basic and Diluted Loss Per Common Share                                     $       0.48      $       1.40     $       3.51
Weighted Average Number of Common
  Shares Outstanding                                                          15,046,726        13,266,668       11,277,170

                                      See Notes to Consolidated Financial Statements.

                             EARTHSHELL CORPORATION
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

                                        Common Stock
                                    --------------------
                                                                      Additional
                                                                        Paid-In
                                                                        Common          Accumulated
                                      Shares            Amount          Capital            Deficit
                                   -------------    -------------    -------------     -------------
BALANCE, DECEMBER 31, 2001 ....        9,860,255    $      98,602    $ 267,680,051     $(256,242,596)
Issuance of common
  stock .......................        2,025,686           20,257       21,881,459                --
Common stock warrants issued in
  connection with convertible
  debentures ..................               --               --        1,521,046                --
Conversion of convertible
  debentures to
  common stock ................          168,696            1,687          998,313                --
Debenture conversion costs ....               --               --          176,471                --
Net loss ......................               --               --               --       (39,591,344)
Foreign currency translation
  adjustment ..................               --               --               --                --
Comprehensive loss ............               --               --               --                --
                                   -------------    -------------    -------------     -------------

BALANCE, DECEMBER 31, 2002 ....       12,054,637          120,546      292,257,340      (295,833,940)

Issuance of common
  stock .......................          137,264            1,373          811,267                --
Common stock and common stock
  warrants issued in connection
  with issuance of convertible
  debentures ..................          624,747            6,248        2,921,594                --
Conversion of convertible
  debentures to common stock ..        1,312,318           13,123        7,536,877                --
Debenture conversion
  costs .......................               --               --       (1,493,332)               --
Net loss ......................               --               --               --       (18,516,741)
Foreign currency translation
  adjustment ..................               --               --               --                --
Comprehensive loss ............               --               --               --                --
                                   -------------    -------------    -------------     -------------

BALANCE, DECEMBER 31, 2003 ....       14,128,966          141,290      302,033,746      (314,350,681)

Issuance of common
  stock .......................        2,443,272           24,432        7,181,970                --
Conversion of convertible
  debentures to common stock...
                                       1,662,377           16,624        4,970,508                --
Debenture conversion
  costs .......................               --               --         (989,319)               --
Net loss.......................               --               --               --        (7,257,101)
Foreign currency translation
  adjustment ..................               --               --               --                --
Comprehensive loss ............               --               --               --                --
                                   -------------    -------------    -------------     -------------
BALANCE, DECEMBER 31, 2004 ....       18,234,615    $     182,346    $ 313,196,905     $(321,607,782)
                                   =============    =============    =============     =============

                                                         Accumulated
                                          Stock            Other
                                         Purchase       Comprehensive
                                        Receivable           Loss              Totals
                                       -------------     -------------     -------------
BALANCE, DECEMBER 31, 2001 ....        $          --     $          --     $  11,536,057
Issuance of common
  stock .......................                   --                --        21,901,716
Common stock warrants issued in
  connection with convertible
  debentures ..................                   --                --         1,521,046
Conversion of convertible
  debentures to
  common stock ................                   --                --         1,000,000
Debenture conversion costs ....                   --                --           176,471
Net loss ......................                   --                --       (39,591,344)
Foreign currency translation
  adjustment ..................                   --           (16,632)          (16,632)
Comprehensive loss ............                   --                --       (39,607,976)
                                       -------------     -------------     -------------

BALANCE, DECEMBER 31, 2002 ....                   --           (16,632)       (3,472,686)

Issuance of common
  stock .......................                   --                --           812,640
Common stock and common stock
  warrants issued in connection
  with issuance of convertible
  debentures ..................                   --                --         2,927,842
Conversion of convertible
  debentures to common stock ..                   --                --         7,550,000
Debenture conversion
  costs .......................                   --                --        (1,493,332)
Net loss ......................                   --                --       (18,516,741)
Foreign currency translation
  adjustment ..................                   --           (76,498)          (76,498)
Comprehensive loss ............                   --                --       (18,593,239)
                                       -------------     -------------     -------------

BALANCE, DECEMBER 31, 2003 ....                   --           (93,130)      (12,268,775)

Issuance of common
  stock .......................             (500,000)               --         6,706,402
Conversion of convertible
  debentures to common stock...
                                                  --                --         4,987,132
Debenture conversion
  costs .......................                   --                --          (989,319)
Net loss.......................                   --                --        (7,257,101)
Foreign currency translation
  adjustment ..................                   --            66,576            66,576
Comprehensive loss ............                   --                --        (7,190,525)
                                       -------------     -------------     -------------
BALANCE, DECEMBER 31, 2004 ....        $    (500,000)    $     (26,554)    $  (8,755,085)
                                       =============     =============     =============

                 See Notes to Consolidated Financial Statements.

                             EARTHSHELL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Year Ended December 31,
                                                                          -------------------------------------------------
                                                                              2004              2003             2002
                                                                          --------------- ----------------- ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                                $ (7,257,101)    $(18,516,741)    $(39,591,344)
  Adjustments to reconcile net loss to net cash used in operating activities
    Depreciation and amortization                                               42,236          379,949        3,099,367
    Amortization and accretion of debenture issue costs                        592,316          955,574          144,500
    Premium due to debenture default                                         1,672,426               --               --
    Debenture issuance and conversion costs                                         --          166,494          320,970
    Gain on change in fair value of warrant obligation                              --         (399,701)              --
    (Gain) Loss on extinguishment of debentures                               (139,673)       1,697,380               --
    Beneficial conversion value due to change in debentures conversion
      price                                                                         --          360,000               --
    (Gain) Loss on sale, disposal or impairment of property and
      equipment                                                               (168,458)       3,548,059        9,340,375
    Equity in the losses of joint venture                                           --          392,116           20,263
    Accrued purchase commitment                                                     --       (1,855,000)       3,500,000
    Other non-cash expense items                                               180,171           50,198               --
  Changes in operating assets and liabilities
    Prepaid expenses and other current assets                                  120,549          264,153            9,670
    Accounts payable and accrued expenses
                                                                              (553,710)      (2,339,720)        (444,851)
    Payable to related party
                                                                             1,043,869        1,214,683          578,779
    Deferred revenues                                                        1,362,500               --               --
    Accrued purchase commitment                                                     --       (1,645,000)              --
    Other long-term liabilities                                                378,859           33,333               --
                                                                          ------------     ------------     ------------
      Net cash used in operating activities                                 (2,726,016)     (15,694,223)     (23,022,271)
                                                                          ============     ============     ============
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from release of restricted time deposit upon settlement of
    purchase commitment                                                             --        3,500,000               --
  Proceeds from sales of property and equipment                                187,708          487,691          477,566
  Investment in joint venture                                                       --          (26,104)              --
  Purchases of property and equipment                                           (8,729)          (1,320)      (2,802,371)
                                                                          ------------     ------------     ------------
 Net cash provided by (used in) investing activities                           178,979        3,960,267       (2,324,805)
                                                                          ============     ============     ============

                 See Notes to Consolidated Financial Statements.

                             EARTHSHELL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS -CONTINUED

                                                                                      Year Ended December 31,
                                                                          -------------------------------------------------
                                                                              2004              2003             2002
                                                                          --------------- ----------------- ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                                    2,086,755               --       21,901,716
  Proceeds from issuance of common stock and convertible debentures, net of issuance costs and discounts amounting to approximately
    $3.4 million                                                                   --        8,711,844               --
  Proceeds from issuance of convertible debentures                                 --               --       10,000,000
  Purchase of restricted time deposit in connection with issuance of
    convertible debentures                                                         --               --      (10,000,000)
  Proceeds from release of restricted time deposit upon conversion of
    convertible debentures into common stock                                       --        1,800,000        1,000,000
  Proceeds from release of restricted time deposit upon exchange of
    convertible debentures                                                         --        2,000,000               --
  Proceeds from release of restricted time deposit for repayment of
    convertible debentures                                                         --        5,200,000               --
  Repayment of convertible debentures                                      (1,110,294)      (5,200,000)              --
  Principal payments on settlements                                           (66,387)              --               --
  Proceeds from issuance of notes payable to related party                         --        1,010,000        4,825,000
  Repayment of notes payable to related party                                      --               --       (3,080,000)
                                                                         ------------     ------------     ------------
    Net cash provided by financing activities                                 910,074       13,521,844       24,646,716

    Effect of exchange rate changes on cash and cash equivalents                7,695            2,736          (16,632)
                                                                         ------------     ------------     ------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                           (1,629,268)       1,790,624         (716,992)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                              1,901,639          111,015          828,007
                                                                         ------------     ------------     ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                 $    272,371     $  1,901,639     $    111,015
                                                                         ============     ============     ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for
    Income taxes                                                         $        800     $        800     $        800
    Interest                                                                  111,353           21,058
    Common stock warrants issued in connection with convertible
      debentures                                                                   --          745,562        1,521,046
    Conversion of convertible debentures into common stock                  6,800,000        7,550,000        1,000,000
    Transfer of property from EKI                                                  --               --               --
    Conversion of preferred stock into common stock                                --               --               --
    Interest paid in common stock                                             532,644           95,339               --
    Commission paid in common stock                                                --           29,500               --
    Common stock issued to service providers in connection with the
      March 2003 financing                                                         --          484,500               --


                 See Notes to Consolidated Financial Statements .....

     SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

In 2004, no warrants were issued.

In 2003, warrants for the purchase of $1.055 million in aggregate principal amount of convertible debentures and 70,477 shares of common stock were issued in connection with the issuance of convertible debentures. The estimated fair value of the warrants of $442,040, based upon the Black-Scholes method of valuation, was recorded as an original issue discount thereby reducing the carrying value of the convertible debentures and as an increase in additional paid-in common capital.

In 2003, warrants for the purchase of 83,333 shares of common stock were issued to EKI, in connection with the issuance of convertible debentures, in consideration for its willingness to subordinate amounts owed to it. The estimated fair value of the warrants of $303,522, based upon the Black-Scholes method of valuation, was recorded as an original issue discount thereby reducing the carrying value of the notes payable to EKI and as an increase in additional paid-in common capital.

In 2003, 137,264 shares of common stock were issued to satisfy accounts payable and accrued interest payable of $812,640.

In 2002, warrants for the purchase of 208,333 shares of common stock were issued in connection with the issuance of convertible debentures. The estimated fair value of the warrants of $1,521,046, based upon the Black-Scholes method of valuation, was recorded as an original issue discount thereby reducing the carrying value of the convertible debentures and as an increase in additional paid-in common capital.

                 See Notes to Consolidated Financial Statements.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OVERVIEW OF OPERATIONS

Organized in November 1992 as a Delaware corporation, EarthShell Corporation (the "Company") is engaged in the commercialization of composite material technology for the manufacture of foodservice disposable packaging designed with the environment in mind. EarthShell Packaging(R) is based on patented composite material technology (collectively, the "EarthShell Technology"), licensed on an exclusive, worldwide basis from E. Khashoggi Industries LLC and its wholly owned subsidiaries.

The EarthShell Technology has been developed over many years in consultation with leading material scientists and environmental experts to reduce the environmental burdens of foodservice disposable packaging through the careful selection of raw materials, processes, and suppliers. EarthShell Packaging(R), including hinged-lid sandwich containers, plates, bowls, foodservice wraps, and cups, is primarily made from commonly available natural raw materials such as natural ground limestone and potato starch. EarthShell believes that EarthShell Packaging(R) has comparable or superior performance characteristics and can be commercially produced and sold at prices that are competitive with comparable paper and plastic foodservice disposables.

EarthShell was a development stage enterprise through the first (1st) quarter of 2004. With the recognition of the Company's first (1st) revenues in the second quarter of 2004, the Company was no longer a development stage enterprise.

BASIS OF PRESENTATION OF FINANCIAL INFORMATION

The foregoing financial information has been prepared from the books and records of EarthShell Corporation. EarthShell Corporation's consolidated financial statements include the accounts of its wholly-owned subsidiary, PolarCup EarthShell GmbH. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, the financial information reflects all adjustments necessary for a fair presentation of the financial condition, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. All such adjustments were of a normal recurring nature for interim financial reporting.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $7,289,431 at December 31, 2004. These factors, along with others, may indicate substantial doubt that the Company will be unable to continue as a going concern for a reasonable period of time.

Subsequent to December 31, 2004 the Company entered into a financing transaction to borrow $2.5 million (See Subsequent Events). On March 28, 2005, the Company received $1.15 million of this funding. The Company expects to receive the remaining $1.35 million prior to April 30, 2005. The Company expects to generate additional cash in 2005 through royalty payments from licensees. The Company believes that the cash from this borrowing, combined with projected revenues, will be sufficient to fund its operations through the year ending December 31, 2005. If the Company is not successful at generating license revenues during the year, the Company will have to raise additional funds to meet its current obligations and to cover operating expenses. If the Company is not successful in raising additional capital it may not be able to continue as a going concern for a reasonable period of time. Management plans to address this need by raising cash through either the issuance of debt or equity securities. However, the Company cannot assure that it will receive any royalty payments in 2005, that additional financing will be available to it, or, if available, that the terms will be satisfactory. Management will also continue in its efforts to reduce expenses, but cannot assure that it will be able to reduce expenses below current levels.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations.

In January 2004, the Company announced that it was not in compliance with a Nasdaq SmallCap Market minimum requirement. On March 8, 2004 the Company's common stock was de-listed by the Nasdaq SmallCap Market and trading was moved to the over-the-counter (OTC) . Since June 21, 2004, the Company's common stock has been listed through the OTC Bulletin Board. The Company's common stock trades under the symbol "ERTH.OB."

OPERATIONS AND FINANCING

The Company was engaged in initial concept development from 1993 to 1998. During this period, the Company focused on enhancing the material science technology licensed from EKI, initial development of the Company's foam packaging products (primarily, its hinged-lid sandwich containers, which are referred to as "hinged-lid containers"), and the development of relationships with key licensees and end-users.

Since 1998, the Company has been primarily engaged in commercial validation of EarthShell Packaging for plates, bowls, hinged-lid containers, and sandwich wraps, and other market development activities. During this stage, the Company has worked to demonstrate the commercial viability of its business model by optimizing product design, garnering support from key members of the environmental community, expanding validation of the environmental profile through third party evaluations, developing commercially viable manufacturing processes, establishing and refining licensing arrangements with the Company's licensees, and validating product performance and price acceptance through commercial contracts with influential purchasers in key segments of the foodservice market. In cooperation with its operating partners, the Company financed and built initial commercial demonstration production capacity and has sold limited quantities of plates, bowls, and hinged-lid containers. In 2003, the Company ceased commercial demonstration production activity and is relying on its equipment and manufacturing partners to demonstrate and to guarantee the long-term manufacturability of EarthShell Packaging(R).

As demonstration of the business fundamentals to licensees is accomplished, the Company expects that its operating partners will build production capacity. The Company intends to expand the use of EarthShell Packaging in the U.S. and in international markets through agreements with additional licensees. By leveraging the infrastructure of its licensees, the Company believes the go-to-market strategy will accelerate the market penetration of EarthShell Packaging.

Currently, the Company's strategic relationships include Detroit Tool and Equipment ("DTE"), Hood Packaging Corporation ("Hood"), and Meridian Business Solutions, Ltd. ("MBS") all in the U.S., as well as EarthShell Hidalgo S.A. de C.V. ("ESH") in Mexico. During 2004, the Company received technology fees from MBS and ESH, and recorded it first (1st) revenues since its inception. During prior years, proceeds from initial sales of plates, bowls and hinged-lid containers were not significant and were recorded as an offset to the costs of its demonstration manufacturing operations.

As part of the Company's initial public offering on March 27, 1998, the Company issued 877,193 shares of common stock, for which it received net proceeds of $206 million. On April 18, 2000 and January 4, 2001, the Company filed S-3 shelf registration statements for 416,667 and 1,250,000 shares, respectively, of the Company's common stock. During the years ended December 31, 2002, 2001, and 2000 the Company sold approximately 0.1 million, 1.1 million and 0.4 million shares of common stock under such registration statements and received net proceeds from such sales of approximately $2.3 million, $30.6 million and $10.5 million, respectively. All shares available under such registration statements had been sold as of December 2002.

In December of 2001, the Company filed an additional shelf registration statement providing for the sale of up to $50 million of securities, including secured or unsecured debt securities, preferred stock, common stock, and warrants. These securities could be offered, separately or together, in distinct series, and amounts, at prices and terms to be set forth in the prospectus contained in the registration statement, and in subsequent supplements to the prospectus. During the year ended December 31, 2002, the Company sold 1.9 million shares of common stock under such registration statement and received net proceeds from such sales of $19.6 million.

On August 12, 2002, the Company issued $10.0 million in aggregate principal amount of convertible debentures, due August 2007, (the "2007 Debentures") and warrants to purchase 0.2 million shares of common stock to institutional investors for proceeds of $10.0 million (see Convertible Debenture). The terms of the debentures required the proceeds be held in restricted cash accounts linked to irrevocable letters of credit in favor of each debenture holder such that unrestricted access to the proceeds from the sale of the debentures generally occurred only upon conversion of the debentures into shares of the Company's common stock (see Restricted Cash). In 2002 and 2003, $2.8 million of the debentures were converted to common stock. In March 2003, the Company issued $10.55 million in aggregate principal amount of convertible debentures, due March 2006 (the "2006 Debentures"), and 0.5 million shares of common stock to a group of institutional investors for net proceeds of approximately $9.0 million. In connection with this transaction, the Company repaid $5.2 million of the remaining balance of the 2007 Debentures, and exchanged $2.0 million of the 2007 Debentures for the 2006 Debentures.

This transaction provided the Company with net proceeds of approximately $11.0 million. The Company's use of these proceeds was subject to a number of restrictions. In 2003, $5.75 million of the 2006 Debentures were converted to common stock. The remaining shares under the December 2001 shelf registration described above have been used to secure shares potentially issuable upon conversion of the remainder of the 2006 Debentures.

During 2004, as a result of its stock price dropping below $3 per share for an extended period of time, the Company was de-listed from NASDAQ. Consequently, it became in default on its 2006 Debentures. In the 4th quarter of 2004, the Company sold $2.7 million of unregistered stock, negotiated a settlement with each of its debenture holders, and retired all of the outstanding debentures.

During 2002 and 2003, the Company's largest shareholder, EKI, made various simple interest working capital loans to the Company. These loans bear interest at a rate of 7% or 10% per annum, and are payable on demand. As of December 31, 2003, the outstanding principal balance of these loans was $2,755,000. In connection with the March 2003 convertible debenture financing the remaining outstanding balance of these loans was subordinated to the 2006 Debentures, with strict covenants governing their repayment. In October 2004, these related party loans, including accrued interest were converted to unregistered shares of EarthShell common stock. (See Related Party Transactions).

RECENT ACCOUNTING PRONOUNCEMENTS

The FASB recently issued the following statements:

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs-an amendment of ARB. No. 43, Chapter 4". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "... under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges...." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company does not believe that this recent accounting pronouncement has had or will have a material impact on their financial position or results of operations.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB statements no. 66 and 67". This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. The Company does not believe that this recent accounting pronouncement has had or will have a material impact on their financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary assets - an amendment of APB Opinion No. 29". This Statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company does not believe that this recent accounting pronouncement has had or will have a material impact on their financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment". This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. This statement will require the Company to recognize the fair value of employee services received in exchange for awards of equity instruments in current earnings. The Company will adopt this pronouncement July 1, 2005 as required.

OTHER COMPREHENSIVE INCOME

The Company has reflected the provisions of SFAS No. 130, "Reporting Comprehensive Income", in the accompanying consolidated financial statements for all periods presented. The accumulated comprehensive loss and other comprehensive loss as reflected in the accompanying consolidated financial statements, respectively, consists of foreign currency translation adjustments, which historically have been insignificant to the Company's operations.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of the Company's foreign subsidiary, PolarCup EarthShell GmbH, are translated into United States dollars at the exchange rate in effect at the close of the period, and revenues and expenses are translated at the weighted average exchange rate during the period. The aggregate effect of translating the financial statements of PolarCup EarthShell GmbH is included as a separate component of stockholders' equity. Foreign exchange gains/losses have been insignificant.

REVERSE STOCK SPLIT

Effective as of October 31, 2003, the Company's Board of Directors ("Board") approved an amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's common stock. This action by the Board followed approval by 88% of the stockholders of a proposal at the 2003 Annual Meeting of the Company that authorized the Board to take such action. The decision by the Board was prompted by the need to maintain compliance with certain covenants of the Company's 2006 Debentures that require the Company to retain its listing on a national market.

After careful analysis, the Board approved the final ratio for the split at one-for-twelve (1:12), whereby each twelve shares of the company's issued and outstanding common stock was automatically converted into one share of new common stock. The percentage of the Company's stock owned by each shareholder remained the same. No fractional shares were issued, and instead, the Company's transfer agent aggregated and sold any fractional shares on the open market and distributed the pro rata share of the cash proceeds to the holders of fractional share interests.

The reverse split has been retroactively reflected in these financial statements.

In conjunction with the reverse split, the authorized shares of common stock were reduced from 200 million to 25 million as of October 31, 2003. Increase in authorized shares of common stock in conjunction with the annual meeting of the shareholders held on June 26, 2004. The authorized shares of common stock were increased from 25 million to 40 million.

DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 2004 and 2003, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, the fair value of payables to related parties and notes payable to related party cannot be determined due to their related party nature. In addition, it is impractical for the Company to estimate the fair value of the convertible debentures because a market for such debentures does not readily exist. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

CONCENTRATION OF RISK - FINANCIAL INSTRUMENTS

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of Cash and Cash Equivalents. The Company places its excess cash in reputable federally insured financial institutions and in high quality money market fund deposits. Money market fund deposits ($210,428 on deposit with one bank at December 31, 2004) are subject to market fluctuations and there is no guarantee as to their ultimate value.

RECLASSIFICATIONS

Certain items in the 2002 and 2003 financial statements have been reclassified to conform to the 2004 presentation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash, funds invested in money market funds and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase. The money market fund deposits have an investment objective to provide high current income to the extent consistent with the preservation of capital and the maintenance of liquidity and, therefore, are subject to minimal risk.

RESTRICTED CASH

As of December 31, 2004, the Company had no restrictions on its cash.

PREPAID EXPENSES AND OTHER CURRENT ASSETS

The following is a summary of prepaid expenses and other current assets at December 31:

                                                            2004         2003
                                                        ------------ -----------
   Recoverable foreign taxes - VAT .....................  $    -0-    $ 158,491
   Prepaid expenses and other current assets............    83,583      165,189
   Receivable on sale of
    equipment..................................             78,009          -0-
   Related party
    receivable...........................................   12,875          -0-
   Retainer for
    financing............................................   27,000          -0-
                                                        ------------ -----------
   Total Prepaid Expenses and Other Current Assets ..... $ 201,467    $ 323,680
                                                        ============ ===========

EVALUATION OF LONG-LIVED ASSETS

The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If there is an indication that the carrying value of a long-lived asset may not be recoverable and the estimated future cash flows (undiscounted and without interest charges) from the use of the asset are less than the carrying value, a write-down is recorded to reduce the related asset to its estimated fair value (see Property and Equipment).

PROPERTY AND EQUIPMENT AND EQUIPMENT HELD FOR SALE

Property and equipment are carried at cost. Depreciation and amortization is provided for using the straight-line method for financial reporting purposes based upon the estimated useful lives of the assets, which range from three to seven years. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts and the resulting gain or loss is included in income. As described further below, the Company wrote down property and equipment related to commercialization of the EarthShell Packaging products technology by $4.0 million in 2003 and $9.8 million in 2002. The impairment charges were expensed to "Other research and development" in the accompanying Statements of Operations.

The cost and accumulated depreciation of property and equipment and equipment held for sale at December 31, 2004 were as follows:

                                                        2004            2003
                                                    ------------- -------------
Property and Equipment

  Product Development Center ......................    $    -0-     $ 1,175,394
  Office Furniture and Equipment ..................     245,274         356,339
                                                    ------------- -------------
Total cost ........................................     245,274       1,531,733
Less:  accumulated depreciation and amortization ..    (236,237)     (1,469,939)
                                                    ------------- -------------
Property and equipment--net........................   $   9,037       $  61,794
                                                    ============= =============
Equipment held for sale ...........................    $       1       $       1
                                                    ============= =============

The Company has fully depreciated equipment (original cost of $893,657) and a commercial production line which are being held for sale. The commercial production line in Goettingen, Germany was financed and constructed by the Company for the Company's joint venture (see Investment in Joint Venture) with Huhtamaki. During 2001, $1.2 million of the Goettingen line was written off to reflect equipment that had no further application in the product development cycle. During the third quarter of 2002 the Company concluded, after obtaining quotations from various machinery suppliers for an identical line, that $1.7 million of the cost of the line will not be recoverable and therefore the carrying value of the line was written down by this amount, of which $1.6 million was recorded in the third quarter of 2002 and the remaining $0.1 million was recorded in the fourth quarter of 2002. At December 31, 2003, the Company was negotiating to sell the line to a party who would become a licensee with rights to produce foodservice disposables. However, because the Company was unable to determine with certainty the proceeds that will be realized upon sale of the equipment, the Company wrote the line down to $1 as of December 31, 2003 and reclassified it to the long-term asset account "Equipment held for sale." The $4.0 million impairment charge was expensed to "Other research and development" in the accompanying Statements of Operations. If the equipment is sold, the Company will record a gain equal to the proceeds received for the equipment.

As the Company sold non-essential machine shop equipment and excess office furniture and equipment in 2003 and 2004, the related cost and accumulated depreciation were removed from the applicable asset account and accumulated depreciation, respectively.

INVESTMENT IN JOINT VENTURE

On May 24, 1999, the Company entered into a joint venture agreement with Huhtamaki to commercialize EarthShell Packaging throughout Europe, Australia, New Zealand, and, on a country by country basis, Asia. The Company and Huhtamaki formed PolarCup EarthShell ApS ("PolarCup"), a Danish holding company, for the purpose of establishing operating companies to manufacture, market, sell and distribute EarthShell Packaging.

The Company contributed approximately 10,000 Euros as nominal share capital and 500,000 Euros for start-up capital. The Company paid for the development of the initial commercial production line to be located at the Huhtamaki facility at Goettingen, Germany (see Property and Equipment). In January 2004, the Company announced the conclusion of its joint venture structure with Huhtamaki. During 2003 and 2002 the Company recorded its equity in the losses of the joint venture of $392,117 and $20,263 respectively, including the write off of its remaining investment as of December 31, 2003.

RELATED PARTY TRANSACTIONS

In connection with the formation of the Company, the Company entered into a License Agreement (the "License Agreement") with EKI, a stockholder of the Company. Pursuant to the license agreement, as amended, the Company has an exclusive, worldwide, royalty-free license to use and license the EKI technology to manufacture and sell disposable, single-use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than 24 hours) and to use certain trademarks owned by EKI in connection with the products covered under the License Agreement. The license continues to be in effect during the life of the patents licensed under the License Agreement covering the technologies. Patents currently issued do not begin to expire until 2012 and provide some protection through 2020. Pending patents, if granted, would extend protection through 2022. On July 29, 2002, the License Agreement was amended to expand the field of use for the EarthShell technology to include noodle bowls used for packaging instant noodles. The Company will pay to EKI 50% of any royalty or other consideration it receives in connection with the sale of products within this particular field of use. In addition, on July 29, 2002 the Company entered into a License & Information Transfer Agreement with Biotec, a wholly owned subsidiary of EKI, to utilize the Biotec technology for foodservice applications, including the food wraps used in foodservice applications (the "Biotec License Agreement"). Effective January 1, 2001, EKI had previously granted to the Company priority rights to license certain product applications on an exclusive basis from Biotec in consideration for the Company's payment of a $100,000 monthly licensing fee to Biotec. In addition, in consideration of the monthly payment, Biotec agreed to render technical services to the Company at Biotec's cost plus 5%. The licensing fee and services arrangements were continued in the Biotec License Agreement. Under the terms of the Biotec License Agreement, Biotec is entitled to receive 25% of any royalties or other consideration that the Company receives in connection with the sale of products utilizing the Biotec technology. As part of the convertible debenture financing completed in March 2003 (see Convertible Debentures), payment of amounts due to EKI under the License Agreement or the Biotec License Agreement were subordinated to the 2006 Debentures with strict covenants governing their repayment. However, any amounts deferred pursuant to this subordination requirement shall accrue interest at the rate of 10% per annum until paid. For the years ended December 31, 2004, 2003, and 2002, the Company paid or accrued to EKI $800,000, $1,312,374, and $1,488,070 , respectively, under the License Agreement and Biotec License Agreement, consisting of the $100,000 per month licensing fee, materials and services provided by EKI, which vary based on the Company's given requirements, and interest payable on outstanding balances.

In September of 2004, as part of an overall restructuring of its debt, EarthShell entered into an agreement with Biotec to convert $1.475 million of the $2.475 million of accrued license fees owing to Biotec as of September 1, 2004, plus accrued interest into 491,778 shares of EarthShell common stock and to eliminate, for two years, the $100,000 per month minimum license fee. In December of 2004, EarthShell paid to Biotec $125,000, leaving a balance of $875,000 as of December 31, 2004.

In connection with the settlement of the March 2006 Debentures in October of 2004, EKI converted all of its outstanding loans to EarthShell ($2,755,000) into unregistered common stock at $3 per share and converted $532,644 of accumulated interest into unregistered common stock at $4 per share for a total of 1,051,494 shares received by EKI.

In September 2004, the Company hired an executive assistant who supports both EKI and Company executives. The Company pays the salary and benefits of the executive assistant and charges EKI for the portion of her time that was spent supporting EKI executives. Through December 31, 2004, the Company invoiced EKI $12,875 for such support services.

In May 2004, the Company sold non-essential machine shop equipment and excess office furniture and equipment with a net book value of approximately $19,122 to EKI for $78,409.

On September 22, 2004, Simon K. Hodson, Chief Executive Officer of the Company, loaned $50,000 to the Company on a short-term basis at an annual interest rate of 7%, and on September 29, 2004 Mr. Hodson loaned the Company an additional $86,000. During the fourth quarter of 2004, the Company repaid both short-term loans.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following is a summary of accounts payable and accrued expenses at December 31:

                                                     2004           2003
                                                   ------------- -------------
   Accounts payable and other accrued expenses ... $ 2,830,204    $ 3,516,736
   Deferred officer compensation .................     298,194            -0-
   Accrued property taxes ........................     112,159        655,000
   Accrued salaries, wages and benefits ..........     258,691        338,402
   Accrued legal fees ............................     400,278        343,275
                                                   ------------- -------------
   Total Accounts Payable and Accrued Expenses ... $ 3,899,526    $ 4,853,413
                                                   ------------- -------------

CONVERTIBLE DEBENTURES

On August 12, 2002, the Company issued $10.0 million in aggregate principal amount of the 2007 Debentures to institutional investors. These debentures bore interest at a rate of 1.5% per annum, payable quarterly in arrears on each January 31, April 30, July 31 and October 31. The holders of these debentures had the right to convert the debentures into the Company's common stock at an initial conversion price of $15.60 per share, which was reduced to $8.40 per share in November 2002 and then to $6.00 per share in March 2003 as a result of anti-dilution adjustments. Based on the conversion price relative to the fair market value of the common stock at the date of issue, the debentures were deemed to have no beneficial conversion feature. In March 2003, the conversion price of the 2007 Debentures was adjusted downward, resulting in a beneficial conversion charge of $360,000 that is included in Other interest expense in the Statements of Operations. During the third quarter of 2002, the Company forced conversion of $1.0 million principal amount of the debentures for 168,696 shares of common stock, resulting in the release to the Company of $1.0 million of restricted cash. During 2003, the Company forced conversion of an additional $1.3 million principal amount of the debentures and debenture holders voluntarily converted $0.5 million principal amount of the debentures, for a total of 353,985 shares of common stock, resulting in the release to the Company of $1.8 million of restricted cash.

In connection with the issuance of the 2007 Debentures, the Company issued to the debenture holders warrants to purchase 208,333 shares of the Company's common stock at $14.40 per share. A value of $1,521,046 was ascribed to the warrants and recorded as an original issue discount based on the Black-Scholes method of valuation. During 2002, non-cash interest expense of $144,500 and debenture conversion costs of $320,970 were recognized in the Statements of Operations to reflect amortization of the original issue discount associated with the warrants and to reflect the 15% discount to the market price of the Company's common stock resulting from the forced conversions of the 2007 Debentures. During 2003, non-cash interest expense of $74,927 was recognized in the Statements of Operations to reflect amortization of the original issue discount associated with the warrants. In addition, $59,747 of the original issue discount associated with the debentures voluntarily converted was charged to additional paid in common capital.

In March 2003, as part of a new convertible debenture financing, the Company prepaid $5.2 million principal amount of the 2007 Debentures, resulting in a prepayment penalty of $208,000. The Company also issued to the holders of the 2007 Debentures, 52,083 shares of common stock, valued at $237,500 based upon the closing price of the Company's common stock on the Nasdaq SmallCap Market of $4.56 per share on March 5, 2003. In addition, one of the holders of the 2007 Debentures exchanged $2.0 million aggregate principal amount of 2007 Debentures for $2.0 million aggregate principal amount of 2006 Debentures and 78,989 shares of common stock valued at approximately $360,000 based upon the closing price of the Company's common stock of $4.56 per share on March 5, 2003. In connection with the prepayment and exchange transactions, the Company incurred cash transaction costs of approximately $296,000, excluding the prepayment penalty. The Company recognized a $1.7 million loss upon extinguishment of the 2007 Debentures through the prepayment and exchange. The exchange of $2.0 million of the 2007 Debentures for 2006 Debentures resulted in the release to the Company of $2.0 million of restricted cash. There were no outstanding 2007 Debentures as of December 31, 2003.

On March 5, 2003, the Company issued to a group of institutional investors 416,667 shares of common stock and $10.55 million in aggregate principal amount of secured convertible debentures due in March 2006 (the "2006 Debentures"), for which the Company received proceeds of approximately $9.0 million, net of financing costs of approximately $1.5 million. The 2006 Debentures bore interest at a rate of 2.0% per annum, payable quarterly in arrears on each January 31, April 30, July 31 and October 31.

In accordance with Accounting Principles Board Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," the Company allocated the net proceeds of $9.0 million to the 2006 Debentures and the common stock based upon their relative fair values. A discount on the 2006 Debentures of $3.4 million and a discount on the common stock of $604,000 resulted from the fair value allocation. Based on the conversion price of the 2006 Debentures relative to the fair market value for a share of the Company's common stock at the date of issue, the 2006 Debentures were deemed to have no beneficial conversion feature.

In addition to the $1.5 million of financing costs, the Company also incurred approximately $646,000 of non-cash costs attributable to 54,167 shares of common stock issued to the lead purchaser of the 2006 Debentures and two warrants issued to a placement agent, both of whom received the instruments as compensation for their services rendered in connection with the transaction. The fair value of the 54,167 shares of common stock issued to the lead purchaser was determined to be $247,000, based on the closing price of $4.56 per share of the Company's common stock on the Nasdaq SmallCap Market on March 5, 2003. The fair value of approximately $42,000 of the first (1st) of the two warrants issued to the placement agent, which would expire in March 2006 and was immediately exercisable by the placement agent to purchase 28,810 shares of the Company's common stock for $10.08 per share, was estimated using the Black Scholes option-pricing model and is reflected in the accompanying financial statements as an increase in additional paid-in capital and as a component of the $4.0 million aggregate discount on the 2006 Debentures and common stock issued in the March 2003 transaction. The second of the two warrants issued to the placement agent, which would expire in March 2006, was immediately exercisable by the placement agent to purchase $1.055 million in aggregate principal amount of the 2006 Debentures and 41,667 shares of the Company's common stock. At September 30, 2003, the Company evaluated the current value of this warrant, considering the Company's current cash flow projections, continued operating losses, the prospects of raising additional equity capital, the significant excess of the conversion price to the current stock price and the volatility in the Company's stock price. Based upon these factors, the Company determined that the warrant had no value as of September 31, 2003 and December 31, 2003 and therefore reduced the balance of the warrant obligation to zero as of September 30, 2003, resulting in a $0.5 million gain that is reflected in "Other (income) expense" in the Statements of Operations.

In 2003, $5.75 million principal amount of the 2006 Debentures was converted into 958,334 shares of common stock resulting in the approximately $4.4 million carrying amount of the 2006 Debentures being transferred to common stock.

At December 31, 2003, the Company was in compliance with all covenants of the 2006 Debentures. However, on March 8, 2004, the Company's common stock was delisted from the Nasdaq SmallCap Market because the Company's market capitalization failed to meet the minimum required standard. In addition, the Company did not make interest payments related to the 2006 Debentures as required on January 31, 2004. These actions put the Company in non-compliance with its covenants under the 2006 Debentures. The Company negotiated with the various debenture holders to resolve the defaults. From July through October 2004, the Company reach settlements with each of the remaining debenture holders to retire the entire $6.8 million outstanding at the end of 2003. Taken together, the debenture holders converted their debenture holdings into 1,149,877 shares of registered stock, received a total of $1.11 million in cash payments, and received an additional 512,500 shares of unregistered common stock. One of the debenture holders also received a settlement payable of $2.375 million, which may be converted to common stock at the option of the holder at $3 per share. This holder also has the right to elect be paid from up to 1/3 of the proceeds of future equity capital transactions or from up to 1/3 of future revenues until he has received a total of $2.375 million, less any portion that has already been converted. As of December 31, 2004, 100% of the outstanding debentures had been retired, the security interest held by the 2006 Debenture Holders had been released, and any and all defaults under these debentures had been waived. Because the $2.375 million settlement payable is payable only from future proceeds, it is classified on the balance sheet under Current Liabilities as a Debenture Settlement.

In connection with the March 2003 financing transactions, EKI agreed to subordinate the repayment of its outstanding loans totaling $2.755 million to the Company's payment obligations under the 2006 Debentures. In addition, EKI and Biotec agreed to subordinate certain payments to which they were otherwise entitled under the Biotec License Agreement (other than their respective percentages of any royalties received by the Company) to the satisfaction of the Company's payment obligations under the 2006 Debentures. In consideration for its willingness to subordinate the payments and advances that are owed to it, in March 2003 the Company issued to EKI a warrant, expiring in ten years, to acquire 83,333 shares of the Company's common stock for $6.00 per share. The fair value of the warrant was estimated to be approximately $303,522 using the Black-Scholes option pricing model and was recorded as a discount on the outstanding loans.

OTHER LONG TERM LIABILITIES

The Company has negotiated settlements with a number of its trade payable vendors comprised of payment plans of up to 36 months. These settlements have been reclassified on the balance sheet from trade payables to Current Portion of Settlements for payments due within the current reporting year and Other Long Term Liabilities for payments due after December 31, 2005. Payments on such settlements due in 2006 and 2007 total $275,786 and 136,406, respectively.

COMMITMENTS

In September 2003, the Company leased 4,000 square feet of office and research and development space in Santa Barbara, California, under a lease that expired on December 31, 2003. In January 2004, the lease was extended through April 2004, and thereafter on a month-to-month basis. The Company's monthly lease payment with respect to this space was $5,000. In November 2004, the Company relocated to its current location that it sublets from and shares with EKI. The Company pays to EKI approximately $4,000 per month for its share of the rent and common area costs. In addition, the Company leases 3,353 square feet of office space in Lutherville, Maryland, on a month-to-month basis. The Company's monthly lease payment with respect to this space is $5,780. Future minimum lease payments required under these leases as of December 31, 2004 are $0. Rental expenses for the years ended December 31, 2004, 2003 and 2002 amounted to 165,382, $558,195, and $927,386 respectively.

The Company is periodically involved in litigation and administrative proceedings primarily arising in the normal course of its business. In the opinion of management, the Company's gross liability, if any, and without any consideration given to the availability of indemnification or insurance coverage, under any pending or existing litigation or administrative proceedings, other than those separately addressed above, would not have a material adverse impact upon the Company's financial statements.

RETIREMENT BENEFITS

The Company established a qualified 401(k) plan for all of its employees in 1998. The 401(k) plan allows employees to contribute, on a tax-deferred basis, up to fifteen percent of their annual base compensation subject to certain regulatory and plan limitations. The Company uses a discretionary matching formula that matches one half of the employee's 401(k) deferral up to a maximum of six percent of annual base compensation. The 401(k) employer match was $24,311 in 2004, $44,057 in 2003, and $74,853 in 2002.

STOCK OPTIONS

In 1994 the Company established the EarthShell Corporation 1994 Stock Option Plan (the "1994 Plan"). In 1995 the Company subsequently established the EarthShell Corporation 1995 Stock Incentive Plan (the "1995 Plan") which effectively superseded the 1994 Plan for options issued on or after the date of the 1995 Plan's adoption. The 1994 and 1995 Plans as amended (the "Plans") provide that the Company may grant an aggregate number of options for up to 1,250,000 shares of common stock to employees, directors and other eligible persons as defined by the Plans. Options issued to date under the Plans generally vest over varying periods from 0 to 5 years and generally expire 10 years from the date of grant.

Stock option activity for 2004, 2003 and 2002 is as follows:

                                            2004                           2003                           2002
                                ----------------------------- ------------------------------- ---------------------------
                                                  Weighted-                       Weighted-                      Weighted-
                                                  Average                         Average                        Average
                                                  Exercise                        Exercise                       Exercise
                                    Shares         Price          Shares           Price         Shares          Price
                                ------------- --------------- -------------- --------------- ---------------- -------------
Outstanding at beginning of
 year                                384,912         $ 38.24       320,924        $ 50.49        231,333        $ 73.44
  Granted ...................        762,498            0.78       121,699           4.87        168,811          34.44
  Cancelled ................         (92,499)          15.00       (43,748)         34.02        (73,105)         74.52
  Expired ...................        (11,666)          68.95       (13,963)         42.14         (6,115)        189.24
                                ------------- --------------- -------------- --------------- ---------------- -------------
Outstanding at end of year ......  1,043,245         $ 12.58       384,912        $ 38.24        320,924        $ 50.49
                                ============= =============== ============== =============== ================ =============
Options exercisable at year-end..    141,162         $ 61.35       155,228        $ 61.70        162,476        $ 63.72
                                ============= =============== ============== =============== ================ =============

The following table summarizes information about stock options outstanding at December 31, 2004:

                                           Options Outstanding                                Options Exercisable
                        ---------------------------------------------------------- -----------------------------------------
                             Number        Weighted-Average
                         Outstanding at        Remaining        Weighted-Average   Number Exercisable    Weighted-Average
Exercise Prices             12/31/04       Contractual Life      Exercise price        At 12/31/04        Exercise Price
                       ---------------- ------------------- ------------------- --------------------- ------------------
        $        0.75           715,000                9.46       $        0.75                   --       $          --
                 2.55            12,498                9.57                2.55                6,249                2.55
                 4.80            83,333                8.72                4.80                   --                  --
                 5.64            11,283                3.42                5.64               11,283                5.64
                15.00             8,334                1.19               15.00                8,334               15.00
                16.68             8,332                2.41               16.68                8,332               16.68
                36.00            97,501                7.53               36.00                   --                  --
                44.04            17,979                6.07               44.04               17,979               44.04
                45.36             6,249                0.36               45.36                6,249               45.36
                45.60             6,249                1.35               45.60                6,249               45.60
                60.00            43,750                4.79               60.00               43,750               60.00
                91.56            23,471                1.05               91.56               23,471               91.56
               182.40             2,183                2.90              182.40                2,183              182.40
               252.00             7,083                3.42              252.00                7,083              252.00
                       ---------------- ------------------- ------------------- --------------------- ------------------
                              1,043,245                8.43      $        12.58              141,162      $        61.35
                       ================ =================== =================== ===================== ==================

The Company accounts for the Plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock- Based Compensation." Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock and the exercise price of the option. For disclosure purposes, to measure stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each option grant will be amortized as pro forma compensation expense over the vesting period of the options. The following table sets forth the assumptions used and the pro forma net loss and loss per share resulting from applying SFAS No. 123:

                                                                          Year Ended,        Year Ended,          Year Ended,
                                                                          December 31,       December 31,        December 31,
                                                                             2004                2003                2002
                                                                        --------------      --------------      --------------
Net Loss as reported ..............................................     $    7,257,101      $   18,516,741      $   39,591,344
Deduct:  Stock-based employee compensation expense included in
  reported net loss, net of tax ...................................                 --                  --                  --
Add:  Total stock-based employee compensation determined under fair
  value based method for all awards, net of tax ...................            472,267             776,018           2,136,323
                                                                        --------------      --------------      --------------
Pro forma net loss ................................................     $    7,729,368      $   19,292,759      $   41,727,667
Net loss per common share .........................................
  As reported .....................................................     $         0.48      $         1.40      $         3.51
  Pro forma .......................................................               0.51                1.45                3.70
Weighted average risk-free interest rate ..........................               4.05%               4.53%               4.54%
Weighted average expected life in years ...........................                9.5                 9.5                 9.6
Volatility ........................................................                 80%                102%                182%
Weighted average fair value of options granted during the year ....     $         0.64      $         3.99      $        11.91

STOCK WARRANTS

In connection with the issuance of the convertible debentures on August 12, 2002 (see Convertible Debentures), the Company issued to the debenture holders warrants to purchase 208,333 shares of the Company's common stock at $14.40 per share. A value of $1,521,046 was ascribed to the warrants and recorded as an original issue discount based on the Black-Scholes method of valuation. The exercise price and number of common shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances, such as the occurrence of stock dividends and splits, distributions of property or securities other than common stock, equity issuances for less than the warrant exercise price and a change in control of the Company. In March 2003, in connection with the issuance of the 2006 Debentures, the exercise price of the warrants was reduced to $6.00 per share, but the number of shares of common stock issuable upon exercise remained fixed at 357,143. At the same time, the warrant agreement was amended such that any subsequent reduction in the exercise price of the warrants will not result in any increase in the number of shares of common stock issuable under the warrants. The warrants expire on August 12, 2007.

In connection with the issuance of the convertible debentures in March 2003 (see Convertible Debentures), the Company issued to the placement agent warrants to purchase $1.055 million in aggregate principal amount of the 2006 Debentures at $1,200 per $1,000 of principal amount, 28,810 shares of the Company's common stock at $10.08 per share, and 41,667 shares of the Company's common stock at $7.20 per share. When the 2006 Debentures were retired in 2004, the warrant to purchase $1,055 million in the aggregate principal amount of the 2006 Debentures converted to a warrant to purchase 175,833 shares of common stock at $7.20 per share. Therefore, the total number of warrants now held by Roth Capital Partners, LLC is 246,310. The exercise price and number of common shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances, such as the occurrence of stock dividends and splits, distributions of property or securities other than common stock and a change in control of the Company. The warrants expire in March 2006.

On March 5, 2003, the Company issued to EKI a warrant to purchase 83,333 shares at $6.00 per share in connection with the subordination of loans of $2.755 million made to the Company and the elimination of the conversion feature. The warrants expire on March 5, 2013.

Revenue Recognition Policy

The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or readily determinable and collectibility is probable. The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," (SAB 101). EarthShell's revenues consist of technology fees that are recognized ratably over the life of the related agreements and royalties based on product sales by licensees that are recognized in the quarter that the licensee reports the sales.

INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

Deferred income taxes result from temporary differences in the recognition of revenues and expenses for financial and tax reporting purposes. At December 31, 2004 and 2003, deferred income tax assets, which are fully reserved, were comprised primarily of the following:

                                               2004             2003
                                            ------------- ----------------
    Federal:
      Depreciation .......................  $   1,375,770      $ 6,510,014
      Deferred compensation ..............        101,386        1,091,917
      Deferred contributions .............        361,117          361,117
      Accrued management fees ............        272,000               --
      Accrued vacation ...................         87,955          110,415
      Other reserves .....................         22,258           20,945
      Capitalized operating expenses .....             --        3,198,684
      Net operating loss carryforward ....     99,808,790       92,580,034
                                            ------------- ----------------
                                            $ 102,029,276    $ 103,873,126
                                            ------------- ----------------

The valuation allowance (decreased) increased by $(1,843,850), $8,810,963 and $20,523,501 during the years ended December 31, 2004, 2003, and 2002, respectively, as a result of changes in the components of the deferred income tax items.

For federal income tax purposes, the Company has net operating loss carryforwards of $302,487,919 as of December 31, 2004 that expire through 2024. For state income tax purposes, the Company has California net operating loss carryforwards of $64,504,022 as of December 31, 2004 that expire through 2009, and Maryland net operating loss carryforwards of $120,893,526 that follow the federal treatment and expire through 2024. Additionally, the ultimate realizability of net operating losses may be limited by change of control provision under section 382 of the Internal Revenue Code.

Income tax expense for 2004, 2003, and 2002 consists of the minimum state franchise tax.

LOSS PER COMMON SHARE

Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during the period, including Common stock to be issued. Diluted loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding (including Common stock to be issued) plus an assumed increase in common shares outstanding for potentially dilutive securities, which consist of options and warrants to acquire common stock and convertible debentures. Potentially dilutive shares are excluded from the computation in loss periods, as their effect would be anti-dilutive. The dilutive effect of options and warrants to acquire common stock is measured using the treasury stock method. The dilutive effect of convertible debentures is measured using the if-converted method. Basic and diluted loss per common share is the same for all periods presented because the impact of potentially dilutive securities is anti-dilutive.

The dilutive effect of potentially dilutive securities was approximately 3.0 million shares, 900,000 shares, and 39,000 shares for the years ended at December 31, 2004, 2003 and 2002, respectively.

SUBSEQUENT EVENTS

On March 23, 2005, EarthShell Corporation (the "Company"), entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners, LP shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners LP will pay the Company 98% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 5 days immediately following the notice date. The price paid by Cornell Capital Partners, LP for the Company's stock shall be determined as of the date of each individual request for an advance under the Standby Equity Distribution Agreement. Cornell Capital Partners, LP will also retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partner's obligation to purchase shares of the Company's common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $500,000 per weekly advance.

On March 23, 2005, the Company entered into a Security Agreement with Cornell Capital Partners, LP. Pursuant to the Security Agreement, the Company shall issue promissory notes to Cornell Capital Partners, LP in the original principal amount of $2,500,000. The $2,500,000 will be disbursed as follows: $1,150,000, within three days of the closing of all the transaction documents with Cornell Capital Partners, LP and $1,350,000, two days prior to the filing of a registration statement related to Standby Equity Distribution Agreement. The promissory notes are secured by the assets of the Company and shares of stock of another entity pledged by an affiliate of that entity. The promissory notes have a one-year term and accrue interest at 12% per year beginning on the 3rd month anniversary.

In connection with the ESH sub-license, ESH agreed to purchase shares of the Company's stock, which is planned to occur in conjunction with their scale up of manufacturing capacity.

In January 2005, the Company entered into an agreement with a non-US based prospective licensee for a new product family. At such time as the Company demonstrates the commercial manufacturability of this new product family, the prospective licensee may take a license on terms substantially similar to its other licenses.

In February of 2005, the Board of Directors of the Company granted to its Chairman an option to purchase up to 1 million shares of common stock at $2.30 per share in consideration for his many contributions and support of the Company since its inception.

                                     QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                   First         Second         Third         Fourth         Total Year
                                                   -----         ------         -----         ------         ----------
2004
Revenues .................................       $        --     $   25,000    $   50,000     $   62,500      $     137,500
Related party research and development ...           300,000        300,000       200,000             --            800,000
Other research and development............           222,538         42,913        64,121         40,591            370,163
Other general and administrative .........         1,173,855      1,071,116        99,162      1,409,769          3,753,902
Net loss common shareholders .............       $ 2,066,857     $2,264,383    $1,645,931     $1,279,930      $   7,257,101
Basic and diluted loss per common share          $      0.15     $     0.16    $     0.12     $   0.07        $        0.48
Weighted average common shares
  outstanding...........................          14,128,966     14,128,966    14,223,402     17,659,043         15,046,726

2003
Related party research and development ....      $   353,800      $ 304,667    $  353,907     $  300,000      $   1,312,374
Other research and development .............       1,896,986      1,707,507     1,287,516      3,342,407          8,234,416
Other general and administrative ............      1,853,702      1,193,342     1,361,900      1,381,529          5,790,473
Net loss common shareholders ................    $ 6,770,727     $3,608,184    $2,920,797     $5,217,033     $   18,516,741
Basic and diluted loss per common share          $      0.55       $   0.28      $   0.21     $     0.37     $         1.40
Weighted average common shares
  outstanding................................     12,358,967     13,013,462    13,595,973     14,013,965         13,266,668

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about EarthShell Corporation except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

                 -----------------------

This prospectus does not constitute an offer to sell, or                  ----------------------
a solicitation of an offer to buy any securities:                                PROSPECTUS
                                                                          ----------------------
     o   except the common stock offered by this
         prospectus;

     o in any jurisdiction in which the offer or solicitation is not authorized;

     o   in any jurisdiction where the dealer or other               10,327,844 Shares of Common Stock
         salesperson is not qualified to make the offer
         or solicitation;

     o   to any person to whom it is unlawful to make the                  EARTHSHELL CORPORATION
         offer or solicitation; or

     o   to any person who is not a United States
         resident or who is outside the jurisdiction of
         the United States.
                                                                            ______________, 2006
The delivery of this prospectus or any accompanying
sale does not imply that:

     o there have been no changes in the affairs of EarthShell Corporation after the date of this prospectus; or

     o the information contained in this prospectus is correct after the date of this prospectus.


                 -----------------------

Until _________, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Amended and Restated Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware law. Delaware law provides that Directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as Directors, except for liability for (i) any breach of their duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

     The Company's Bylaws provide that the Company shall indemnify its officers, Directors, employees and other agents to the maximum extent permitted by Delaware law. The Company's Bylaws also permit it to secure insurance on behalf of any officer, Director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

     The Company believes that the provisions in it's Amended and Restated Certificate of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and Directors.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to Directors, officers and controlling persons of EarthShell pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. EarthShell will pay all expenses in connection with this offering.

    Securities and Exchange Commission Registration Fee      $      1,945.00
    Printing and Engraving Expenses                          $      2,500.00
    Accounting Fees and Expenses                             $     15,000.00
    Legal Fees and Expenses                                  $     50,000.00
    Miscellaneous                                            $     15,555.00
                                                             ---------------
    TOTAL                                                    $     85,000.00

ITEM 26.  SALES OF UNREGISTERED SECURITIES

     During the past three (3) years the registrant has issued the following securities without registration under the 1933 Act:

     (1) In connection with the issuance of the convertible debentures in March 2003, the Company issued to the placement agent warrants to purchase $1.055 million in aggregate principal amount of the 2006 Debentures at $1,200 per $1,000 of principal amount, 28,810 shares of the Company's common stock at $10.08 per share, and 41,667 shares of the Company's common stock at $7.20 per share. When the 2006 Debentures were retired in 2004, the warrant to purchase $1,055 million in the aggregate principal amount of the 2006 Debentures converted to a warrant to purchase 175,833 shares of common stock. Therefore, the total number of warrants held by Roth Capital Partners, LLC is 246,310. The exercise price and number of common shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances, such as the occurrence of stock dividends and splits, distributions of property or securities other than common stock and a change in control of the Company. The warrants expire in March 2006.

     (2) On March 5, 2003, the Company issued to EKI a warrant to purchase 83,333 shares at $6.00 per share in connection with the subordination of loans of $2.755 million made to the Company and the elimination of the conversion feature. The warrants expire on March 5, 2013.

     (3) Pursuant to an agreement entered into in September 2004, as part of an overall restructuring of its debt, EarthShell issued an aggregate of 491,778 shares of its common stock in October 2004 to Biotec in exchange for the cancellation of $1.475 million of accrued license fees EarthShell owed to the Biotec Group, which transaction computed to a $3.00 per share conversion price.

     (4) Pursuant to an agreement entered into in September 2004, in connection with the restructuring of its debt and settlement of the 2006 Debentures, in October 2004, EarthShell issued an aggregate of 1,051,494 shares of its common stock to EKI of the 2006 Debentures in exchange for the cancellation of $3.288 million of principal and interest due under then outstanding loans.

     (5) Pursuant to various agreements dated September 29 and September 30, 2004 in connection with the restructuring of its debt and settlement of the 2006 Debentures, EarthShell issued an aggregate of 512,500 additional shares of its common stock to the holders of the 2006 Debentures in settlement of the Company's default under the 2006 Debentures.

     (6) In October 2004, as part of an overall restructuring of its debt, EarthShell issued an aggregate of 900,000 shares of its common stock to MBS at $3.00 per share for an aggregate offering price of $2.7 million.

     (7)      On  March 23,  2005,  the Company  entered  into a Standby  Equity
Distribution  Agreement  (the  "SEDA")  with Cornell  Capital  Partners,  LP. In connection with the SEDA, Cornell Capital Partners received a one-time commitment fee in the form of 143,550 shares of common stock on March 23, 2005. On December 30, 2005, the parties terminated the SEDA; however Cornell Capital Partners retained the commitment shares.

     (8) For its services in connection with the SEDA, Sloan Securities Corporation received 6,450 shares of common stock of the Company on March 23, 2005.

     (9) On March 31, 2005, the Company issued 6,450 shares of common stock to Crown Investment Banking, Inc. in consideration for the services rendered by Crown Investment Banking, Inc. in connection with the Company obtaining financing.

     (10) In consideration for Mr. Benton Wilcoxon pledging his personal shares in Composite Technology Corporation as a guaranty for the security agreement entered into by the Company with Cornell Capital Partners, the Company issued a warrant to Mr. Wilcoxon to purchase 65,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008.

     (11) In consideration for consulting services rendered by Mr. Douglas Metz in connection with the Company obtaining financing, the Company issued a warrant to Mr. Metz to purchase 80,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008.

     (12) In May of 2005, the Company granted a ten (10) year warrant to EKI to purchase one million shares of the Company's common stock at $3.00 per share in consideration of EKI's continued support of the Company since its inception, including providing bridge loans at below market terms from time to time.

     (13) In May of 2005, the Company issued 44,387 shares of unregistered common stock to EKI pursuant to a provision of the EKI conversion agreement which provided for the issuance of these additional shares if the Company did not sell equity to a third party within ninety (90) days of the initial conversion at a price of at least $4.00 per share.

     (14) On May 26, 2005, one hundred (100) shares of our Series B Convertible Preferred Stock, par value $0.01 per share, were pledged to secure the CCP Notes issued to Cornell Capital Partners and were been placed in escrow to be issued to Cornell Capital Partners in the event of default. The shares were released from escrow to the Company upon (i) repayment of $1,350,000 of principal under the promissory notes; (ii) in the event the shares pledged pursuant to that certain Amended and Restated Pledge and Escrow Agreement by and among Mr. Benton Wilcoxon, Cornell Capital Partners and David Gonzalez, Esq. is equal to or exceeds 3 times the amount of principal then outstanding under the promissory notes; (iii) a registration statement has been declared effective by the SEC relating to the shares to be issued pursuant to the Standby Equity Distribution Agreement; and (iv) the 100 shares of Series B Convertible Preferred Stock have been redeemed pursuant the Certificate of Designation. Pursuant to the Certificate of Designation, the Series B Convertible Preferred Stock is senior to the Company's common stock with respect to the distribution of the assets of the Company upon liquidation and junior to all other series of preferred stock. The holders of the Series B Convertible Preferred Stock are not entitled to dividends or distributions. Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder, at any time upon an event of default under the promissory notes, into 33,333 shares of fully paid and non-assessable common stock of the Company. The Series B Convertible Preferred Stock has no voting rights, except as required under Delaware law. After full repayment of the notes, the Company has the absolute right to redeem (unless otherwise prevented by law) any outstanding shares of Series B Convertible Preferred Stock at an amount equal to $0.01 per share.

     (15) On May 26, 2005, the Company issued a common stock purchase warrant to Cornell Capital Partners to purchase 625,000 shares of common stock of the Company. This May Warrant expires on May 26, 2006, has an exercise price of $4.00 per share of common stock and has "piggy back" and demand registration rights. These shares are being registered in this offering.

     (16) In August 2005, the Company issued a common stock purchase warrant to Cornell Capital Partners to purchase 50,000 shares of common stock of the Company as consideration for consolidating two (2) promissory notes (the "CCP Notes") and extending the date upon which amortization and repayment of the CCP Notes is to begin. This August Warrant expires on May 26, 2006, has an exercise price of $4.00 per share of common stock and has "piggy back" registration and demand rights. These shares are being registered in this offering.

     (17) On October 11, 2005, the Company entered into a debt conversion and mutual release agreement (the "Debt Conversion Agreement") with EK1. Pursuant to the Debt Conversion Agreement, the Company and EK1 agreed that a receivable in an amount equal to $837,145.69 (previously owed to bio-Tec Biologische Naturverpackunger GmBH & Co.KG, but which receivable was subsequently assigned to EKI) be converted into 279,048 shares of common stock of the company. The conversion price equals $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the receivable.

     (18) On December 30, 2005, EarthShell entered into the Purchase Agreement with Cornell Capital Partners, pursuant to which the Company issued and sold to Cornell Capital Partners the December Debentures. The December Debentures shall be convertible into shares of the Company's common stock and the Company received proceeds equal to $4,500,000 from the sale of the December Debentures on January 6, 2006. The December Debentures are secured by (i) a Insider Pledge and Escrow Agreement by and among the Company, Cornell Capital Partners, and David Gonzalez, Esq., (ii) an Insider Pledge and Escrow Agreement (the "IPEA"), by and among the Company, Cornell Capital Partners, David Gonzalez, Esq. and Mr. Benton Wilcoxon and (iii) an amended and restated security agreement, by and between the Company and Cornell Capital Partners. The December Debentures are secured by substantially all of the Company's assets, have a three (3) year term and accrue interest at twelve percent (12%) per annum. Cornell Capital Partners is entitled, at its option, to convert and sell all or any part of the principal amount of the December Debentures, plus accrued interest, into shares of the Company's common stock, at the lesser of (i) a price equal to $3.00 or (ii) eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices of the common stock during the ten
(10) trading days immediately preceding the conversion date, as quoted by Bloomberg, LP. The holder of the December Debentures may not convert the December Debentures or receive shares of the Company's common stock as payment of interest hereunder to the extent such conversion or receipt of such interest payment would result in the holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of common stock, including shares issuable upon conversion of, and payment of interest on, the December Debentures held by such holder after application of this 4.9% restriction. This 4.9% restriction may be waived by the holder (but only as to itself and not to any other holder) upon not less than sixty-five (65) days prior notice to the Company.

     The Company may redeem, with three (3) business days advance written notice to Cornell Capital Partners, a portion or all amounts outstanding under the December Debentures prior to the maturity date provided that the closing bid price of the Company's common stock, as reported by Bloomberg, LP, is less than $3.00 at the time of the redemption notice. The Company shall pay an amount equal to the principal amount being redeemed plus a redemption premium equal to ten percent (10%) of the principal amount being redeemed, and accrued interest, to be delivered to the Cornell Capital Partners on the third (3rd) business day after the redemption notice, provided, however, this redemption premium does not apply until the outstanding principal balance of the December Debentures has been reduced by $2.5 million.

     (19) On December 30, 2005, the Company issued to Cornell Capital Partners a common stock purchase warrant to purchase up to 350,000 shares of common stock of the Company. This December Warrant has an exercise price of $4.00 per share, expires two (2) years from the date it was issued and has "piggy back" and demand registration rights. These shares are being registered in this offering.

     (20) On December 30, 2005, the Company issued to Mr. Wilcoxon, in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of the IPEA, a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three (3) years from the date it was issued. The shares underlying these warrants are being registered in this offering.

     (21) In December, 2005 the Company entered into various settlement agreements to settle litigation or to retire obligations for services received. The Company issued 48,000 shares of its unregistered common stock to Alcalde and Fay, 75,000 shares to the Van Dam Machine Corp. and 25,000 shares to Midsummer Capital. These shares of common stock are being registered in this offering.

     (22) On August 22, 2005, the Company entered into a letter agreement with EA to grant sub-licenses to use EarthShell Technology for various applications in certain Asian territories (the "EA License"). Shortly after executing a letter agreement, both the Company and EA entered into negotiations to restructure the transaction and ultimately entered into an amended and restated letter agreement dated December 9, 2005. By its terms, the amended and restated letter agreement was not to become effective until all conditions to the transactions described therein were satisfied. Per the transaction as restructured in accordance with the amended and restated letter agreement, the Company may receive a total of up to $2.6 million from a combination of (i) prepaid technology fees (up to $1.7 million), (ii) the sale of up to 266,667 shares of its common stock and (iii) the issuance of warrants to purchase one million thirty three thousand three hundred thirty three (1,033,333) shares of the Company's common stock at $3.90 per share (which, if the Company does not file with the Securities and Exchange Commission a registration statement for the resale of such shares by January 31, 2006, may be adjusted to an excercise price of not less than $3 per share). Subsequent to the execution of the amended and restated letter agreement, EA agreed to change the deadline for filing the resale registration statement to February 15, 2006. Realization of the full potential of the transaction is dependent on the Company successfully demonstrating the commercial viability of its technology in certain new applications.

     The Company received $500,000 from EA in August 2005 as an initial partial payment and issued 166,667 shares of its common stock in connection with this payment. The Company received an additional $300,000 in December 2005 and the final payment, of approximately $61,000 on February 10, 2006. The remainder was retained by EA as compensation for various costs and fees. Upon receipt of the final payment, the Company issued a total of 266,667 shares and the warrants to purchase the 1,033,333 shares.


     EarthShell claimed an exemption from registration under the 1933 Act for the sales and issuance of its common stock in the transactions described in paragraphs (1) through (22) above by virtue of Section 4(2) of the 1933 Act in that such sales and issuances did not involve a public offering. EarthShell believed that the recipients of common stock in each of these transactions intended to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. These sales and issuances were made without general solicitation or advertising and each purchaser was a sophisticated investor. All recipients had adequate access, through their relationships with the Company, to information about the Company. There were no underwriters involved in any of these sales and issuances.


ITEM 27.  EXHIBITS

EXHIBIT NO.      DESCRIPTION                                        LOCATION
-----------      ----------------------------------------------     --------------------------------------------
3.1              Amended and Restated Certificate of                Incorporated by reference to Exhibit 3.1(1) to
                 Incorporation of the Company                       the Company's Registration Statement on Form
                                                                    S-1 and Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

3.2              Amended and Restated Bylaws                        Incorporated by reference to Exhibit 3.2(1) to
                                                                    the Company's Registration Statement on Form
                                                                    S-1 and Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

3.3              Certificate of Designation, Preferences            Incorporated by reference to Exhibit 3.3(1) to
                 Relative, Participating, Optional and Other        the Company's Registration Statement on Form
                 Special Rights of the Company's Series A           S-1 and Amendments thereto, File No. 333-1327,
                 Cumulative Senior Convertible Preferred Stock      as filed with the SEC on June 9, 2005

3.4              Certificate of Designation of the Company's        Incorporated by reference to Exhibit 99.3 to
                 Series B Convertible Preferred Stock               the Company's Current Report on Form 8-K, as
                                                                    filed with the SEC on May 27, 2005

EXHIBIT NO.      DESCRIPTION                                        LOCATION
-----------      ----------------------------------------------     --------------------------------------------
4.1              Specimen certificate of Common Stock               Incorporated by reference to Exhibit 4.1(1) to
                                                                    the Company's Registration Statement on Form
                                                                    S-1 and Amendments thereto, File No. 333-1327
                                                                    as filed with the SEC on June 9, 2005.

4.2              Form of Warrant to purchase Common Stock dated     Incorporated by reference to Exhibit 4.3 to
                 August 12, 2002                                    the Company's Current Report on Form 8-K, as
                                                                    filed with the SEC on August 12, 2002

4.3              Form of Note under Loan Agreement, dated as of     Incorporated by reference to Exhibit 10.2 to
                 September 9, 2002, by and between the Company      the Company's Current Report, as filed with the
                 and E. Khashoggi Industries, LLC                   SEC on September 26, 2002

4.4              Form of Secured Convertible Debenture due March    Incorporated by reference to Exhibit 4.2 to
                 5, 2006                                            the Company's Current Report on Form 8-K, as
                                                                    filed with the SEC on March 5, 2003

4.5              Intellectual Property Security Agreement, dated    Incorporated by reference to Exhibit 4.3 to
                 as of March 5, 2003, by and  among the Company,    the Company's Current Report on Form 8-K, as
                 E. Khashoggi Industries, LLC and the investors     filed with the SEC on March 5, 2003
                 listed therein

4.6              Waiver and Amendment to Debentures and Warrants    Incorporated by reference to Exhibit 4.4 to
                 dated as of March 5, 2003 among the Company and    the Company's Current Report on Form 8-K, as
                 the purchasers identified on the signature pages   filed with the SEC on March 5, 2003
                 thereto

4.7              Exchange Agreement, dated as of March 5, 2003,     Incorporated by reference to Exhibit 4.6 to
                 by and between the Company and the Institutional   the Company's Current Report on Form 8-K, as
                 Investor signatory thereto                         filed with the SEC on March 5, 2003

5.1              Opinion of Counsel                                 To be provided herewith by Amendment

10.1             Amended and Restated License Agreement, dated      Incorporated by reference to Exhibit 10.1(1) to
                 February 28, 1995, by and between the Company      the Company's Registration Statement on Form
                 and E. Khashoggi Industries, LLC                   S-1 and Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.2             Registration Rights Agreement, dated as of         Incorporated by reference to Exhibit 10.2(1) to
                 February 28, 1995, by and between the Company      the Company's Registration Statement on Form
                 and E. Khashoggi Industries, LLC, as amended       S-1 and Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.3             1994 Stock Option Plan                             Incorporated by reference to Exhibit 10.3(1) to
                                                                    the Company's Registration Statement on Form
                                                                    S-1 and Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.4             1995 Stock Incentive Plan                          Incorporated by reference to Exhibit 10.4(1) to
                                                                    the Company's Registration Statement on Form
                                                                    S-1 and Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.5             Form of Stock Option Agreement under the           Incorporated by reference to Exhibit 10.5(1) to
                 EarthShell Container Corporation 1994 Stock        the Company's Registration Statement on Form
                 Option Plan                                        S-1 and Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.6             Form of Stock Option Agreement under the           Incorporated by reference to Exhibit 10.6(1) to
                 EarthShell Container Corporation 1995 Stock        the Company's Registration Statement on Form
                 Incentive Plan                                     S-1 and Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

EXHIBIT NO.      DESCRIPTION                                        LOCATION
-----------      ----------------------------------------------     ---------------------------------------------
10.7             Warrant to Purchase Stock, issued July 2, 1996,    Incorporated by reference to Exhibit 10.7(1) to
                 by the Company to Imperial Bank                    the Company's Registration Statement on Form
                                                                    S-1 and Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.8             Amended and Restated Technical Services and        Incorporated by reference to Exhibit 10.8(1) to
                 Sublease Agreement, dated October 1, 1997, by      the Company's Registration Statement on Form
                 and between the Company and E. Khashoggi           S-1 and Amendments thereto, File No. 333-1327,
                 Industries, LLC                                    as filed with the SEC on June 9, 2005

10.9             Amended and Restated Agreement for Allocation of   Incorporated by reference to Exhibit 10.9(1) to
                 Patent Costs, dated October 1, 1997, by and        the Company's Registration Statement on Form
                 between the Company and E. Khashoggi Industries,   S-1 and Amendments thereto, File No. 333-1327,
                 LLC                                                as filed with the SEC on June 9, 2005

10.10            Warrant to Purchase Stock, issued October 6,       Incorporated by reference to Exhibit 10.10(1) to
                 1997, by the Company to Imperial Bank              the Company's Registration Statement on Form
                                                                    S-1 and Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.11            Warrant to Purchase Stock, issued December 31,     Incorporated by reference to Exhibit 10.11(1) to
                 1997, by the Company to Imperial Bank              the Company's Registration Statement on Form
                                                                    S-1 and Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.12            Letter Agreement re Haas/BIOPAC Technology,        Incorporated by reference to Exhibit 10.12(1) to
                 dated February 17, 1998, by and between the        the Company's Registration Statement on Form
                 Company and E. Khashoggi Industries, LLC           S-1 and Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.13            Second Amendment to 1995 Stock Incentive Plan of   Incorporated by reference to Exhibit 10.13(1) to
                 the Company                                        the Company's Registration Statement on Form
                                                                    S-1 and Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.14            Amendment No. 2 to Registration Rights             Incorporated by reference to Exhibit 10.14(1) to
                 Agreement, dated as of September 16, 1993, by      the Company's Registration Statement on Form
                 and between the Company and the purchasers of      S-1 and Amendments thereto, File No. 333-1327,
                 series A convertbile preferred stock.              as filed with the SEC on June 9, 2005

10.15            Amendment No. 2 to Registration Rights             Incorporated by reference to Exhibit 10.15(1) to
                 Agreement, dated February 28, 1995, by and         the Company's Registration Statement on Form
                 between the Company and EKI                        S-1 and Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.16            First Amendment to the Amended and Restated        Incorporated by reference to Exhibit 10.8 to
                 License Agreement, dated June 2, 1998, by and      the Company's Quarterly Report on Form 10-Q,
                 between the Company and E. Khashoggi Industries,   for the quarter ended September 30, 1998, as
                 LLC                                                filed with the SEC on Novermber 12, 1998

10.17            First Amendment to 1995 Stock Incentive Plan of    Incorporated by reference to Exhibit 10.51 to
                 the Company                                        the Company's Annual Report on Form 10-K, for
                                                                    the fiscal year ended December 31, 1998, as
                                                                    filed with the SEC on March 31, 1999

10.18            Third Amendment to 1995 Stock Incentive Plan of    Incorporated by reference to Exhibit  to
                 the Company                                        the Company's Definitive Proxy Statement on
                                                                    Schedule 14A, file No. 000-23567, as filed with
                                                                    the SEC on April 22, 1999

EXHIBIT NO.      DESCRIPTION                                        LOCATION
-----------      ----------------------------------------------     ---------------------------------------------
10.19            Fourth Amendment to 1995 Stock Incentive Plan of   Incorporated by reference to the Company's
                 the Company                                        Definitive Proxy Statement on Schedule 14A,
                                                                    file No. 000-23567, as filed with the SEC on
                                                                    April 22, 1999

10.20            Lease Agreement, dated August 23, 2000, by and     Incorporated by reference to Exhibit 10.39 to
                 between the Company and Heaver Properties, LLC     the Company's Annual Report on Form 10-K, for
                                                                    the fiscal year ended December 31, 2000, as
                                                                    filed with the SEC on April 2, 2001


10.21            Settlement Agreement, dated August 3, 2001, by     Incorporated by reference to Exhibit 10.48 to
                 and between the Company and Novamont               the Company's Quarterly Report on Form 10-Q,
                                                                    for the quarter ended June 30, 2001, as filed
                                                                    with the SEC on August 14, 2001

10.22            Amendment to Common Stock Purchase Agreement       Incorporated by reference to Exhibit 10.49 to
                 dated March 28, 2001                               the Company's Quarterly Report on Form 10-Q,
                                                                    for the quarter ended June 30, 2001, as filed
                                                                    with the SEC on August 14, 2001

10.23            Securities Purchase Agreement, dated as of         Incorporated by reference to Exhibit 4.1 to
                 August 12, 2002, by and between the Company and    the Company's Current Report on Form 8-K, as
                 the Investors listed therein                       filed with the SEC on  August 12, 2002

10.24            Loan Agreement, dated as of September 9, 2002,     Incorporated by reference to Exhibit 10.1 to
                 by and between the Company and E. Khashoggi        the Company's Current Report on Form 8-K dated
                 Industries, LLC                                    September 17, 2002

10.25            Second Amendment to the Amended and Restated       Incorporated by reference to Exhibit 10.54 to
                 License Agreement, dated 29 July, 2002, by and     the Company's Quarterly Report on Form 10-Q,
                 between the Company and E. Khashoggi Industries,   for the quarter ended September 30, 2002, as
                 LLC                                                filed with the SEC on November 15, 2002

10.26            License and Information Transfer Agreement,        Incorporated by reference to Exhibit 10.55 to
                 dated 29 July, 2002, by and between the Biotec     the Company's Quarterly Report on Form 10-Q,
                 Group and the Company                              for the quarter ended September 30, 2002, as
                                                                    filed with the SEC on November 15, 2002

10.27            Loan and Securities Purchase Agreement, dated as   Incorporated by reference to Exhibit 4.1 to
                 of March 5, 2003, by and between the Company and   the Company's Current Report on Form 8-K, as
                 the Investors listed therein                       filed with the SEC on March 7, 2003

10.28            Sublicense Agreement, dated February 20, 2004,     Incorporated by reference to Exhibit 10.30 to
                 by and between the Company and Hood Packaging      the Company's Annual Report on Form 10-K, for
                 Corporation                                        the fiscal year ended December 31, 2003, as
                                                                    filed with the SEC on April 14, 2004


10.29            Operating and Sublicense Agreement, dated          Incorporated by reference to Exhibit 10.31 to
                 October 3, 2002, by and between the Company and    the Company's Annual Report on Form 10-K, for
                 Sweetheart Cup Company, Inc.                       the fiscal year ended December 31, 2003, as
                                                                    filed with the SEC on April 14, 2004

10.30            First Amendment to Operating and Sublicense        Incorporated by reference to Exhibit 10.32 to
                 Agreement, dated July 2003, by and between the     the Company's Annual Report on Form 10-K, for
                 Company and Sweetheart Cup Company, Inc.           the fiscal year ended December 31, 2003, as
                                                                    filed with the SEC on April 14, 2004

10.31            Lease Agreement, dated July 2003, by and between   Incorporated by reference to Exhibit 10.33 to
                 the Company and Sweetheart Cup Company, Inc.       the Company's Annual Report on Form 10-K, for
                                                                    the fiscal year ended December 31, 2003, as
                                                                    filed with the SEC on April 14, 2004

EXHIBIT NO.      DESCRIPTION                                        LOCATION
-----------      ----------------------------------------------     ---------------------------------------------
10.32            First Amendment to Lease Agreement, dated          Incorporated by reference to Exhibit 10.34 to
                 December 16, 2003, by and between the Company      the Company's Annual Report on Form 10-K, for
                 and Sweetheart Cup Company, Inc.                   the fiscal year ended December 31, 2003, as
                                                                    filed with the SEC on April 14, 2004

10.33            Sublicense Agreement, dated November 11, 2004,     Incorporated by reference to Exhibit 10.37 to
                 by and between the Company and EarthShell          the Company's Annual Report on Form 10-K, for
                 Hidalgo S.A. de C.V.                               the fiscal year ended December 31, 2004, as
                                                                    filed with the SEC on April 14, 2005

10.34            Standby Equity Distribution Agreement, dated as    Incorporated by reference to Exhibit 99.1 to
                 of March 23, 2005, by and between the Company      the Company's Current Report on Form 8-K, as
                 and Cornell Capital Partners, LP                   filed with the SEC on March 29, 2005

10.35            Registration Rights Agreement, dated as of March   Incorporated by reference to Exhibit 99.2 to
                 23, 2005, by and between the Company and Cornell   the Company's Current Report on Form 8-K, as
                 Capital Partners, LP                               filed with the SEC on March 29, 2005

10.36            Placement Agent Agreement, dated as of March 23,   Incorporated by reference to Exhibit 99.3 to
                 2005, by and among the Company, Cornell Capital    the Company's Current Report on Form 8-K, as
                 Partners, LP and Sloan Securities Corporation      filed with the SEC on March 29, 2005

10.37            Security Agreement, dated as of March 23, 2005,    Incorporated by reference to Exhibit 99.4 to
                 by and between the Company and Cornell Capital     the Company's Current Report on Form 8-K, as
                 Partners, LP                                       filed with the SEC on March 29, 2005

10.38            Promissory Note, dated as of March 23, 2005,       Incorporated by reference to Exhibit 99.5 to
                 issued by the Company to Cornell Capital           the Company's Current Report on Form 8-K, as
                 Partners, LP                                       filed with the SEC on March 29, 2005

10.39            Promissory Note, dated as of May 26, 2005,         Incorporated by reference to Exhibit 99.1 to
                 issued by the Company to Cornell Capital           the Company's Current Report on Form 8-K, as
                 Partners, LP                                       filed with the SEC on May 27, 2005

10.40            Pledge and Escrow Agreement, dated as of May 26,   Incorporated by reference to Exhibit 99.2 to
                 2005, by and among the Company, Cornell Capital    the Company's Current Report on Form 8-K, as
                 Partners, LP and David Gonzalez, Esq.              filed with the SEC on May 27, 2005

10.41            Meridian Business Solutions, Ltd. Sublicense       Incorporated by reference to Exhibit 10.1 to
                 Agreement, dated May 13, 2004, by and between      the Company's Quarterly Report on Form 10-Q,
                 the Company and Meridian Business Solutions, Ltd.  for the quarter ended September 30, 2004, as filed with the SEC on November 9, 2004

10.42            Amended and Restated Debenture Purchase            Incorporated by reference to Exhibit 10.2 to
                 Agreement, dated September 30, 2004, by and        the Company's Quarterly Report on Form 10-Q,
                 among the Company, E. Khashoggi Industries, Inc.   for the quarter ended September 30, 2004, as
                 and SF Capital Partners, Ltd.                      filed with the SEC on November 9, 2004

10.43            Amended and Restated Debenture Purchase            Incorporated by reference to Exhibit 10.3 to
                 Agreement, dated September 29, 2004, by and        the Company's Quarterly Report on Form 10-Q,
                 among the Company, E. Khashoggi Industries, LLC    for the quarter ended September 30, 2004, as
                 and Omicron Master Trust                           filed with the SEC on November 9, 2004

10.44            Amended and Restated Debenture Purchase            Incorporated by reference to Exhibit 10.44(20) to
                 Agreement, dated September 29, 2004, by and        the Company's Registration Statement on Form S-1
                 among the Company, E. Khashoggi Industries,        and Amendments thereto, File No. 333-1327,
                 LLC on and Islandia, Ltd.                          as filed with the SEC on June 9, 2005

EXHIBIT NO.      DESCRIPTION                                        LOCATION
-----------      -----------                                        --------
10.45            Amended and Restated Debenture Purchase            Incorporated by reference to Exhibit 10.45(20) to
                 Agreement, dated September 29, 2004, by and        the Company's Registration Statement on Form S-1 and,
                 among the Company, E. Khashoggi Industries, LLC    Amendments thereto, File No. 333-1327,
                 and Midsummer Investment                           as filed with the SEC on June 9, 2005

10.46            Conversion Agreement, dated July 20, 2004, by      Incorporated by reference to Exhibit 10.46(20) to
                 and among the Company, E. Khashoggi Industries,    the Company's Registration Statement on Form S-1 and,
                 LLC and RHP Master Fund, Ltd.                      Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.47            Amended and Restated Debenture Purchase            Incorporated by reference to Exhibit 10.47(20) to
                 Agreement, dated September 29, 2004, by and        the Company's Registration Statement on Form S-1 and,
                 among the Company, E. Khashoggi Industries, LLC    Amendments thereto, File No. 333-1327,
                 and Straus-GEPT L.P.                               as filed with the SEC on June 9, 2005

10.48            Amended and Restated Debenture Purchase            Incorporated by reference to Exhibit 10.48(20) to
                 Agreement, dated September 29, 2004, by and        the Company's Registration Statement on Form S-1 and,
                 among the Company, E. Khashoggi Industries, Ltd.   Amendments thereto, File No. 333-1327,
                 and Straus Partners, L.P.                          as filed with the SEC on June 9, 2005

10.49            Amended and Restated Debenture Purchase            Incorporated by reference to Exhibit 10.49(20) to
                 Agreement, dated September 30, 2004, by and        the Company's Registration Statement on Form S-1 and,
                 among the Company and E. Khashoggi Industries,     Amendments thereto, File No. 333-1327,
                 LLC                                                as filed with the SEC on June 9, 2005

10.50            Agreement To Convert Debt To Equity, dated         Incorporated by reference to Exhibit 10.50 to
                 July 16, 2004, by and between the Company and E.   the Company's Registration Statement on Form S-1 and,
                 Khashoggi Industries, LLC                          Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.51            Agreement dated September 1, 2004 for conversion   Incorporated by reference to Exhibit 10.51(20) to
                 of Biotec indebtedness                             the Company's Registration Statement on Form S-1 and,
                                                                    Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.52            Stock Purchase Agreement, dated August 5, 2004,    Incorporated by reference to Exhibit 10.52(20) to
                 by and between the Company and Meridian Business   the Company's Registration Statement on Form S-1 and,
                 Solutions, Ltd.                                    Amendments thereto, File No. 333-1327,
                                                                    as filed with the SEC on June 9, 2005

10.53            Warrant, dated issued by the Company to            Incorporated by reference to Exhibit 99.4 to
                  Cornell Capital Partners, LP                      the Company's Current Report on Form 8-K dated
                                                                    May 27, 2005

14.1             Code of Ethics                                     Incorporated by reference to Exhibit 14.4 to
                                                                    the Company's Annual Report on Form 10-K, for
                                                                    the fiscal year ended December 31, 2003, as
                                                                    filed with the SEC on April 4, 2004

23.1             Consent of Kirkpatrick & Lockhart Nicholson        Provided herewith (included in Exhibit 5.1)
                 Graham LLP

23.2             Consent of Farber Hass Hurley & McEwen,            Provided herewith
                 LLP (Formerly Farber & Hass, LLP

ITEM 28.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Sections 10(a)(3) of the 1933 Act (the "1933 Act");

         (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (205) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) Include any additional or changed material information on the plan of distribution;

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on our behalf by the undersigned, on February 14, 2006.

                                 EARTHSHELL CORPORATION


Date:  February 14, 2006         By:  /s/ Vincent J. Truant
                                      ----------------------
                                 Name:    Vincent J. Truant
                                 Title:   Chief Executive Officer


Date:  February 14, 2006         By:  /s/ D. Scott Houston
                                      ----------------------
                                 Name:    D. Scott Houston
                                 Title:   Chief Financial Officer and Secretary

     In accordance with the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


/s/ Vincent J. Truant                               Date:  February 14, 2006
--------------------------------------------
Vincent J. Truant
Chief Executive Officer and Director

/s/ D. Scott Houston                                Date:  February 14, 2006
--------------------------------------------
D. Scott Houston
Chief Financial Officer, Secretary and Director

/s/ Hamlin Jennings                                 Date:  February 14, 2006
--------------------------------------------
Hamlin Jennings
Director

/s/ Walker Rast                                     Date:  February 14, 2006
--------------------------------------------
Walker Rast
Director